Exhibit 10.1

FINAL VERSION

ASSET PURCHASE AGREEMENT

DATED AS OF NOVEMBER 22, 2024

BY AND AMONG

WELLS FARGO BANK, NATIONAL ASSOCIATION,

AS THE ADMINISTRATIVE AGENT

PARTY PRODUCTS HOLDINGS LLC, AS PARENT

PARTY PRODUCTS LLC, AS PURCHASER,

AND

TUPPERWARE BRANDS CORPORATION

AND ITS SUBSIDIARIES NAMED HEREIN, AS SELLERS

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-ii-

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INDEX OF EXHIBITS

Exhibit A	Form of Bill of Sale and Assignment and Assumption Agreement
Exhibit B	Form of Sellers Intellectual Property Assignment Agreement
Exhibit C	Form of Sale Order
Exhibit D	Form of Novation Agreements
Exhibit E	Corporate Reorganization Steps
Exhibit F	Form of Transition Services Agreement
Exhibit G	Form of Deed of Transfer
Exhibit H	Form of China Equity Interest Purchase Agreement

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ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of November 22, 2024, is made by and among Wells Fargo Bank, National Association, in its capacity as administrative agent under the Credit Agreement (the “Administrative Agent”), solely for the purposes of Sections 4.6, 6.16 and 10.2, the members of the Ad Hoc Group, solely for the purposes of Section 5.1, 6.14, 6.15, and 7.1, Party Products Holdings LLC, a Delaware limited liability company, solely for the purposes of Section 6.16 ( “Parent”), Party Products LLC, a Delaware limited liability company (subject to Section 10.4(b), “Purchaser”), and Tupperware Brands Corporation, a Delaware corporation (as in existence on the date hereof, as a debtor-in-possession, and as a reorganized as a Debtor, as applicable, the “Company”) and the Subsidiaries of the Company that are indicated on the signature pages attached hereto (each as in existence on the date hereof, as a debtor-in-possession, and as a reorganized as a Debtor, together with the Company, each a “Seller” and collectively “Sellers”). Purchaser and Sellers are referred to herein individually as a “Party” and collectively as the “Parties.” Capitalized terms used herein shall have the meanings set forth herein including Article XI.

WHEREAS, on September 17–18, 2024 (the “Petition Date”) certain Sellers, together with certain of their Subsidiaries and Affiliates, commenced voluntary cases under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101-1532 (the “Bankruptcy Code”), in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), which cases are jointly administered for procedural purposes under Case No. 24-12156 (collectively, the “Bankruptcy Cases”);

WHEREAS, Purchaser desires to purchase the Acquired Assets and assume the Assumed Liabilities from Sellers, and Sellers desire to sell, convey, assign, and transfer to Purchaser the Acquired Assets together with the Assumed Liabilities, in a sale authorized by the Bankruptcy Court pursuant to, inter alia, sections 105, 363 and 365 of the Bankruptcy Code, in accordance with the other applicable provisions of the Bankruptcy Code and the Federal Rules of Bankruptcy Procedure and the local rules for the Bankruptcy Court, all on the terms and subject to the conditions set forth in this Agreement and subject to the entry and terms of the Sale Order;

WHEREAS, subject to the Permitted Prior Liens (as defined in the Revised Bridge Order), prior to the Closing, the Administrative Agent will hold a perfected first priority Encumbrance securing the Credit Agreement on substantially all assets of Debtors (collectively, the “Encumbered Assets”);

WHEREAS, the Administrative Agent, in consideration of the assets that are Encumbered Assets and in satisfaction of the Encumbrance thereon, may credit bid at the direction of the Required Lenders (as defined in the Credit Agreement) under the Credit Agreement, for the benefit of and on behalf of Purchaser, up to 100% of the outstanding secured claims for outstanding obligations under the Credit Agreement (the “Prepetition Revolving/Term Loan Debt”) pursuant to section 363(k) of the Bankruptcy Code (the “Credit Bid”) with respect to the assets that are Encumbered Assets;

WHEREAS, at the Closing, the Credit Agreement Lenders will hold Prepetition Revolving/Term Loan Debt in an aggregate amount greater than the Credit Bid Amount;

WHEREAS, the Administrative Agent at the direction of the Required Lenders (as defined in the Credit Agreement) , on behalf of the Credit Agreement Lenders as holders of all outstanding Prepetition Revolving/Term Loan Debt, will, prior to Closing, assign to Purchaser the right acquire the Acquired Assets and assume the Assumed Liabilities and enter into and perform and comply with this Agreement and consummate the transactions contemplated hereby;

WHEREAS, subject to the Permitted Prepetition Credit Agreement Prior Liens (as defined in the Revised Bridge Order), prior to the Closing, Purchaser will be capitalized with cash in the amount of at least the Cash Consideration; and

WHEREAS, Purchaser desires to purchase the Cash Acquired Assets and assume the Cash Seller Assumed Liabilities from the Cash Consideration Sellers, and Cash Consideration Sellers desire to sell, convey, assign and transfer to Purchaser the Cash Acquired Assets together with the Cash Seller Assumed Liabilities, in exchange for the Cash Consideration, all on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants, and agreements set forth herein, intending to be legally bound hereby, the Parties hereby agree as follows.

ARTICLE I

PURCHASE AND SALE OF THE ACQUIRED ASSETS;

ASSUMPTION OF ASSUMED LIABILITIES

Section 1.1 Purchase and Sale of Acquired Assets. Pursuant to sections 105, 363 and 365 of the Bankruptcy Code, on the terms and subject to the conditions set forth herein and in the Sale Order, at the Closing, Sellers shall sell, transfer, assign, convey, and deliver to Purchaser, and Purchaser shall purchase, acquire, and accept from Sellers, all of Sellers’ right, title and interest in and to, as of the Closing, the Acquired Assets, free and clear of all Encumbrances, including any carveout in favor of any professionals retained in the Bankruptcy Cases, other than Permitted Encumbrances, on such Acquired Assets. After Closing, any carve out in favor of any professionals shall be solely on the Excluded Assets. “Acquired Assets” means all of the properties, rights, interests and other assets that are held by a Seller as of the Closing, whether tangible or intangible, real, personal, or mixed, wherever located and whether or not required to be reflected on a balance sheet prepared in accordance with GAAP, including any properties, rights, interests, and other assets acquired by any Seller after the date hereof and prior to the Closing, and including Sellers’ right, title and interest in and to, as of the Closing, the following assets of each Seller, but excluding in all cases the Excluded Assets:

(a) subject to Section 1.5, (i) all Contracts set forth on Schedule 1.5(a), and (ii) all Contracts entered into after the Petition Date in compliance with Section 6.1, but, in all cases, excluding Leases, which are addressed in Section 1.2(d) (collectively, the “Assigned Contracts”), and (iii) with respect to each Assigned Contract, the customer files including, to the extent applicable and to the extent available, invoicing history by contract (including accrued income and prepaid expense);

(b) all accounts receivable, notes receivable, credit card receivables, negotiable instruments and chattel paper owing from Persons, in each case to the extent related to the Acquired Assets, Assumed Liabilities or otherwise pledged to the Credit Agreement Lenders, together with any unpaid interest or fees accrued thereon or other amounts due with respect thereto;

(c) all accounts receivable and all intercompany loans and receivables owed to any Seller that is a Debtor or any Acquired Entity by any other Seller that is a Debtor, any Acquired Entity, or any of their Subsidiaries;

(d) all Documents (including copies of the Transferred Employee Records) other than Excluded Documents;

(e) all deposits, including deposits in transit, customer deposits (“Customer Deposits”) and all deposits (including maintenance deposits, and security deposits for rent, electricity, telephone or otherwise), refunds, including on account of lines of credit, or prepaid or deferred charges and expenses, including all lease and rental payments, that have been prepaid by any Seller or Acquired Entity that relate to the Acquired Assets, Assumed Liabilities or otherwise pledged to the Lenders, including those set forth on Schedule 1.1(e);

(f) all tangible assets (including Equipment) of (i) Sellers, or (ii) their Subsidiaries (in the case of this clause (ii), to the extent they relate to the other Acquired Assets or the Assumed Liabilities), including the tangible assets of Sellers located at any Real Property and any such tangible assets on order to be delivered to any Seller or their Subsidiaries; provided that, with respect to any such tangible asset that is leased to any Seller, the lease agreement covering such leased tangible asset is an Assigned Contract;

(g) subject to Section 1.2(h), any Business Insurance Policies relating to or allocable to the Acquired Assets or Assumed Liabilities and any and all rights of any nature with respect thereto, including all prepaid premiums with respect thereto, including those Business Insurance Policies set forth on Schedule 1.1(g);

(h) any and all insurance proceeds, condemnation awards and other compensation in respect of loss or damage to any of the Acquired Assets, Assumed Liabilities and rights and claims of Sellers to the foregoing, in each case to the extent relating to loss or damage sustained prior to the Closing Date;

(i) all rights and claims against third parties (including customers, suppliers, vendors, merchants, manufacturers and counterparties to any Assigned Contract) that are related to any Acquired Asset or Assumed Liability, including causes of action, claims, counterclaims, defenses, credits, rebates (including any vendor or supplier rebates), demands, allowances, refunds (other than Tax refunds or Tax attributes), causes of action, rights of set off, rights of recovery, rights of recoupment or rights under or with respect to express or implied guarantees, warranties, representations, covenants or indemnities made by such third parties (in each case, at any time or in any manner arising or existing, whether choate or inchoate, known or unknown, now existing or hereafter acquired, contingent or noncontingent), including those rights and claims set forth on Schedule 1.1(i);

(j) all Avoidance Actions against counterparties to Assigned Contracts, Assumed Liabilities and other counterparties with which Purchaser intends to continue doing business after Closing, and any other trade vendors of the Debtors (other than Tupperware Products A.G.), and any other holders of general unsecured claims (except for deficiency claims and any other general unsecured claims of the Credit Agreement Lenders or Purchaser) against of the Debtors (other than Tupperware Products A.G.) (the “Acquired Avoidance Actions”) and all rights with respect to proofs of claims filed by or on behalf of any of the Sellers in any bankruptcy case other than the Bankruptcy Cases;

(k) all Equity Interests that any Seller owns in the Persons set forth on Schedule 1.1(k)(i) (the “Transferred Subsidiaries” and, together with the Subsidiaries of any Transferred Subsidiary set forth on Schedule 1.1(k)(i), the “Acquired Entities”), it being understood that prior to the Closing, the Sellers shall take the necessary steps (in a manner reasonably acceptable to Purchaser) to ensure that any Subsidiaries of Sellers that are not designated as Acquired Entities by Purchaser (including any such Subsidiaries set forth on Schedule 1.1(k)(ii) are reorganized to be Excluded Subsidiaries upon the Closing (such steps, the “Corporate Reorganization Steps”);

(l) the entire beneficial ownership, economic and voting rights and interests in the Equity Interest of the Indian Acquired Entity held by Tupperware Home Parties, LLC, including all voting rights and all rights to receive any dividend, interest or other distributions paid or payable in relation to such Equity Interest of the Indian Acquired Entity, in each case, perpetually and irrevocably;

(m) to the extent transferable under applicable Law, all Governmental Authorizations (including all rights, interests and benefits (if any) accruing thereunder), and all pending applications therefor but excluding all Governmental Authorizations to the extent that the relate solely to any Excluded Asset;

(n) all Intellectual Property owned or purported to be owned, solely or jointly, by the Sellers and any and all corresponding rights that, now or hereafter, may be secured throughout the world (collectively, the “Acquired Intellectual Property”), including:

(i) Patents, including the Patents listed on Schedule 1.1(n)(i) (including all provisional applications, continuation and continuation-in-part applications, continued prosecution applications, and substitute and divisional applications claiming the benefit of the filing date of or priority to the foregoing); all patents of addition of the foregoing; all continued examinations, re-examinations, inter partes review and post-grant review certificates of the foregoing; all amendments, reissues, and extensions of the foregoing; all divisional, validations, supplementary perfection certifications and extensions of the foregoing; all patents or patent applications that claim priority to or from the foregoing; and all inventions claimed by any of the foregoing; all rights to claim priority to the foregoing under any of the International Convention for the Protection of Industrial

Property, the Patent Cooperation Treaty and other applicable bilateral or multilateral treaties;

(ii) Trademarks, including the Trademarks listed on Schedule 1.1(n)(ii), and all the goodwill of the business connected with the use of and symbolized by the foregoing;

(iii) domain names, including the domain names listed on Schedule 1.1(n)(iii);

(iv) Copyrights, including the Copyrights listed on Schedule 1.1(n)(iv);

(v) Intellectual Property Rights in Software, including all source code, object code, data files, libraries, tools and utilities, functional and business requirements documentation, specifications, and user documentation; and

(vi) all rights to request, apply for, file and register the foregoing, and all registrations and applications for any of the foregoing with or by any Governmental Body in any jurisdiction throughout the world;

(o) all beneficial rights pursuant to which an employee or other third party is obligated (whether under contract, fiduciary obligations, statute or otherwise) to assign ownership of such Intellectual Property to any of the Sellers; and

(p) all rights of action arising from the Acquired Intellectual Property, including all claims for damages or equitable remedies by reason of present, past and future infringement or violation of the foregoing, all defenses relating to or arising from any of the foregoing, and all income, royalties and any other payments now and hereafter due and/or payable to any of the Sellers in respect of the foregoing.

(q) Software, including all source code, object code, data files, libraries, tools and utilities, functional and business requirements documentation, specifications, and user documentation, including the Software listed on Schedule 1.1(q).

(r) any and all (i) documentation or other tangible embodiments that comprise, embody, disclose or describe the Acquired Intellectual Property, including engineering drawings, technical documentation, databases, spreadsheets, business records, inventors’ notebooks, invention disclosures, digital files, software code embodied in media or firmware and (ii) files related to the prosecution or enforcement of any Acquired Intellectual Property, including such patent, trademark or copyright prosecution or enforcement files in the custody of any of the Sellers’ outside legal counsel, and all attorney client privileges and work product immunities associated with such files and such prosecution and enforcement activities;

(s) all Inventory of the Sellers as of the Closing, including the right of Sellers to receive such Inventory, supplies and materials which are on order as of the Closing;

(t) all goodwill, payment intangibles and general intangible assets and rights (i) of Sellers and (ii) of Seller’s Subsidiaries to the extent relating to any Acquired Asset, Assumed

Liability or otherwise pledged to the Credit Agreement Lenders, including in each case, all goodwill associated with the Intellectual Property owned by Sellers, the right to represent to third parties that Purchaser is the acquiror of the business conducted by the Sellers, all rights under any non-disclosure and confidentiality, noncompete, or nonsolicitation agreements with current or former employees, directors, independent contractors and agents of any Seller or with third parties for the benefit of any Seller;

(u) to the extent permitted under applicable Privacy Laws, all customer data and information derived from customer purchase files and branded loyalty promotion programs and other similar information related to customer purchases, including personal information and customer purchase history at a transaction level, including relating to customers of any e-commerce platform owned, operated or controlled by Sellers;

(v) all rights of publicity and similar rights, and all marketing assets, including upcoming campaign material, current point-of-purchase material and historical digital assets;

(w) all Cash and Cash Equivalents of Sellers (other than Tupperware Nederland B.V.), subject to Section 1.6;

(x) all Tax assets that transfer to Purchaser by automatic operation of law as a result of Purchaser acquiring the Acquired Assets; and all Tax refunds, Tax attributes and Tax assets attributable directly to any of the Acquired Entities and not otherwise included in a Seller Combined Tax Return; and

(y) all claims, counterclaims, defenses, offsets, demands, debts, accounts, liabilities, disputes, remedies, indebtedness, obligations, assertions, allegations, actions, suits, controversies, proceedings, losses, damages, injuries, judgments of every type, and causes of action of any kind, nature, or description, whether matured or unmatured, known or unknown, asserted or unasserted, foreseen or unforeseen, accrued or unaccrued, suspected or unsuspected, liquidated or unliquidated, fixed, contingent, pending or threatened, arising in law or equity, upon contract or tort or under any state or federal or common law or statute or regulation or otherwise, including any derivative claims or causes of action, held by the Debtors (other than Tupperware Products A.G.) or their estates against each of their current and former directors, officers, managers, attorneys, Advisors, and professionals (the “Purchased Claims”).

No provision of this Section 1.1 shall be construed to limit the scope of the assets held by the Acquired Entities (and those acquired by Purchaser indirectly through its acquisition of the Acquired Entities through the purchase of the Equity Interests of the Transferred Subsidiaries hereunder), it being understood that all such assets, properties, claims and rights of the Acquired Entities shall continue to be held by the Acquired Entities through Closing, except as otherwise expressly provided herein (including, without limitation, by inclusion thereof in the scope of “Excluded Assets”).

Section 1.2 Excluded Assets. Notwithstanding anything to the contrary in this Agreement, in no event shall Sellers be deemed to sell, transfer, assign, convey or deliver, and Sellers shall retain all right, title and interest to, in and under all properties, rights, interests and other assets of Sellers that are not Acquired Assets (the “Excluded Assets”), including the following:

(a) all rights, properties and other assets explicitly excluded from Section 1.1 and all bank accounts (but not, for the avoidance of doubt, any Cash and Cash Equivalents of Sellers (other than Tupperware Nederland B.V.), subject to Section 1.6);

(b) all rights, properties and other assets of the Cash Consideration Sellers that are not Cash Acquired Assets;

(c) subject to Section 1.5, all Contracts of Sellers that are not Assigned Contracts (collectively, the “Excluded Contracts”);

(d) (i) all real property owned by any Seller (together with all of Sellers’ right, title and interest in and to all land, buildings, structures, easements, appurtenances and improvements thereto, the “Excluded Owned Real Property”) and (ii) all Leases pursuant to which any Seller holds any Real Property (the “Excluded Leases”, and such real property, together with all of such Seller’s right, title and interest in and to all land, buildings, structure, easements, appurtenances and improvements thereon, the “Excluded Leased Real Property” and together with the Excluded Owned Real Property, the “Excluded Real Property”);

(e) all Documents (including information stored on the computer systems, data networks or servers of any Seller) (i) to the extent they relate solely to any of the Excluded Assets or Excluded Liabilities, (ii) that are Sellers’ financial accounting Documents, all minute books, Organizational Documents, stock certificates or other Equity Interests instrument, stock registers and such other books and records of any Seller pertaining to the ownership, organization or existence of such Seller, Tax Returns and records (and any related work papers) (other than books, records and, Tax Returns of any Acquired Entity), corporate seal, checkbooks, and canceled checks, (iii) that any Seller is required by Law to retain or (iv) that are governed under applicable Privacy Laws that prohibit the transfer or sale of Personal Information (other than to the extent held by any Acquired Entity); provided that Purchaser shall have the right to make copies of any reasonably relevant portions of such Documents (other than Excluded Tax Returns) to the extent not prohibited by applicable Law or if consented to by the relevant Seller (“Excluded Documents”);

(f) all documents prepared or received by any Seller or any of its Affiliates or on their behalf in connection with the sale of the Acquired Assets, this Agreement or the other Transaction Agreements, the Transactions, or the Bankruptcy Cases, including (i) all records and reports prepared or received by Sellers or any of their respective Affiliates or Advisors in connection with the sale of the Acquired Assets and the Transactions, including all analyses relating to the business of any Seller or its Affiliates so prepared or received, (ii) all bids and expressions of interest received from third parties with respect to the acquisition of any of Sellers’ businesses or assets, (iii) all privileged materials, documents and records of any Seller or any of its Affiliates, including any privileged materials, documents and records that are in the possession of any Acquired Entity, (iv) copies of the documents, materials and data related to the Acquired Assets or Assumed Liabilities prior to the Closing Date, (v) confidentiality agreements with prospective purchasers of the Acquired Assets or the Assumed Liabilities or any portion thereof, and (vi) any other files or records to the extent relating exclusively to any Excluded Assets, Excluded Liabilities or the Bankruptcy Cases;

(g) all Employee Benefit Plans of any Seller or its Affiliates (except for the Acquired Entity Benefit Plans);

(h) all director and officer insurance policies, and all rights and benefits of any nature of Sellers or its Affiliates with respect thereto, including all insurance recoveries thereunder and rights to assert claims with respect to any such insurance recoveries, except as contemplated by Section 1.1(g);

(i) all Equity Interests of any Seller or any of their respective Subsidiaries, in all cases, other than any of the foregoing issued by any Acquired Entity (“Excluded Subsidiaries”);

(j) other than claims released pursuant to Section 6.11, the Purchased Claims and the Acquired Avoidance Actions, (i) all preference or avoidance claims or actions arising under the Bankruptcy Code or applicable Law relating to Excluded Assets or Excluded Liabilities, (ii) all other rights, claims, causes of action, rights of recovery, rights of set-off, and rights of recoupment as of the Closing of any Seller, in each case, arising out of or relating to events occurring on or prior to the Closing Date relating to any Excluded Assets or Excluded Liabilities, and (iii) all claims that any Seller may have against any Person with respect to any other Excluded Assets or any Excluded Liabilities, in each case of (i)-(iii), other than the those listed in Sections 1.1(g) - 1.1(j);

(k) Sellers’ claims, causes of action or other rights under this Agreement, including the Purchase Price hereunder, or any agreement, certificate, instrument, or other document executed and delivered between any Seller or its Affiliates and Purchaser in connection with the Transactions, or any other agreement between any Seller or its Affiliates and Purchaser entered into on or after the date hereof;

(l) all Tax refunds, Tax attributes and Tax assets, other than (i) Tax assets that transfer to Purchaser by automatic operation of law as a result of Purchaser acquiring the Acquired Assets, and (ii) Tax refunds, Tax attributes and Tax assets attributable directly to any Acquired Entity and not otherwise included in a Seller Combined Tax Return; and

(m) every asset of Sellers or their Affiliates that would otherwise constitute an Acquired Asset (if owned immediately prior to the Closing) if conveyed or otherwise disposed of during the period from the date hereof until the Closing Date (i) in the Ordinary Course, or (ii) as otherwise permitted by the terms of this Agreement.

To the extent that an asset may be viewed as both an Acquired Asset and an Excluded Asset, it shall be deemed an Acquired Asset.

Section 1.3 Assumption of Certain Liabilities. On the terms and subject to the conditions set forth herein and in the Sale Order, effective as of the Closing, Purchaser shall irrevocably assume from each Seller (or with respect to Taxes, if applicable, from such Seller’s applicable Affiliate) (and from and after the Closing pay, perform, discharge, or otherwise satisfy in accordance with their respective terms), and Sellers (or with respect to Taxes, if applicable,

Sellers’ applicable Affiliate) shall irrevocably transfer, assign, convey, and deliver to Purchaser, only the following Liabilities, without duplication and only to the extent not paid prior to the Closing (collectively, the “Assumed Liabilities”):

(a) all Liabilities and obligations of any Seller under the Assigned Contracts that become due from and after the Closing;

(b) all cure costs required to be paid pursuant to section 365 of the Bankruptcy Code in connection with the assumption and assignment of the Assigned Contracts (“Cure Costs”) in an amount not to exceed $2,404,000 (the “Cure Cap”); provided that, Purchaser shall pay all Cure Costs in connection with any contract first designated for assumption by Purchaser post-Closing;

(c) all Liabilities (including all government charges or fees) to the extent arising out of the ownership, possession, use or operation of the Acquired Assets, in each case, on or after the Closing (excluding, for the avoidance of doubt, any intercompany payables that are deemed Excluded Liabilities);

(d) all Transfer Taxes;

(e) without duplication: (i) all Liabilities for Taxes with respect to the Acquired Assets or the Assumed Liabilities for any taxable period (or portion thereof) beginning after the Closing Date; (ii) all non-income Taxes (including accrued but unpaid personal property Taxes) with respect to the Acquired Assets for any taxable period (or portion thereof) beginning after the Closing Date; and (iii) all accrued but not yet paid employee wage withholding, payroll Tax, and other ordinary course operational Liabilities in respect of Taxes relating to or arising in respect of the Transferred Employees for any taxable period (or portion thereof) beginning after the Closing Date; and

(f) Liabilities consisting of the outstanding Global Tranche Revolving Loans under (and as defined in) the Credit Agreement in the aggregate principal amount of $7,000,000 and the obligations to reimburse the L/C Disbursements (as defined in the Credit Agreement), if any, in respect of the Letters of Credit issued and outstanding under (and as defined in) the Credit Agreement in the aggregate face amount of $15,330,000 as of the Petition Date pursuant to the terms and conditions of a new first lien credit agreement to be entered into by and among, among others, Purchaser and the Global Tranche Lenders under (and as defined in) the Credit Agreement at the Closing (the “Assumed Revolver Obligations”; provided that, for the avoidance of doubt, the assumption of the Assumed Revolver Obligations by Purchaser shall not discharge any Global Tranche Lender’s commitment and obligation under the Credit Agreement to fund its participation in any Letter of Credit (as defined in the Credit Agreement) issued by Issuing Bank under (and as defined in) the Credit Agreement; and

(g) The liabilities described in Schedule 1.3(g).

Section 1.4 Excluded Liabilities. Purchaser and its Affiliates (including after the Closing, the Acquired Entities) shall not assume, be obligated to pay, perform or otherwise discharge or in any other manner be liable or responsible for any Liabilities (including Excluded Environmental Liabilities and any administrative claims) of, or Action against, any Seller or any of their Affiliates of any kind or nature whatsoever, whether absolute, accrued, contingent or otherwise, liquidated or unliquidated, due or to become due, known or unknown, currently existing or hereafter arising, matured or unmatured, direct or indirect, and however arising, whether existing on the Closing Date or arising thereafter as a result of any act, omission, or circumstances first taking place prior to the Closing, other than the Assumed Liabilities (all such Liabilities that are not Assumed Liabilities being referred to collectively herein as the “Excluded Liabilities”). For the avoidance of doubt, Excluded Liabilities shall include:

(a) all liabilities reflected on Excluded Tax Returns;

(b) any and all liabilities for Excluded Taxes (excluding any Transfer Taxes);

(c) any and all Liabilities of the Cash Consideration Sellers other than the Cash Seller Assumed Liabilities;

(d) any and all Liabilities or amounts owed by any Seller to any other Seller or any Affiliate of any Seller as of the Closing, in each case, including any intercompany payable or other amounts due or owing;

(e) any Liabilities and obligations that are not Assumed Liabilities relating to any current or former actual or prospective directors, officers, managers, employees, consultants or other service providers of any Seller or any ERISA Affiliate, with respect to their employment, engagement, failure to hire or engage, and/or termination of employment or engagement with any Seller or any ERISA Affiliate, or any spouse, dependent or beneficiary thereof, including any Liability or obligation under any Employee Benefit Plan or any other employee benefit plans, programs or arrangements with respect to which any Seller or ERISA Affiliate has or may have any Liability, contingent or otherwise, except as provided in clause (g) of the definition of Assumed Liabilities, and any liability or obligation of Seller or its Affiliates under the WARN Act; and any Liability under any employment agreement, offer letter, consulting agreement or other Contract between any Seller or any ERISA Affiliate and any current or former actual or prospective directors, officers, managers, employees, consultants or other service providers of any Seller or ERISA Affiliate;

(f) all obligations to garnish wages for employees, to the extent arising and related to the period prior to the Closing Date;

(g) any Liability of any Seller to the extent relating to or arising out of any Excluded Asset;

(h) all Liabilities under Indebtedness of the Sellers (including any Indebtedness or accounts payable owing from any Seller to any Affiliate of such Seller);

(i) all Excluded Environmental Liabilities;

(j) any tort liabilities of any Seller;

(k) all Professional Fees and Expenses;

(l) any Liability of any Seller, any of their Affiliates or any of their respective directors, officers, stockholders or agents (acting in such capacities), arising out of, or relating to, this Agreement or any other Transaction Agreement, whether incurred prior to, at, or subsequent to, the Closing, including all finder’s or broker’s fees and expenses and any and all fees and expenses of any representatives of any of them;

(m) any other Liability or obligation of any Seller or any of their Affiliates, whether relating to or arising from the Business, the Acquired Assets or otherwise, arising from facts, circumstances, occurrences, conditions, acts or omissions occurring prior to Closing, of whatever nature, whether known or unknown, accrued, contingent, absolute, determined, determinable, presently in existence or arising hereafter; and

(n) the sponsorship of and all liabilities at any time arising under, pursuant to or in connection with any Employee Benefit Plan (except for the Acquired Entity Benefit Plans).

Purchaser hereby acknowledges and agrees that, except as set forth in this Section 1.4, all Liabilities of any Acquired Entity as of the Closing shall continue to be the Liabilities of such Acquired Entity following the Closing. To the extent that any Liability may be viewed as both an Assumed Liability and an Excluded Liability, it shall be deemed an Excluded Liability.

Section 1.5 Assumption/Rejection of Certain Contracts.

(a) Assigned Contracts List. Schedule 1.5(a) sets forth a list of all Contracts and Leases to which a Seller is a party and which Purchaser has designated to be included as an Assigned Contract, together with the estimated Cure Costs for each Assigned Contract. Subject to Section 1.5(d), Purchaser shall have the right to amend Schedule 1.5(a) in any respect at any time in accordance with the Biddings Procedures Order; provided, however, that the Debtors shall not remove those certain contracts designated by the Committee to the Debtors and to Purchaser as of October 22, 2024 so long as their Cure Costs do not exceed amounts provided to the Committee by the Debtors on that date.

(b) Assumption and Assignment of Executory Contracts. Sellers shall provide timely and proper written notice of a proposed Sale Order to all parties to any executory Contracts to which any Seller is a party and take all other actions reasonably necessary to cause such Contracts to be assumed by Sellers and assigned to Purchaser pursuant to section 365 of the Bankruptcy Code to the extent that such Contracts are Assigned Contracts at Closing. The Sale Order shall provide that as of and conditioned on the occurrence of the Closing, the applicable Sellers shall assume and assign or cause to be assigned to Purchaser, as applicable, the Assigned Contracts, each of which shall be identified by the name or appropriate description and date of the Assigned Contract (if available), the other party to the Assigned Contract and the address of such party for notice purposes, all included in a notice filed with the Bankruptcy Court. Such notice shall also set forth Sellers’ good faith estimate of the Cure Costs for each of the Assigned Contracts as determined by Sellers based on their books and records or as otherwise determined by the Bankruptcy Court. At the Closing, Sellers shall, pursuant to the Sale Order, assume and assign to Purchaser (the consideration for which is included in the Purchase Price), all Assigned Contracts that may be assigned by any such Seller to Purchaser pursuant to sections 363 and 365 of the Bankruptcy Code, subject to adjustment pursuant to Section 1.5(d). At the Closing, Purchaser shall

(i) pay all Cure Costs up to the Cure Cap; provided that Purchaser shall pay all Cure Costs in connection with any contract first designated for assumption by Purchaser post-Closing; and (ii) assume, and thereafter in due course and in accordance with its respective terms pay, fully satisfy, discharge and perform all of the obligations under each Assigned Contract pursuant to section 365 of the Bankruptcy Code.

(c) Commercially Reasonable Efforts. Sellers shall use commercially reasonable efforts to assign the Assigned Contracts to Purchaser, including using commercially reasonable efforts to facilitate negotiations with the counterparties to such Assigned Contracts and to obtain an order from the Bankruptcy Court (which shall be the Sale Order) containing a finding that the proposed assignment to and assumption of the Assigned Contracts by Purchaser, on the terms set forth in this Section 1.5, satisfies all applicable requirements of section 365 of the Bankruptcy Code.

(d) Excluding or Adding Assigned Contracts Prior to Closing. Purchaser shall have the right to notify Sellers in writing of (x) any Assigned Contract that it does not wish to assume or (y) any Contract to which any Seller is a party that Purchaser wishes to add as an Assigned Contract up to the Closing, and (i) any such previously considered Assigned Contract that Purchaser no longer wishes to assume shall be automatically deemed removed from Schedule 1.5(a) and automatically deemed to be an Excluded Asset, in each case, without any adjustment to the Purchase Price, and (ii) any such previously considered Contract that is related to the Business and an Excluded Contract that Purchaser wishes to assume as an Assigned Contract shall be automatically deemed added to Schedule 1.5(a), and no longer deemed to be an Excluded Asset, and assumed by the applicable Seller to sell and assign to Purchaser, in each case, without any adjustment to the Purchase Price. Purchaser shall be solely responsible for the payment of Cure Costs up to the Cure Cap; provided that Purchaser shall pay all Cure Costs in connection with any contract first designated for assumption by Purchaser post-Closing.

(e) Non-Assignment.

(i) Notwithstanding anything to the contrary in this Agreement, a Contract shall not be assigned to, or assumed by, Purchaser to the extent that such Contract is rejected by a Seller or its Affiliates or terminated by a Seller, its Affiliates, in each case, with Purchaser’s consent, or any other party thereto, or terminates or expires by its terms, on or prior to such time as it is to be assumed by Purchaser as an Assigned Contract hereunder and is not continued or otherwise extended upon assumption.

(ii) Notwithstanding anything to the contrary in this Agreement, to the extent an Acquired Asset requires a Consent or Governmental Authorization (other than, and in addition to and determined after giving effect to any Order of the Bankruptcy Court, including the Sale Order) in order to permit the sale or transfer to Purchaser of the applicable Seller’s right, title and interest in and to such asset, and such Consent or Governmental Authorization has not been obtained prior to such time as such right, title and interest is to be transferred by Purchaser hereunder, such asset shall not be transferred to, or received by, Purchaser. If any Acquired Asset is deemed not to be transferred pursuant to this clause (ii), the Closing shall nonetheless take place subject to the terms and conditions set forth herein and, thereafter, Sellers and Purchaser shall (A) use commercially reasonable efforts to secure such Consent or Governmental Authorization as promptly as practicable after the Closing and (B) cooperate in good faith in any lawful and commercially reasonable arrangement reasonably proposed by Purchaser, including subcontracting, licensing, or sublicensing to Purchaser any or all of any Seller’s rights and obligations with respect to any such Acquired Asset, under which (1) Purchaser shall obtain (without infringing upon the legal rights of such third party or violating any Law) the economic rights and benefits (net of the amount of any related Tax costs imposed on Sellers or their respective Affiliates or any direct costs associated with the retention and maintenance of such Acquired Asset incurred by any Seller or its Affiliates) with respect to such Acquired Asset with respect to which the Consent or Governmental Authorization has not been obtained and (2) Purchaser shall assume and timely discharge any related burden and obligation with respect to such Acquired Asset. Upon satisfying any requisite Consent or Governmental Authorization requirement applicable to such Acquired Asset after the Closing, the applicable Seller’s right, title and interest in and to such Acquired Asset shall promptly be transferred and assigned to Purchaser in accordance with the terms of this Agreement, the Sale Order and the Bankruptcy Code. Notwithstanding anything herein to the contrary, (x) the provisions of this Section 1.1(c) shall not apply to any Consent or approval required under any Foreign Competition Laws, which Consent or approval shall be governed by Section 6.6 and (y) no Seller will be obligated to pay any consideration therefor to any third party from whom Consent or Governmental Authorization is requested or to initiate any litigation to obtain any such Consent or Governmental Authorization.

Section 1.6 Closing Cash.

(a) Not later than one (1) Business Day prior to the Closing Date, Sellers shall deliver to Purchaser a good faith written estimate (with reasonable supporting details) of all Cash and Cash Equivalents of Sellers (other than Tupperware Nederland B.V.) as of 11:59 p.m. (EST) on the day before the Closing Date (“Estimated Closing Cash”).

(b) Not later than ten (10) Business Days following the Closing Date Purchaser shall, in good faith consultation with Sellers or their representatives, determine in good faith the final amount of Cash and Cash Equivalents of Sellers (other than Tupperware Nederland B.V.) as of 11:59 p.m. (EST) on the day before the Closing Date (“Final Closing Cash”) and deliver to Sellers written notice thereof (with reasonable supporting details) (“Purchaser Cash Statement”).

(c) Sellers shall have ten (10) Business Days after receipt of the Purchaser Cash Statement to review and to notify Purchaser of any objections regarding the Purchaser Cash Statement (the “Review Period”). During the Review Period, Sellers and their respective Advisors shall, upon reasonable prior notice to Purchaser and during regular business hours, have reasonable access to the books and records and other documents and materials relevant to analyzing the accuracy of the Purchaser Cash Statement.

(d) If Sellers dispute the calculation of the Final Closing Cash in the Purchaser Cash Statement, Sellers shall notify Purchaser in writing of such dispute(s) (the “Dispute Notice”) prior to the end of the Review Period. Purchaser and Sellers shall work together in good faith to resolve any such dispute(s) as soon as practicable after the delivery of the Dispute Notice for a period of 15 days following delivery of the Dispute Notice (or such longer period as the Parties may agree in writing, which may be by email, including between counsel to the Parties). All discussions related thereto will be governed by Rule 408 of the Federal Rules of Evidence (as in effect as of the date of this Agreement) and any applicable similar state rule, unless otherwise agreed in writing by Sellers and Purchaser.

(e) If Sellers fail to deliver the Dispute Notice prior to the end of the Review Period, the calculation of Final Closing Cash in the Purchaser Cash Statement shall be final and binding on the Parties. If Sellers deliver the Dispute Notice prior to the end of the Review Period and the Parties are able to mutually resolve all disputes in the Dispute Notice in writing at any time, the Final Closing Cash will be as set forth in such writing. If the Parties are unable to mutually resolve all disputes in the Dispute Notice in writing prior to the period contemplated by Section 1.6(d), then either Party may seek resolution of such disputes in the Bankruptcy Court, such disputes shall constitute an Agreement Dispute, and Final Closing Cash shall be as determined by the Bankruptcy Court.

(f) Following determination of Final Closing Cash pursuant to Section 1.6(e):

(i) If Estimated Closing Cash exceeds Final Closing Cash, Purchaser shall pay the excess to Sellers.

(ii) If Estimated Closing Cash is less than Final Closing Cash, Sellers shall pay the deficiency to Purchaser.

(iii) If Final Closing Cash equals or exceeds $11,500,000, then Purchaser shall pay to Sellers an additional amount equal to $1,500,000.

(iv) If Final Closing Cash is less than $11,500,000 (such difference between the Final Closing Cash and $11,500,000, “the Closing Cash Deficiency”), then Purchaser shall pay to Sellers an additional amount equal to (x) $1,500,000 minus (y) the amount of the Closing Cash Deficiency (it being understood that if the Closing Cash Deficiency equals or exceeds $1,500,000, no payment shall be required under this clause (iv)).

(g) The payments required pursuant to this Section 1.6, if any, shall be set-off against each other as applicable to yield a final net amount owing to Purchaser or Sellers (as applicable). Such net amount shall be paid by the Purchaser or Seller (as applicable) within three (3) Business Days following final determination of the Final Closing Cash pursuant to Section 1.6(e). For the avoidance of doubt, other than with respect to any payment required by Purchaser to Seller pursuant to this Section 1.6, all Cash and Cash Equivalents of the Sellers shall be acquired pursuant to Section 1.1(w).

ARTICLE II

CONSIDERATION; PAYMENT; CLOSING

Section 2.1 Consideration; Payment.

(a) The aggregate consideration (collectively, the “Purchase Price”) to be paid by, or on behalf of, Purchaser for the purchase of the Acquired Assets shall be: (i) the assumption of Assumed Liabilities (including, for the avoidance of doubt, the Assumed Revolver Obligations), (ii) the Credit Bid in an amount equal to $53,800,000 of the Prepetition Revolving/Term Loan Debt (the “Credit Bid Amount”, and such portion of the Purchase Price, the “Credit Bid Portion”) to be paid to the Credit Sellers in consideration for the Credit Acquired Assets, and (iii) solely in respect of the Cash Acquired Assets cash, in an amount equal to $15,500,000 plus the Bridge Payoff Amount minus Estimated Closing Cash (such portion of the Purchase Price, the “Cash Consideration”) to be paid to the Cash Consideration Sellers in consideration for the acquisition of the Cash Acquired Assets; provided that the Bridge Payoff Amount shall be used to pay all outstanding obligations under the Bridge Loan Credit Agreement (the “Bridge Loan Secured Obligations”).

(b) In accordance with Section 2.1(a)(ii), Purchaser shall satisfy the Purchase Price at the Closing as to the Credit Bid Portion by discharging Credit Sellers of the Credit Bid Amount, and, effective as of the Closing, Credit Sellers shall be deemed to be discharged, from the Credit Agreement in an aggregate amount equal to the Credit Bid Amount (for the avoidance of doubt, any Encumbrance and security interest of Purchaser on any Encumbered Asset that is not an asset being purchased by Purchaser pursuant to this Agreement shall not be released and will continue to secure the remaining outstanding amount of the Credit Agreement (such remaining outstanding amount, the “Remaining Prepetition Debt” )).

(c) In accordance with Section 2.1(a)(iii), Purchaser shall first satisfy the Purchase Price at the Closing as to the Cash Consideration by paying all Bridge Loan Secured Obligations as of the Closing Date in an amount equal to the Bridge Payoff Amount in full and final satisfaction thereof. The remaining Cash Consideration after payment of the Bridge Loan Secured Obligations shall (i) fund the Carve-Out, (ii) pay $2,500,000 on behalf of Purchaser (which amount, for the avoidance of doubt, is part of the Cash Consideration and shall not be reimbursed by Purchaser) to the Pension Benefit Guaranty Corporation for full release of any and all claims that it has against the Sellers, their Subsidiaries (including all Acquired Entities), Purchaser and Credit Agreement Lenders in respect of their pension Liabilities and (iii) to pay such amounts required by the Cash Consideration Sellers as consideration for the purchase of the other Cash Consideration Assets as provided for herein on or before the Closing. The remaining Cash Consideration after payment of the Bridge Loan Secured Obligations and the payments in the immediately preceding sentence shall remain to the Debtors’ bankruptcy estates to pay other administrative claims and to fund to the extent sufficient, the confirmation of a plan of liquidation and the orderly wind down of the Debtors assets and their retained Subsidiaries.

(d) Any payment required to be made pursuant to any other provision hereof shall be made in cash by wire transfer of immediately available funds to such bank account as shall be designated in writing by the applicable Party to (or for the benefit of) whom such payment is to be made at least five (5) Business Days prior to the date such payment is to be made.

Section 2.2 Closing. The closing of the purchase and sale of the Acquired Assets (other than the purchase and sale of the Dutch Shares), the delivery of the Purchase Price and the assumption of the Assumed Liabilities in accordance with this Agreement (the “Closing”) will take place by telephone conference and electronic exchange of documents (or, if the Parties agree to hold a physical closing, at the offices of Kirkland & Ellis LLP, located at 601 Lexington Avenue, New York, New York 10022) at 10:00 a.m. Eastern Time on the third (3rd) Business Day following full satisfaction or due waiver (by the Party entitled to the benefit of such condition) of the closing conditions set forth in Article VII (other than conditions that by their terms or nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other place and time as the Parties may agree in writing. The date on which the Closing actually occurs is referred to herein as the “Closing Date.” The execution of the Deed of Transfer by the Notary and the closing of the purchase and sale of the Dutch Shares shall occur at the Amsterdam office of the Notary on the Closing Date.

Section 2.3 Closing Deliveries by Sellers. At or prior to the Closing, Sellers shall deliver:

(a) to Purchaser:

(i) one or more bills of sale and assignment and assumption agreements substantially in the form of Exhibit A (the “Assignment and Assumption Agreement(s)”) duly executed by the applicable Sellers;

(ii) a short-form Intellectual Property assignment agreement substantially in the form of Exhibit B (the “Sellers IP Assignment Agreement”), duly executed by the applicable Sellers;

(iii) the novation agreements listed on Appendix 1 of Exhibit D, substantially in the form of Exhibit D (the “Novation Agreement(s)”), duly executed by the applicable Sellers;

(iv) instruments of transfer or conveyance of the Equity Interests of the Transferred Subsidiaries, in a form reasonably acceptable to Purchaser, as may be necessary to evidence and effect the sale, assignment, transfer, conveyance and delivery of the Equity Interests of the Transferred Subsidiaries, duly executed by the applicable Sellers;

(v) (a) an IRS Form W-9 or IRS Form W-8, as applicable, executed by each Seller or each Seller’s regarded owner for U.S. federal income Tax purposes, (b) in the case of a Transferred Subsidiary that is a domestic corporation for U.S. federal income Tax purposes and is being transferred by a non-U.S. Seller, a certificate pursuant to Treasury Regulations Section 1.1445-2(c)(3) stating that such Transferred Subsidiary is not nor has been a U.S. real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c) of the Code and (c) in the case of a Transferred Subsidiary that is partnership for U.S. federal income Tax purposes and is being transferred by a non-U.S. Seller, a certificate pursuant to Section 1.1445-11T(d)(2) certifying that fifty percent or more of the value of the gross assets of such Transferred Subsidiary does not consist of U.S. real property interests, or that ninety percent or more of the value of the gross assets of the Transferred Subsidiary does not consist of U.S. real property interests plus cash or cash equivalents (in the case of clause (b) and (c), together with the notification to the IRS required under Treasury Regulations Section 1.897-2(h)(2) and written authorization for Purchaser to deliver such statement and notice to the IRS); provided that the failure to deliver such form shall not be deemed a breach of any condition or covenant in this Agreement and Purchaser’s sole remedy for the failure to provide any such form shall be to withhold any required amount under Section 1445 of the Tax Code from the consideration otherwise payable to Sellers hereunder in accordance with Section 2.5;

(vi) a resignation letter, in a form reasonably acceptable to Purchaser, as duly executed by each director, manager, managing director, officer, and if applicable, company secretary of the Acquired Entities identified by Purchaser to Sellers prior to the Closing regarding their resignation as a director, manager, managing director, or company secretary, as applicable, of the relevant Acquired Entities (without further claims);

(vii) [Intentionally omitted];

(viii) [Intentionally omitted];

(ix) [Intentionally omitted];

(x) the Transition Services Agreement, in the form of Exhibit F (the “Transition Services Agreement”), duly executed by the applicable Sellers or Subsidiaries of the Company that are not Sellers or Acquired Entities, as applicable;

(xi) powers of attorney, in a form reasonably acceptable to Purchaser, granting the Notary and a lawyer working at Houthoff Coöperatief U.A. requisite power for the execution of the Deed of Transfer, duly executed by the applicable Seller of the Dutch Shares;

(xii) evidence, reasonably satisfactory to the Purchaser, that the Sellers have completed, or caused their Subsidiaries to complete, the Corporate Reorganization Steps;

(xiii) evidence, reasonably satisfactory to the Purchaser, that the Sellers have terminated, or caused to be terminated, the Affiliate Agreements;

(xiv) an Equity Interest Purchase Agreement, substantially in the form of Exhibit H (the “China Equity Interest Purchase Agreement”), duly executed by Tupperware Nederland B.V.;

(xv) the certificate described by Section 7.2(f);

(xvi) in respect of Tupperware Brands Malaysia Sdn Bhd, (a) the original share certificate(s) held by Dart Industries, Inc. in respect of all of the issued shares of the company (such shares, being the sale shares); (b) the certified true copy of the board resolutions of the company approving: (1) the transfer of the sale shares from Dart Industries, Inc. to the Purchaser; (2) the cancellation of the existing share certificate(s) in respect of the sale shares held by Dart Industries, Inc.; (3) the issuance of new share certificate in respect of the sale shares to the Purchaser and registration of the Purchaser as the holder of the sale shares; and (4) the revocation of the previous board approval for the transfer of the sale shares from Dart Industries, Inc. to Dart Industries Hong Kong Limited;

(xvii) a copy of the Sale Order; and

(xviii) such other bills of sale, assignments and other instruments of transfer or conveyance as Purchaser may reasonably request or as may otherwise be necessary to evidence and effect the sale, assignment, transfer, conveyance and deliver of the Acquired Assets to Purchaser and assumption of Assumed Liabilities by Purchaser, in each case, in a form reasonably acceptable to Purchaser.

(b) To the Notary:

(i) the complete and up-to-date shareholders’ register of Tupperware Brands Americas; and

(ii) duly executed and, if required, legalized (and if legalized outside the Netherlands, apostilled) powers of attorney of the applicable Seller and Tupperware Brands Americas for the execution of the Deed of Transfer as well as authorized statement from a lawyer of the jurisdiction of principal if outside the Netherlands stating that signatories to powers of attorney are authorized to represent the principal, in each case, in a form reasonably acceptable to Purchaser.

Section 2.4 Closing Deliveries by Purchaser. At the Closing, Purchaser shall deliver to (or at the direction of):

(a) the Cash Consideration Sellers, an amount in cash equal to the Cash Consideration, by wire transfer of immediately available funds to an account designated by Sellers pursuant to Section 2.1(c);

(b) the Sellers, the Assignment and Assumption Agreement(s), duly executed by Purchaser;

(c) the Sellers, the Sellers IP Assignment Agreement, duly executed by Purchaser;

(d) the Sellers, the Novation Agreement(s), duly executed by Purchaser or the applicable Purchaser designee;

(e) the Sellers, the Transition Services Agreement, duly executed by Purchaser;

(f) the Sellers, such other bills of sale, assignments and other instruments of transfer or conveyance as Sellers may reasonably request or as may otherwise be necessary to evidence and effect the sale, assignment, transfer, conveyance and deliver of the Acquired Assets to Purchaser and assumption of Assumed Liabilities by Purchaser;

(g) the Sellers, powers of attorney granting the Notary and a lawyer working at Houthoff Coöperatief U.A. requisite power for the execution of the Deed of Transfer, duly executed by the applicable Purchaser of the Dutch Shares;

(h) the Sellers, the China Equity Interest Purchase Agreement, duly executed by Purchaser; and

(i) the Sellers, the certificate described by Section 7.3(c).

Section 2.5 Withholding. Purchaser shall be entitled to deduct and withhold any Taxes from any amounts otherwise payable pursuant to this Agreement, including (a) any Taxes required to be withheld from the amounts payable to any Seller under Section 1445 of the Tax Code to the extent resulting from a Seller’s failure to satisfy its obligations under Section 2.3(a)(v) and (b) any Taxes that are required to be deducted and deposited under any provisions of the Indian Income Tax Act (which shall be estimated by the Purchaser for purposes hereof, subject to the following sentence). If prior to January 31, 2025, Tupperware Nederland B.V. provides the Withholding Tax Report and the TRC pursuant to Section 6.13, Purchaser shall deliver to Tupperware Nederland B.V. an amount equal to the difference (if any) of (i) the amounts withheld at Closing minus (ii) such amounts required to be withheld (A) pursuant to the Withholding Tax Report and/or (B) following the renewal of the TRC. To the extent that amounts are so withheld and paid over to the appropriate Governmental Body, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as (i) disclosed in the forms, reports, schedules, statements, exhibits and other documents filed with the SEC by the Sellers since January 1, 2022 and at least two (2) Business Days prior to the date hereof to the extent publicly available on the EDGAR system of the United States Securities and Exchange Commission (the “Filed SEC Documents”) (other than any disclosures set forth under the headings “Risk Factors” or “Forward-Looking Statements” and any other disclosures included therein to the extent they are forward-looking in nature), (ii) disclosed in any forms, statements or other documents filed with the Bankruptcy Court (the “Filed Bankruptcy Court Documents”) or (iii) set forth in the Disclosure Letter delivered by Sellers concurrently herewith and subject to Section 10.11; provided that nothing in the Filed SEC Documents shall be deemed to be disclosed in respect of Section 3.1, Section 3.2, Section 3.4 or Section 3.20 and it being understood that any matter disclosed in any Filed SEC Document, Filed Bankruptcy Court Documents or in the Disclosure Letter shall be deemed to be disclosed in response to a particular representation and warranty contained herein only to the extent that it is reasonably apparent on the face of such disclosure in such Filed SEC Documents, Filed Bankruptcy Court Documents or Disclosure Letter, as applicable, that such disclosure is applicable to such representation and warranty, Sellers represent and warrant to Purchaser as of the date hereof as follows (except for such representations and warranties that are made as of a specific date, which are made only as of such date).

Section 3.1 Organization and Qualification.

(a) Each Seller and Acquired Entity is a corporation, limited liability company or limited partnership, as applicable, duly incorporated or organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation or formation.

(b) Except where failure to have such authority, qualification or license would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each Seller and Acquired Entity is duly qualified, licensed and authorized to do business under the Laws of each jurisdiction in which the nature of the business conducted by it makes such licensing or qualification necessary. Except as would not be or reasonably be expected to be, individually or in the aggregate, material to the Acquired Assets and Assumed Liabilities, taken as a whole, each Seller and Acquired Entity has all requisite entity power and authority to own, lease and operate its properties and assets and carry on its business as presently conducted.

(c) Sellers have made available to Purchaser true, complete and correct copies of the Organizational Documents of each Seller and each material Acquired Entity, as in effect as of the date of this Agreement, and the applicable Acquired Entity is not in violation of any of such Organizational Documents in any material respect.

Section 3.2 Authorization of Agreement. The execution, delivery and performance by each Seller of this Agreement and the other Transaction Agreements to which such Seller is a party, and the consummation by such Seller of the Transactions, subject to requisite Bankruptcy Court approvals being granted, have been duly authorized by all requisite corporate action, limited liability company action or limited partnership action on the part of such Seller, as applicable, and no other organizational proceedings on such Seller’s part are necessary to authorize the execution, delivery and performance by such Seller of this Agreement or the other Transaction Agreements and the consummation by it of the Transactions. Subject to requisite Bankruptcy Court approvals, this Agreement and the other Transaction Agreements to which each Seller is a party have been, or will be, duly executed and delivered by such Seller and, assuming due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, constitutes, or will constitute, legal, valid and binding obligations of such Seller, enforceable against such Seller in accordance with its and their terms, except that such enforceability (a) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (b) is subject to general principles of equity, whether considered in a proceeding at law or in equity (collectively, the “Enforceability Exceptions”).

Section 3.3 Conflicts; Consents. Assuming that (a) requisite Bankruptcy Court approvals are obtained, (b) the notices, authorizations, approvals, Orders, Governmental Authorizations or consents set forth on Section 3.3 of the Disclosure Letter are made, given or obtained (as applicable), and (c) the requirements of any applicable antitrust, competition, foreign direct investment or “FDI”, or merger control Laws promulgated by any Governmental Body (“Foreign Competition Laws”) are complied with and (d) any filings required by any applicable federal or state securities or “blue sky” Laws are made, the execution and delivery by Sellers of this Agreement or the other Transaction Agreements, and the consummation by Sellers of the Transactions contemplated hereby and the performance or compliance by Sellers with any of the terms or provisions hereof or thereof, do not and will not (i) conflict with or violate any provision of a Seller’s or any Acquired Entities’ respective Organizational Documents (ii) violate or constitute a breach of or default (with or without notice or lapse of time, or both) under or give rise to a right of termination, modification, or cancelation of any obligation or to the loss of any benefit, any of the terms or provisions of any Material Contract or accelerate any Seller’s or Acquired Entity’s obligations under any such Material Contract, (iii) violate any Law or Order applicable to Sellers, the Acquired Entities or the Acquired Assets, or (iv) result in the creation of any Encumbrance (other than a Permitted Encumbrance) on any Acquired Assets, except, in the case of clauses (ii) through (iv), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.4 Equity Interests of Acquired Entities.

(a) The authorized and outstanding Equity Interests of each of the Acquired Entities are as set forth on Section 3.4(a) of the Disclosure Letter. All of the Equity Interests of the Acquired Entities have been duly authorized, validly issued, fully paid and are non-assessable (where such concepts are legally recognized in the jurisdictions of organization of such Acquired Entities) and free of preemptive rights, rights of first refusal or similar rights to subscribe for or purchase securities, and in compliance with all applicable securities Laws, including any foreign exchange control regulations (including the (Indian) Foreign Exchange Management Act, 1999, along with the rules and regulations framed thereunder) applicable to it. Except as set forth on Section 3.4(a) of the Disclosure Letter, there are no outstanding: (i) shares of capital stock or voting securities of the Acquired Entities; (ii) securities of the Acquired Entities convertible into or exchangeable for shares of capital stock, voting securities or other Equity Interests of the Acquired Entities; (iii) except as provided in Section 3.4(a) of the Disclosure Letter, options or other rights to acquire from the Acquired Entities, or other obligations of the Acquired Entities to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Acquired Entities; or (iv) warrants, puts, calls, phantom equity, profit participation, equity appreciation, stock appreciation or similar rights, Contracts or commitments (including any bonds, debentures, notes or other indebtedness having the right to vote (or convertible into, or exchangeable for, securities having the right to vote)) with respect to the Acquired Entities or any Equity Interests of the Acquired Entities. None of the Sellers or the Acquired Entities is a party to any shareholders’ agreement, voting trust agreement, registration rights agreement or other similar agreement or understanding relating to any such securities or any other agreement relating to the disposition, voting or dividends with respect to any such securities. Except as set forth on Section 3.4(a) of the Disclosure Letter, the Sellers own all of the outstanding capital stock or other Equity Interests of the Acquired Entities, free and clear of all Encumbrances (other than Permitted Encumbrances).

(b) No Acquired Entity has or is bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements, understandings, arrangements or other agreements calling for it to issue, deliver or sell, or cause to be issued, delivered or sold any of its Equity Interests or any securities convertible into, exchangeable for or representing the right to subscribe for, purchase or otherwise receive any such Equity Interest, in each case, to any Person other than any other Acquired Entity or obligating such Acquired Entity to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements or other similar agreements. There are no outstanding contractual obligations of any Acquired Entity to repurchase, redeem or otherwise acquire any of its capital stock or other Equity Interests, and there are no outstanding phantom equity, profit participation, equity appreciation or similar rights with respect to any Acquired Entity.

(c) No dividends or similar distributions have accrued or been declared but are unpaid on any Equity Interests of the Acquired Entities and none of the Acquired Entities are subject to any obligation (contingent or otherwise) to pay any dividend or otherwise to make any distribution or payment to any current or former holder of any Equity Interests of the Acquired Entities, except in each case, as such obligations may solely exist among Acquired Entities. No Acquired Entity owns any interest or investment (whether equity or debt) in any other Person, corporation, partnership, joint venture, trust or other entity, other than another Acquired Entity.

Section 3.5 Financial Statements.

(a) The Company has filed with the EDGAR system of the SEC: (i) its Form 10-K, filing date October 13, 2023, which includes the audited consolidated balance sheet of the Sellers and their Subsidiaries as of December 31, 2022 and the related audited consolidated statements of operations, comprehensive loss, stockholders’ (deficit) equity, and cash flows for the fiscal year ended December 31, 2022; and (ii) its Form 10-Q, filing date March 29, 2024, which includes the unaudited consolidated balance sheet of the Sellers and their Subsidiaries as of September 30, 2023 (the “Balance Sheet Date”), the related unaudited consolidated statements of operations, comprehensive loss, stockholders’ (deficit) equity, and cash flows for the thirteen weeks ended September 30, 2023 (the financial statements in the foregoing clauses (i) and (ii) collectively, the “Financial Statements”).

(b) The Financial Statements (i) have been prepared in all material respects in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited Financial Statements, subject to normal year-end audit adjustments, to the absence of notes and to any other adjustments described therein, including in any notes thereto (none of which, if presented, would materially differ from those in the audited consolidated Financial Statements)), (ii) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown, except as may be expressly indicated in the notes thereto, and (iii) complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing. There are no unconsolidated Subsidiaries of the Company or any off-balance sheet arrangements of the type required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated by the SEC that have not been so disclosed in the Company Filings.

(c) Except as set forth on Section 3.5(c) of the Disclosure Letter, since the Balance Sheet Date, the Company has filed or otherwise furnished (as applicable) with the SEC all material forms, documents and reports required to be filed or furnished prior to the date hereof by it with the SEC (such forms, documents and reports so filed or furnished by the Company with the SEC since such date, as have been supplemented, modified or amended since the time of filing, collectively, the “Company Filings”). As of its respective filing date, or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or subsequent filing, each

Company Filing complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder (each as in effect on the date that such Company Filing was filed) applicable to such Company Filing, and none of the Company Filings at the time it was filed contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made not misleading (or, in the case of a Company Filing that is a registration statement or prospectus, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective or prospectus or amendment was receipted, as the case may be, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements made therein not misleading). True, correct and complete copies of all Company Filings are publicly available in the Electronic Data Gathering, Analysis and Retrieval database of the SEC. No Subsidiary of the Company is required to file any forms, reports or other documents with the SEC.

(d) Except as set forth on Section 3.5(d) of the Disclosure Letter, there are no outstanding unresolved comments with respect to the Company or the Company Filings noted in comment letters or other correspondence received by the Company or its attorneys from the SEC or its staff, and, to the Knowledge of Sellers, there are no pending (i) formal or informal investigations of the Company by the SEC or its staff or (ii) inspection of an audit of the Financial Statements by the PCAOB. Since the Balance Sheet Date, to the Knowledge of Sellers, the Company has not received and is not the subject of any written complaint, allegation, assertion or claim that the Company has or has had improper or illegal accounting or auditing practices. Since the Balance Sheet Date, to the Knowledge of Sellers, no current or former attorney representing the Company has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the board of directors of the Company or any committee thereof or to any director or executive officer of the Company.

(e) Section 3.5(e)(i) of the Disclosure Letter includes copies of the pro forma balance sheet as of September 28, 2024 of each Acquired Entity (the “Interim Balance Sheets”). The Interim Balance Sheets (i) have been prepared in all material respects in accordance with applicable underlying transactions and GAAP, except for such material departures from GAAP set forth on Section 3.5(e)(ii) of the Disclosure Letter, and (ii) fairly present in all material respects the financial position of the applicable Acquired Entity as of the date thereof. Except as set forth on Section 3.5(e)(ii) of the Disclosure Letter, no Acquired Entity has any Liabilities of the type required to be accrued or reserved against in a balance sheet prepared in accordance with GAAP, other than those which: (a) are set forth on the face of the Interim Balance Sheet of such Acquired Entity (or in the footnotes thereto); (b) were incurred in the ordinary course of business consistent with past practice since the date of the applicable Interim Balance Sheet; (c) were incurred pursuant to this Agreement or any Transaction Agreement (other than due to an inaccuracy or breach hereunder or thereunder); or (d) arise under any written Contract that is an executory contract (other than Liabilities resulting from a breach (with notice, lapse of time or both) by the applicable Acquired Entity of any such Contract); or (e) would not, individually or in the aggregate, reasonably be expected to be material to the applicable Acquired Entity.

(f) Section 3.5(f) of the Disclosure Letter sets forth a true and complete list of all accounts receivable owed to any Seller, any Acquired Entity or any Affiliate of any such Sellers, on the one hand, by any Seller, any Acquired Entity or any Affiliates of any such Seller, on the other hand as of September 28, 2024 (the “Intercompany Receivables”). All Intercompany Receivables, whether billed or unbilled, (i) have arisen from bona fide sales or services actually made or performed in the ordinary course of business consistent with past practice; (ii) are valid, and not subject to any counterclaim, expense, setoff, or other reduction; and (iii) are reflected in its books and records in accordance with applicable underlying transactions and GAAP, except for such material departures from GAAP set forth on Section 3.5(e)(ii) of the Disclosure Letter, and carried at values materially consistent with past practice.

Section 3.6 Title to Properties.

(a) One or more Acquired Entities have good and valid fee simple (or its local equivalent) title, in the applicable jurisdiction in which the real property is located, to all real property owned by such Acquired Entity and set forth on Section 3.6(a) of the Disclosure Letter (all real property owned by the Acquired Entities, collectively, the “AE Acquired Real Property” and the AE Acquired Real Property together with the AE Leased Real Property, the “Real Property”), in each case free and clear of all Encumbrances (other than Permitted Encumbrances). Except as set forth on Section 3.6(a) of the Disclosure Letter, with respect to each AE Acquired Real Property:

(i) no Acquired Entity has leased or otherwise granted to any Person the right to use or occupy such AE Acquired Real Property or any portion thereof;

(ii) there are no outstanding options, rights of first offer or rights of first refusal to purchase such AE Acquired Real Property or any portion thereof or interest therein;

(iii) no Acquired Entity is a party to any agreement or option to purchase any real property or interest;

(iv) there are no pending or, to the Knowledge of Sellers, threatened improvement liens or special assessments to be made or imposed against any AE Acquired Real Property by any Governmental Body;

(v) there is no existing, pending or to the Knowledge of Sellers, threatened condemnation, expropriation or sale in lieu thereof affecting any Real Property nor has any such action or sale, been threatened or asserted in writing, or to the Knowledge of Sellers, orally;

(vi) there is no Action pending or, to the Knowledge of Sellers, threatened with regard to the right of the Acquired Entities to use any Real Property nor there is any claim adversely affecting any such Real Property; and

(vii) to the Knowledge of the Sellers, there is no (x) trespass or extension over any immovable property or existing improvements located on any land adjacent to any Real Property; (y) easement or claim thereof involving any Real Property that is not shown in the public records thereof; and (z) encroachment or extension upon any real property or existing improvements located on any land adjacent to any Real Property occupied by the Acquired Entities.

(b) One or more of the Acquired Entities has a good and valid leasehold interest to each AE Leased Real Property, in each case free and clear of all Encumbrances (other than Permitted Encumbrances).

(c) (i) The Real Property (together with any Excluded Real Property) comprises all of the real property used in the Business; (ii) each AE Lease is valid and binding on the applicable Acquired Entity party thereto, enforceable in accordance with its terms (subject to the Enforceability Exceptions); (iii) neither the applicable Acquired Entity, nor to the Knowledge of Sellers, any other party thereto, is in breach of or default under any of the AE Leases, as applicable, and no event has occurred that, with or without the lapse of time or the giving of notice or both, would permit the termination, modification or acceleration of rent thereunder or constitute a breach or default by the applicable Acquired Entity party thereto, or to Knowledge of Sellers, any other party to such AE Lease; (iv) there are no other written agreements, pursuant to which a leasehold interest in, or similar license of occupancy right to, a portion of the AE Leased Real Property has been granted to any other Person by any Acquired Entity; and (v) the applicable Acquired Entity’s possession and quiet enjoyment of such property under any such AE Lease has not been disturbed and there are no contractual or legal restrictions that preclude or restrict the ability of such Acquired Entity to use each such AE Leased Real Property for the purposes for which it is currently being used, except as would not be or reasonably be expected to be, individually or in the aggregate, material to the Acquired Assets and Assumed Liabilities, taken as a whole. Sellers have made available to Purchaser true and correct copies of the AE Leases.

(d) Except as would not be or reasonably be expected to be, individually or in the aggregate, material to the Acquired Assets and Assumed Liabilities taken as a whole, (i) no Acquired Entity is obligated under or party to any option, right of first refusal or other contractual right to purchase, acquire, sublease, sell, assign or dispose of any AE Acquired Real Property or any portion thereof or interest therein; (ii) neither the Sellers nor any Acquired Entity has received any written notice of a violation of any AE Lease and neither the Sellers nor any Acquired Entity has received any notice of a violation of any ordinance, regulation or building, zoning or other similar law with respect to any AE Acquired Real Property; (iii) there is no threatened condemnation, expropriation or sale in lieu thereof pending or, to the Knowledge of Sellers, threatened in writing with respect to any AE Leased Real Property, as applicable; (iv) the Acquired Entities have the right to use and occupy the AE Leased Real Property for the full term of the AE Lease relating thereto; and (v) neither the Sellers nor any Acquired Entity are responsible for the payment of any broker, finder, or similar fee in respect of its lease, license, sublease, sublicense, or occupancy of any AE Leased Real Property.

(e) Except as would not be or reasonably be expected to be, individually or in the aggregate, material to the Acquired Assets and Assumed Liabilities, taken as a whole, all buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof included in the Real Property (the “Improvements”) are in good condition and repair in all material respects (reasonable wear and tear excepted) and sufficient for the operation of the Business. To the Knowledge of Sellers, there are no material structural deficiencies or latent defects affecting any of the Improvements and there are no facts or conditions affecting any of the Improvements which would, individually or in the aggregate, interfere in any material respect with the use or occupancy of the Improvements or any portion thereof.

Section 3.7 Contracts.

(a) Section 3.7(a) of the Disclosure Letter sets forth a list of each Material Contract, as of the date of this Agreement. For purposes of this Agreement, “Material Contract” means any of the following Contracts to which the Sellers or the Acquired Entities are party, in all cases other than purchase orders, service orders or sale orders, statements of invoices or similar instruments and any Employee Benefit Plan:

(i) any “material contract” (as defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC);

(ii) any Contract relating to the disposition or acquisition of any business (whether by merger, sale of stock, sale of assets or otherwise) by the Sellers or any Acquired Entities (x) after January 1, 2020, or (y) pursuant to which any of the Sellers or any Acquired Entities has continuing material indemnification, guarantee, “earn-out” or other obligations (in each case, excluding for the avoidance of doubt, acquisitions or dispositions of supplies, merchandise, inventory, products or equipment, in each case, in the Ordinary Course);

(iii) any Contract with any vendor of Sellers or any Acquired Entities who, in the 12-month period ended June 30, 2024, was one of the fifteen (15) largest sources of payment obligations for Sellers or any Acquired Entities, taken as a whole, based on amounts paid or payable (“Material Supplier”);

(iv) any Contract with any distributor or direct seller of Sellers or any Acquired Entities who, in the 12-month period ended June 30, 2024, was one of the fifteen (15) largest sources of revenues for Sellers or any Acquired Entities, taken as a whole, based on amounts paid or payable (“Material Distributor”);

(v) any Contract (x) under which any Sellers or any Acquired Entities has made or received payments in an amount in excess of $500,000 during the 12-month period preceding the date of this Agreement, or (y) that involves annual future expenditures or receipts by Sellers or any Acquired Entities of more than $500,000 in any 12-month period;

(vi) any Contract containing “most favored nation,” “exclusivity,” or similar provisions or limiting, in any material respect, the right of Sellers or any Acquired Entities to engage in or operate any business, compete with any Person, or operate anywhere in the world that is material to the operations of the Business;

(vii) the AE Leases;

(viii) any Collective Bargaining Agreement;

(ix) any Contract under which the Sellers or any Acquired Entities have continuing or remaining payment obligations after the date of this Agreement in excess of $500,000, including “earnout,” indemnification or other contingent payment obligations but excluding any revenue share, residual or similar obligations that are not reasonably expected to be in excess of such amount based on the 12-month period ended June 30, 2024;

(x) any Contract providing for indemnification of any officer, director, employee, consultant or independent contractor by the Sellers or any Acquired Entities, other than (A) Contracts entered into on substantially the same form as the Company or its Subsidiaries’ standard forms made available to Purchaser and (B) the Organizational Documents of the Company and its Subsidiaries;

(xi) any Contract that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of the Sellers or any of the Acquired Entities to sell, transfer, pledge, or otherwise dispose of any material amount of its assets or its business;

(xii) any Contract (A) evidencing Indebtedness owed by Sellers or any Acquired Entities, (B) evidencing letters of credit, performance bonds, hedge agreements, bankers acceptances or similar obligations (in each case, whether or not drawn) or (C) pursuant to which any of Sellers or any Acquired Entities has pledged or otherwise placed an Encumbrance on any material portion of its assets;

(xiii) each Contract that is a settlement, conciliation or similar agreement with any Governmental Body pursuant to which any Sellers or any Acquired Entities will have any monetary obligation after the date of this Agreement in excess of $100,000;

(xiv) any Contract between or among Sellers or any Acquired Entities, on the one hand, and any directors, executive officers (as such term is defined in the Exchange Act) or any beneficial owner of five percent (5%) or more of any class of Equity Interests of any Acquired Entity or any Affiliate of the foregoing (or, to the Knowledge of Sellers, any immediate family member of any of the foregoing), on the other hand;

(xv) any Contract that evidences any obligations of any Acquired Entity with respect to the issuance, sale, voting, repurchase or redemption of any Equity Interests of any Acquired Entity; and

(xvi) any Contract to which any Sellers or any Acquired Entities are a party (x) with respect to Business Intellectual Property that is licensed to any third Person; provided that the following are included in the definition of Company IP Agreements but excluded from the foregoing scheduling requirements (A) nondisclosure agreements, (B) nonexclusive licenses granted by Sellers or any Acquired Entities in the Ordinary Course or in connection with the marketing, advertising, provision, or sale of services or products by the Sellers or any Acquired Entities to customers, distributors, or marketing or advertising associates, and (C) nonexclusive licenses that are incidental to the purpose of the Agreement (e.g., feedback licenses); (y) pursuant to which a third Person has licensed or developed any Intellectual Property to the Sellers or any Acquired Entities that is material to the operation of the Business, provided that the following are included in the definition of Company IP Agreements but excluded from the foregoing scheduling requirements: (I) nondisclosure agreements, (II) employee invention assignment agreements and similar agreements with independent contractors or consultants entered into in the Ordinary Course, (III) nonexclusive licenses of unmodified, commercially available Software technology (including software as a service or “SaaS”) for which any Sellers or any Acquired Entities pay less than $500,000 in the aggregate per year in licensing, maintenance, and other fees, and (III) open source licenses, (the agreements in (x)-(y) above, the “Company IP Agreements”); and

(xvii) any Contract with any sales representatives (representantes comerciais) (as defined in Article 1 of Brazilian Federal Law No. 4,886, of December 9, 1965, as amended).

(b) Subject to requisite Bankruptcy Court approvals, and assumption by the applicable Seller of the applicable Contract in accordance with applicable Law (including satisfaction of any applicable Cure Costs) and except (i) as a result of the commencement of the Bankruptcy Cases, (ii) with respect to any Contract that has previously expired in accordance with its terms, been terminated, restated, or replaced, or (iii) as set forth in Section 3.7(b) of the Disclosure Letter, (A) each Material Contract is valid, binding and enforceable on the Seller or Acquired Entity that is a party thereto and, to the Knowledge of Sellers, each other party thereto, and is in full force and effect, subject to the Enforceability Exceptions (except where the failure to be valid, binding or enforceable would not be or reasonably be expected to be, individually or in the aggregate, material to the Acquired Assets and Assumed Liabilities, taken as a whole), (B) no written, or to the Knowledge of the Sellers, oral, notice to terminate (or not renew), in whole or part, any Material Contract has been delivered to the applicable Seller or Acquired Entity (except where such termination or failure to renew would not be or reasonably be expected to be, individually or in the aggregate, material to the Acquired Assets and Assumed Liabilities, taken as a whole), (C) none of the applicable Seller or Acquired Entity nor, to the Knowledge of Sellers, any other party to any Material Contract, is in material default or breach under the terms thereof, and no event has occurred that with or without the lapse of time or the giving of notice or both would constitute a material default or breach under the terms thereof, except as would not be or reasonably be expected to be, individually or in the aggregate, material to the Acquired Assets and Assumed Liabilities, taken as a whole.

(c) Except where the failure to register would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Assets and Assumed Liabilities taken as a whole, each Contract to which a Seller and/or an Acquired Entity is a party has been registered (to the extent such registration is applicable for enforcement of such Contract under the laws of the relevant jurisdiction).

Section 3.8 No Litigation. Except as set forth on Section 3.8 of the Disclosure Letter and other than the Bankruptcy Cases, there are no, and since January 1, 2021 there have not been any, (a) Actions pending or, threatened in writing, or to the Knowledge of Sellers, threatened orally against or affecting any of Sellers or Acquired Entities or their respective properties or assets that would (A) reasonably be expected to adversely affect (i) any Seller’s performance of its obligations under this Agreement or (ii) the consummation of the Transactions, or (B) be or reasonably be expected to be, individually or in the aggregate, material to the Acquired Assets and Assumed Liabilities, taken as a whole. There is no Order outstanding against any member of Sellers or Acquired Entities that would be or reasonably be expected to be, individually or in the aggregate, material to the Acquired Assets and Assumed Liabilities, taken as a whole.

Section 3.9 Governmental Authorizations; Compliance with Laws.

(a) Each Seller and Acquired Entity is, and has been since January 1, 2019, in compliance in all material respects with all Laws or Orders applicable to such Seller or Acquired Entity, except for any such violations that would not be material to the Acquired Assets and Assumed Liabilities, taken as a whole. Since January 1, 2019, no Seller or Acquired Entity has received any written or, to the Knowledge of Sellers, oral notice, from any Governmental Body or any other Person alleging any failure to comply in any material respect with any applicable Law, except for any such violations that would not be material to the Acquired Assets and Assumed Liabilities, taken as a whole. No investigation against any Seller or Acquired Entity by any Governmental Body regarding a violation of any applicable Law or Governmental Authorization is pending or threatened in writing, or to the Knowledge of Sellers, threatened orally, in each such case, except where the failure to be in compliance with such Laws or Governmental Authorizations would not be or reasonably be expected to be, individually or in the aggregate, material to the Acquired Assets and Assumed Liabilities, taken as a whole.

(b) Except as would not be material to the Acquired Assets and Assumed Liabilities, taken as a whole, (i) each Seller and Acquired Entity owns or holds all material Governmental Authorizations required to be held by such Seller or Acquired Entity for the conduct of the Business as presently conducted and Section 3.9(b) of the Disclosure Letter sets forth a complete and accurate list and description of all such material Governmental Authorizations; (ii) all such material Governmental Authorizations are, and have since January 1, 2021 been, valid and in full force and effect; (iii) no event has occurred which allows, or with or without giving notice or lapse of time, or both, would allow, for revocation or termination thereof, or results in any other material impairment of the rights of the holder of any such material Governmental Authorization; and (iv) none of such material Governmental Authorizations will be subject to withdrawal, revocation, termination, or suspension as a result of the execution and delivery of this Agreement or the consummation of the Transactions.

(c) Except as would not be material to the Acquired Assets and Assumed Liabilities, taken as a whole, no Seller or Acquired Entity, or any of their respective officers or directors, nor to the Knowledge of Sellers, their employees, or agents or Persons acting on their behalf, (i) have made or agreed to make any contribution, payment, gift or entertainment to, or accepted or received any contributions, payments, gifts or entertainment from, any government official, employee, political party or agent or any candidate for any federal, state, provincial, local or foreign public office, where either the contribution, payment or gift or the purpose thereof was to obtain an improper business advantage or illegal under the laws of any federal, state, provincial, local or foreign jurisdiction, or (ii) have engaged in or otherwise participated in, assisted or facilitated any transaction, or taken any action, in each case of (i) and (ii) that could constitute a material violation of any applicable Anti-Corruption Law, Anti-Money Laundering Law or any

applicable embargo or related trade restriction imposed by the United States government or any relevant foreign Governmental Body.

(d) Each Seller and Acquired Entity has, since April 24, 2019, (i) complied in all material respects with applicable Trade Control Laws and Sanctions, (ii) maintained in place and implemented reasonable controls and systems to comply with applicable Trade Control Laws and Sanctions and (iii) not engaged in a transaction or dealing, direct or knowingly indirect, with or involving a Sanctioned Country or Sanctioned Person in material violation of Sanctions. No Seller or Acquired Entity or any director or officer or, to the Knowledge of Sellers, any employee or agent thereof is a Sanctioned Person or the subject of debarment or any list-based designations under any Trade Control Law.

(e) To the Knowledge of Sellers, no Seller or Acquired Entity has, with respect to Anti-Corruption Laws, Anti-Money Laundering Laws, or Sanctions (i) received from any Governmental Body or any Person, a notice, inquiry, or allegation, (ii) made any voluntary or involuntary disclosure to a Governmental Body, or (iii) conducted any internal investigation or audit concerning any actual, suspected, or potential violation or wrongdoing.

Section 3.10 Environmental Matters. Except as would not be or reasonably be expected to be, individually or in the aggregate, material to the Acquired Assets and Assumed Liabilities, taken as a whole, (a) each Seller (with respect to the Business) and Acquired Entity is, and since January 1, 2019 has been, in compliance with all applicable Environmental Laws and obtained and maintained compliance with all Governmental Authorizations required to be maintained by such Seller or Acquired Entity pursuant to applicable Environmental Laws, (b) no notice of violation of, or notice of Liability arising under, any Environmental Law has been received by any Seller or Acquired Entity since January 1, 2019, the substance of which has not been fully resolved, (c) no Action is pending, threatened in writing, or, to the Knowledge of Sellers, threatened in writing or orally against any Seller or Acquired Entity under any Environmental Law, (d) the Seller and Acquired Entity are not subject to any Order pursuant to Environmental Laws relating to the Business under which there are uncompleted, outstanding or unresolved obligations on their respective parts, (e) neither the Sellers nor any Acquired Entity has treated, stored, disposed of, arranged for the disposal of, transported, handled, Released, manufactured, imported, exported, packaged, labeled, or sold any Hazardous Material, including at any Real Property, and to the Knowledge of the Sellers no Hazardous Material is present at, on, in or under any Real Property, in any such case in a quantity or condition that requires investigation, remediation or monitoring pursuant to Environmental Law, is in material violation of Environmental Law, has resulted in any material exposure of any Person to a Hazardous Material or would otherwise reasonably be expected to result in a material Liability to the Acquired Entities or the Purchaser under Environmental Law, (f) the Acquired Entities have not expressly assumed by contract any material Liability of any other Person pursuant to Environmental Law; (g) no Real Property is located or constructed in permanent preservation areas or any other legally protected area; and (h) Sellers have made available to Purchaser copies of all material environmental reports, data, studies, investigations and correspondence with Government Bodies related to any Acquired Entity or Real Property.

Section 3.11 Intellectual Property.

(a) Section 3.11(a) of the Disclosure Letter sets forth a true, correct and complete list in all material respects of all issued, registered and applied for Intellectual Property of the Acquired Entities (the “AE Registered Intellectual Property”, and together with the registered and applied for Acquired Intellectual Property, the “Business Registered Intellectual Property”), including (i) issued Patents and Patent applications, (ii) registered Trademarks and applications to register Trademarks, (iii) registered Copyrights and applications to register Copyrights and (iv) domain names and social media accounts, specifying as to each such item, as applicable, the owner(s) (and in the case of domain names, the registrant, and in the case of social media accounts, the account holder), jurisdiction of application and/or registration, the application and/or registration number. Except as set forth in Section 3.11(a) of the Disclosure Letter all material Business Registered Intellectual Property is subsisting and has not expired, been cancelled, or been abandoned, and to the Knowledge of Sellers, is valid and enforceable and in full force and effect. Except as would not be or reasonably be expected to be, individually or in the aggregate, material to the Acquired Assets and Assumed Liabilities, taken as a whole, Sellers or the Acquired Entities, as applicable, and except as set forth on Section 3.11(a) of the Disclosure Letter, have maintained all Business Registered Intellectual Property in the Ordinary Course, and in accordance with reasonable business judgment. Section 3.11(a) of the Disclosure Letter also sets forth a true, correct and complete list of all material Software that is Acquired Intellectual Property and AE Intellectual Property. Except as would not be or reasonably be expected to be, individually or in the aggregate, material to the Acquired Assets and Assumed Liabilities, taken as a whole, or as set forth in Section 3.11(a), Sellers and the Acquired Entities exclusively own all right, title and interest in and to the Business Registered Intellectual Property, free and clear of any Encumbrances, except Permitted Encumbrances.

(b) Except as would not be or reasonably be expected to be, individually or in the aggregate, material to the Acquired Assets and Assumed Liabilities, taken as a whole, each item of Business Registered Intellectual Property identified in Section 3.11(a) of the Disclosure Letter is registered and/or recorded in the name of a Seller or an Acquired Entity. With respect to Business Intellectual Property that is not solely owned by the Sellers or the Acquired Entities, Section 3.11(a) of the Disclosure Letter identifies, to the Knowledge of Sellers, all other owners. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated thereby will not (i) result in the loss, forfeiture, termination, license, or impairment of any of the Sellers’ or Acquired Entities’ rights in the Business Intellectual Property owned by such Sellers or the Acquired Entities that is material to the Business or, (ii) except as would not be or reasonably expected to be, individually or in the aggregate material to the Acquired Assets and Assumed Liabilities, or set forth in Section 3.11(b) of the Disclosure Letter, give rise to any right of a third Person to terminate, modify, or consent to the continued use of, Business Intellectual Property that is licensed under a Contract that (x) is required to be scheduled on Section 3.7(a)(xvi) of the Disclosure Letter (y) is an employee invention assignment agreement or similar agreement with independent contractors or consultants entered into in the Ordinary Course to which Seller or an Acquired Entity is a party, or (z) is a nonexclusive license of commercially available Software technology (including software as a service or “SaaS”) (A) for which any Seller or any Acquired Entity pays more than $500,000 in the aggregate per Software technology title per year in licensing, maintenance, or other fees or (B) that is otherwise material to the Business.

(c) Except as would not be or reasonably be expected to be, individually or in the aggregate, material to the Acquired Assets and Assumed Liabilities, taken as a whole, the Acquired Intellectual Property and AE Intellectual Property constitute all of the Intellectual Property owned, used or held for use by the Sellers and Acquired Entities that are necessary to conduct the Business as conducted by the Sellers and Acquired Entities prior to the Closing Date. As of immediately following the Closing Date, no Seller owns or controls any Intellectual Property that was used or held for use in the Business prior to the Closing Date. Section 3.11(c) of the Disclosure Letter sets forth a true, correct and complete list of all intercompany agreements by and between any of the Sellers or Acquired Entities and other Subsidiaries of the Sellers, pursuant to which any right or license in Intellectual Property is granted.

(d) Except as would not be or reasonably be expected to be, individually or in the aggregate, material to the Acquired Assets and Assumed Liabilities, taken as a whole, (i) the Sellers or the Acquired Entities own or possess the right to use, pursuant to valid licenses, sublicenses, agreements or permissions, all items of Intellectual Property that are used in or reasonably necessary for the operation of the Business as currently conducted, (ii) the Sellers and the Acquired Entities are not interfering with, infringing upon, misappropriating, diluting or otherwise violating, and in the last six years have not interfered with, infringed upon, misappropriated, diluted or otherwise violated any Intellectual Property rights of any Person, (iii) no Business Intellectual Property, proprietary right, product, process, method, substance, part, or other material now employed, sold or offered by or contemplated to be employed, sold or offered by Sellers or the Acquired Entities, is interfering with, infringing upon, misappropriating, diluting or otherwise violating, nor has in the last six (6) years has interfered with, infringed upon, misappropriated, diluted or otherwise violated, any Intellectual Property rights of any Person, and (iv) no Person is contesting, nor has in the last six (6) years contested, the validity, use, registrability, ownership or enforceability of any of the material Business Intellectual Property (including any cancellation, opposition or similar proceedings), (v) no Action regarding any of the foregoing is pending (or were previously pending at any time in the last six (6) years and remain unresolved) or, threatened in writing, or to the Knowledge of Sellers, threatened orally, and (vi) to the Knowledge of Sellers, no Person is infringing, misappropriating, diluting or otherwise violating, nor has in the last six years infringed, misappropriated, diluted or otherwise violated, the rights of the Sellers or the Acquired Entities with respect to any Business Intellectual Property.

(e) Except as would not be or reasonably be expected to be, individually or in the aggregate, material to the Acquired Assets and Assumed Liabilities, taken as a whole, the Sellers or Acquired Entities, as applicable (i) have taken commercially reasonable measures to maintain and to protect the value, secrecy and confidentiality of all Trade Secrets and other material confidential information included in the Business Intellectual Property and any Trade Secrets or material confidential information of third persons provided to the Sellers or Acquired Entities, as applicable, in confidence, and (ii) the Sellers or Acquired Entities have and have in the past three (3) years had in place a policy requiring each employee, consultant and independent contractor that has access to any such Trade Secret or confidential information to be subject to contractual obligations of confidentiality in respect thereof. To the Knowledge of Sellers, there has not been any unauthorized access to, or use or disclosure of, any such material Trade Secrets or material confidential information.

(f) Except as would not be or reasonably be expected to be, individually or in the aggregate, material to the Acquired Assets and Assumed Liabilities, taken as a whole, each current and former officer, director, employee, contractor and consultant of the Sellers or Acquired Entities who has contributed to the invention, creation or development of any patents or patent applications or any other material Business Intellectual Property purported to be owned by any of the Sellers or Acquired Entities have executed written agreements pursuant to which such Person validly and presently assigns to the Sellers or Acquired Entities all of such Person’s rights, title and interests in and to such Intellectual Property that the Sellers or Acquired Entities do not already own by operation of Law. To the Knowledge of Sellers, no such Person is in default or breach of any such agreements.

(g) Except as would not be or reasonably be expected to be, individually or in the aggregate, material to the Acquired Assets and Assumed Liabilities, taken as a whole, (i) the information technology systems, including the software, hardware, databases, networks, servers and related assets used or held for use in the Business (the “Company IT Systems”) are either owned, leased or licensed by Sellers (with respect to the Business) or the Acquired Entities and are reasonably sufficient for the operation of the Business as currently conducted; (ii) the Sellers or Acquired Entities maintain commercially reasonable security, disaster recovery and business continuity plans, procedures and facilities designed to protect the Company IT Systems against unauthorized access or manipulation by third parties and which include reasonable recovery and business continuity procedures with respect to (A) overload, failure, limitation of system capacities, manual misuses and other interruptions of regular business operations, (B) fire, explosion, flood, any other calamity and other interruptions of regular business operations, as well as (C); (iii) in the prior twelve (12) months, there has been no failure or other substandard performance of any Company IT Systems; and (iv) the Company IT Systems are free of any Malicious Code. “Malicious Code” means any computer code or other procedures, routines or mechanisms which are designed to: (A) disrupt, disable, harm or impair in any material way such Software’s operation, (B) cause such Software to damage or corrupt any data, storage media, programs, or equipment of the Sellers or Acquired Entities, or otherwise materially interfere with the Sellers’ or Acquired Entities’ operations or (C) permit any third party to access any such Software to cause disruption, disablement, harm, impairment, damage erasure or corruption (sometimes referred to as “traps”, “viruses”, “access codes”, “back doors” “Trojan horses,” “time bombs,” “worms,” or “drop dead devices”). To the Knowledge of Sellers, and except as would not be or reasonably be expected to be, individually or in the aggregate, material to the Acquired Assets and Assumed Liabilities, during the last thirty-six months, no third Person has gained unauthorized access to any Company IT Systems.

(h) Except as would not be or reasonably be expected to be, individually or in the aggregate, material to the Acquired Assets and Assumed Liabilities, to the Knowledge of Sellers, (i) All Software included in Acquired Intellectual Property or AE Intellectual Property (“Company Software”) that is licensed, distributed or otherwise made available to end users is licensed, distributed or made available pursuant to an end user license agreement that has been made available to the Purchaser. No Company Software or tangible embodiments thereof have been placed in escrow; (ii) the Sellers and the Acquired Entities have not disclosed, delivered or licensed to any Person or agreed or obligated itself to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any source code for the Company Software, other than disclosures to employees, contractors and consultants (A)

involved in the development of Company Software and (B) subject to a written confidentiality agreement; (iii) no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure, delivery or license by any of the Sellers or Acquired Entities of any source code for the Company Software, other than disclosures to employees and consultants involved in the development of Company Software; (iv) the source code for Company Software has been documented in a professional manner that is consistent with customary code annotation conventions and practices in the software industry and (v) no Company Software was or is developed in whole or in part using, linked to or distributed with, any software, software development toolkits, databases, libraries, scripts, or other, similar modules of software that are subject to “open source” or similar license terms in a manner that subjects or purports to subject the Company Software to any copyleft license or that requires or purports to require any of the Sellers or Acquired Entities to grant any license or disclose any source code with respect to Intellectual Property included in Company Software.

Section 3.12  Data Privacy.

(a) Except as would not be or reasonably be expected to be, individually or in the aggregate, material to the Acquired Assets and Assumed Liabilities, taken as a whole, each Seller and Acquired Entity, and to the Knowledge of Sellers, all Affiliates and third parties Processing Personal Information on behalf of the Sellers and Acquired Entities and sharing Personal Information with Sellers and Acquired Entities (collectively, “Data Partners”), comply, and since January 1, 2021 have complied with all applicable (i) Privacy Laws, (ii) the Sellers’ and Acquired Entities’ policies, notices, and statements related to privacy, security or the Processing of Personal Information (each, a “Privacy Policy”), and (iii) contractual commitments related to privacy, security, or the Processing of Personal Information (collectively, the “Privacy Requirements”).

(b) Except as would not be or reasonably be expected to be, individually or in the aggregate, material to the Acquired Assets and Assumed Liabilities, taken as a whole, the execution, delivery, and performance of this Agreement and the Transactions will not result in a violation or breach of, or conflict with, any Privacy Requirements.

(c) Except as would not be or reasonably be expected to be, individually or in the aggregate, material to the Acquired Assets and Assumed Liabilities, taken as a whole, the Sellers and Acquired Entities have implemented a policy designed to conduct due diligence on all Data Partners before allowing them to access, receive or otherwise Process Personal Information.

(d) Except as would not be or reasonably be expected to be, individually or in the aggregate, material to the Acquired Assets and Assumed Liabilities, taken as a whole, the Sellers and Acquired Entities, and to the Knowledge of Sellers, each of their respective Data Partners, have, since January 1, 2021, implemented, maintained and complied with, commercially reasonable and appropriate technical, physical, and organizational measures, to (i) protect Personal Information and confidential information against a Security Incident, and (ii) identify and address material risks to the privacy and security of Personal Information and material confidential information Processed or controlled by Sellers or the Acquired Entities. Except as would not be or reasonably be expected to be, individually or in the aggregate, material to the Acquired Assets and

Assumed Liabilities, taken as a whole, since January 1, 2021, neither any Seller nor any Acquired Entity nor, to the Knowledge of Sellers, any of their respective Data Partners, has experienced any Security Incidents.

(e) Since January 1, 2021, in relation to any Security Incident or violation of a Privacy Requirement, neither any Seller nor any Acquired Entity nor, to the Knowledge of Sellers, any of their respective Data Partners (with respect to Personal Information Processed on behalf of the Sellers or Acquired Entities) has: (i) notified or been required to notify any Person or (ii) except as would not be or reasonably be expected to be, individually or in the aggregate, material to the Acquired Assets and Assumed Liabilities, taken as a whole, received any notice, inquiry, request, claim, complaint, correspondence or other communication from, or been the subject of any investigation or enforcement action by, any Person.

(f) (f) Except as would not be or reasonably be expected to be, individually or in the aggregate, material to the Acquired Assets and Assumed Liabilities, taken as a whole, each Seller, each Acquired Entity and, to the Knowledge of Sellers, any of their respective Data Partners has complied with all applicable notification or registration obligations and has obtained all applicable consents in respect of their Processing activities as required by the Privacy Laws.

(g) Since January 1, 2021, neither the Sellers nor any of the Acquired Entity has received, or to the Knowledge of Sellers, their respective Data Partners has, except as would not be or reasonably be expected to be, individually or in the aggregate, material to the Acquired Assets and Assumed Liabilities, taken as a whole, received any written notice or other correspondence from any person or Government Body alleging that any Seller, Acquired Entity or, to the Knowledge of Sellers, any of their respective Data Partners has failed to comply with any Privacy Laws.

Section 3.13  Tax Matters.

(a) Each Seller (or its applicable Affiliate) has prepared (or caused to be prepared) and timely filed (taking into account valid extensions of time within which to file) all Tax Returns with respect to the Acquired Assets and the Business required to be filed by it, and all Tax Returns required to be filed by the Acquired Entities have been timely filed (taking into account valid extensions of time within which to file), and all such filed Tax Returns (taking into account all amendments thereto) are true, complete and accurate in all material respects.

(b) All Taxes with respect to the Acquired Assets and the Business owed by a Seller that are due, and all income and other material Taxes required to be paid by an Acquired Entity, in each case, that are due (whether or not shown on any Tax Return) have been timely paid, except to the extent the nonpayment thereof is permitted or required by the Bankruptcy Code.

(c) In the past five (5) years, no assessment, deficiency or other claim for any material amount of Taxes with respect to the Acquired Assets, the Business, or the Acquired Entities has been proposed, made, asserted or assessed in writing against Sellers or the Acquired Entities that has not been fully satisfied by payment, settled or withdrawn, or otherwise resolved with no further liability thereto. No Action is being conducted or otherwise pending (or threatened in writing) against Sellers with respect to the Acquired Assets or the Business, or against an Acquired Entity with respect to Taxes.

(d) In the past three (3) years, no written claim has been made by a Governmental Body in a jurisdiction where Sellers or the Acquired Entities do not file a particular type of Tax Return or pay a particular type of Tax that such entity is or may be required to file such type of Tax Return or pay such type of Tax. No Seller or Acquired Entity has engaged in a trade or business, had a branch, permanent establishment or other type of taxable presence, or become resident for Tax purposes in any jurisdiction outside of the country of its formation.

(e) There are no Encumbrances for Taxes on any of the Acquired Assets or assets of the Acquired Entities other than Permitted Encumbrances.

(f) None of the Sellers or the Acquired Entities has waived any statute of limitations in respect of Taxes with respect to the Acquired Assets or Taxes of the Acquired Entities or agreed to any extension of time with respect to an assessment or deficiency for Taxes with respect to the Acquired Assets of the Acquired Entities (in each case, other than pursuant to extensions of time to file Tax Returns obtained in the Ordinary Course or for Taxes of which the statute of limitations has expired), in each case, which waiver or extension is currently in force and could have effect after the Closing Date.

(g) None of the Acquired Entities or Sellers has participated in any “listed transaction” within the meaning of 26 C.F.R. § 1.6011-4(b)(2).

(h) No Acquired Entity: (i) has any material unpaid liability in connection with its participation in an affiliated, consolidated, combined, joint, unitary or similar Tax group; (ii) has any material unpaid liability that is required to have been paid pursuant to any Tax sharing, indemnity allocation or similar agreement or arrangement; or (iii) has any material unpaid liability for the Taxes of another Person under applicable Law (other than liabilities in respect of another Acquired Entity), as a transferee or successor, by Contract or otherwise (other than pursuant to customary commercial agreements entered into in the Ordinary Course). No Acquired Entity has any obligation under a tax receivable agreement or any similar agreement that requires payments to another party in respect of any tax savings realized by the Acquired Entities or in respect of any tax attributes of the Acquired Entities.

(i) No Acquired Entity has participated in a transaction (other than a transaction between Acquired Entities whose income is currently reflected on a consolidated return pursuant to Section 1501 of the Tax Code) intended to be governed by Section 355 or Section 361 of the Tax Code (or so much of Section 356 as relates to Section 355 of the Tax Code) during the two (2) years prior to the date hereof.

(j) No Acquired Entity (or Purchaser or its Affiliates in respect of Tax items of the Acquired Entities) will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period beginning after the Closing as a result of (i) any change in or use of an incorrect method of accounting prior to the Closing, (ii) any excess loss account, installment sale, or open transaction existing or entered into prior to the Closing, (iii) any prepaid amounts received or deferred revenue realized or accrued outside the ordinary course of business prior to the Closing, or (iv) a “closing agreement” as described in Section 7121 of the Tax Code (or any corresponding or similar state, local or non-U.S. income Tax Law) executed prior to the Closing. No Acquired Entity has any material liability in connection with Section 965 of the Tax Code.

(k) None of Purchaser or any of its Affiliates will be required to include in taxable income under Section 951 of the Code for any taxable period (or portion thereof) ending after the Closing Date a material amount of income arising from transactions or events occurring in a taxable period (or portion thereof) ending on or prior to the Closing Date.

(l) No Acquired Entity is a “passive foreign investment company” as defined in Section 1297 of the Code.

(m) No Acquired Entity which is a foreign corporation for U.S. federal income tax purposes will recognize a material amount of “subpart F income” as defined in Section 952 of the Code during the taxable year of such Acquired Entity which includes but does not end on the Closing Date.

(n) The U.S. federal income tax classification, including any entity classification elections made in the five (5)-year period ending on the date hereof, of each Acquired Entity is listed on Section 3.13(n) of the Disclosure Letter.

(o) No Acquired Entity has any potential material liability in connection with the dual consolidated loss provisions set forth in Section 1503 of the Tax Code.

(p) Sellers (with respect to Acquired Assets and Assumed Liabilities) and the Acquired Entities have complied in all material respects with Laws relating to escheat and unclaimed property.

(q) The Sellers have acquired and hold the Indian Acquired Entity as a “capital asset” as defined under the provisions of the Indian Income Tax Act. Further, for accounting purposes, from the date of acquisition of the shares of Indian Acquired Entity, the Seller treats such shares as “investment account” and not as “stock in trade”.

(r) The Sellers does not have any “permanent establishment” in India within the meaning of double taxation avoidance agreements/ tax treaty applicable to the Sellers.

(s) [Intentionally omitted.]

(t) None of the Sellers have received any notice, communication, order, or demand from any Tax authority denying or questioning the eligibility to the applicable double taxation avoidance agreements/ tax treaty in the past.

(u) All the information, representations and documents provided by Indian Acquired Entity or the Sellers under this Agreement including information for preparing the India Valuation Report, Withholding Tax Report and Form 15CA and Form 15CB are true, complete and accurate in all respects.

(v) No waivers of statutes of limitations (other than waivers no longer in force or in respect of routine extensions of time to file) have been granted in respect of any income or other material Taxes of any Acquired Entity or in respect of or relating to the Business or any Acquired Asset.

(w) Each of (i) the Sellers (or an applicable Affiliate), with respect to the Business and Acquired Assets and (ii) the Acquired Entities has (x) timely deducted, withheld and remitted all material Taxes in connection with any amounts paid or owing to any employee, independent contractor, equity interest holder or other third party, and all IRS Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed, and (y) timely and properly collected all material sales, use, value-added, and similar Taxes required to be collected, and has remitted or will remit on a timely basis such amounts to the appropriate Governmental Body.

(x) For U.S. federal, state and local Tax purposes, none of the Acquired Assets or equity interests of any Acquired Entity are “United States real property interests” within the meaning of Section 897(c) of the Tax Code.

(y) Section 116 of the Tax Act will not apply in respect of the purchase and sale contemplated by this Agreement.

(z) There are no circumstances under which the purchase and sale of the Acquired Assets pursuant to this Agreement could result in the application of any Acquired Entity of sections 17, 78, 80, 80.01, 80.02, 80.03, 80.04 of the Tax Act or any analogous provision of any comparable Law of any providence or territory of Canada.

(aa) No Acquired Entity has acquired property from a Person not dealing at arm’s length (for purposes of the Tax Act) with it in circumstances that would result in such Acquired Entity becoming liable to pay Taxes of such Person under section 160 of the Tax Act.

(bb) Sellers are neither subject to any pending Tax Actions nor have any demands, claims or ongoing audit with respect to income or other material Taxes, and the Sellers have not received any written notice or communication of any such proceedings or audit with respect to any income or other material Taxes, in each case that could result in rendering the transactions contemplated herein void under Section 281 of the Indian Income Tax Act or Section 81 of the GST Laws or which necessitates obtaining a “no objection certificate” under Section 281 of the Indian Income Tax Act or Section 81 of the GST Laws, from any Tax authority prior to the transaction.

Section 3.14 Employee Benefit Plans.

(a) Set forth on Section 3.14(a) of the Disclosure Letter is a true and complete list of each material Employee Benefit Plan, and each material Acquired Entity Benefit Plan. Sellers have made available to Purchaser true and complete copies (to the extent applicable) of, with respect to each material Acquired Entity Benefit Plan, (i) the most current summary plan description or member booklet and each summary of material modifications thereto and (ii) the most recent IRS determination or opinion letter with respect to any qualified defined contribution plan, and, with respect to each material Acquired Entity Benefit Plan, (A) the current plan document and all amendments thereto (or, if such Acquired Entity Benefit Plan is unwritten, a written description of the material terms thereof), (B) the most recently filed annual report with any Governmental Body and (C) all non-routine notices and filings concerning Governmental Body audits or investigations received or sent during the last three years.

(b) Each Employee Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Tax Code has received a favorable determination letter from the IRS or is a master, prototype, or volume submitter plan that is entitled to rely upon a favorable advisory or opinion letter issued by the IRS, and no event has occurred and no condition exists which would reasonably be expected to adversely affect the tax-qualified status of such Employee Benefit Plan.

(c) There are no pending, or to the Knowledge of Sellers, threatened claims (other than routine claims for benefits) by, on behalf of, against or with respect to any Acquired Entity Benefit Plan or against any fiduciary of such Acquired Entity Benefit Plan, and no facts or circumstances exist that would reasonably be expected to give rise to any such claims. Each Acquired Entity Benefit Plan has been maintained, operated, registered, funded and administered in compliance with its terms and applicable Laws, including the applicable requirements of the Tax Code and ERISA, in each case, in all material respects. Full payment has been timely made of all amounts which any of the Sellers or Acquired Entities is required, under applicable Law or under any Acquired Entity Benefit Plan, to have paid as a contribution or a benefit under any Acquired Entity Benefit Plan.

(d) Except as set forth on Section 3.14(c) of the Disclosure Letter, no Seller or Acquired Entity contributes to, is obligated to contribute to, or has any Liability with respect to (including on account of an ERISA Affiliate), any plan that is (i) a Multiemployer Plan, (ii) subject to Title IV of ERISA or the minimum funding requirements of Section 302 or 303 of ERISA or Section 412 or 430 of the Tax Code (each, a “Pension Plan”) or (iii) a “multiple employer plan” within the meaning of Section 413(c) of the Tax Code.

(e) No asset or property of any of the Sellers or Acquired Entities is subject to any lien arising under Section 430(k) of the Tax Code or Section 303(k) of ERISA. None of the Sellers or Acquired Entities has been required to provide any security under Section 302(c)(4) of ERISA or Section 436(f) or 412(c)(4) of the Tax Code.

(f) Excepted as set forth on Section 3.14(f) of the Disclosure Letter, none of Sellers or the Acquired Entities is obligated or otherwise has any Liability to provide any current or former employee, officer, director or other individual service provider of Sellers or the Acquired Entities (or any dependent thereof) any post-employment health, medical or life insurance benefits after his or her termination of employment or engagement other than (i) as required under Section 4980B of the Tax Code or any similar Law, (ii) individual conversion rights under the terms of the applicable Employee Benefit Plan or related insurance policy, or (iii) disability benefits that continue beyond the termination of active employment due to the disability.

(g) Except as set forth in Section 3.14(g) of the Disclosure Letter, neither the execution and delivery of this Agreement nor the performance or consummation of the Transactions will, either alone or in combination with another event (including termination of service) entitle any current or former employee, officer or other individual service provider of the

Acquired Entities (or dependent or beneficiary thereof) to severance, retention, transaction, stay, success or change in control payment.

(h) None of the Sellers or Acquired Entities sponsors, maintains or contributes to or is party to any agreement, Contract, arrangement or plan (including any Employee Benefit Plan) that, either alone or together with any other event (including a termination of employment), will obligate it to make any payments that would not be deductible under Section 280G of the Tax Code or could result in the imposition of any Taxes under Section 4999 of the Tax Code, including in connection with the execution, delivery or performance of this Agreement or the consummation of the Transactions, determined without regard to any arrangements that may be implemented by, or at the direction of, Purchaser or any of its Affiliates.

(i) None of Sellers or the Acquired Entities, since January 1, 2021, has sponsored, maintained or contributed to any “registered pension plan,” “retirement compensation arrangements”, “deferred profit sharing plan”, “registered retirement savings plan” or “TFSA” as each such term is defined in the Tax Act.

(j) Each Employee Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Tax Code) has been operated and administered in material compliance with Section 409A of the Tax Code. No Acquired Entity has any Liability with respect to any gross up, reimbursement or similar obligation to any current or former employee, officer, director or other individual service provider of the Acquired Entities in respect of any Taxes, including for any excise or penalty Taxes incurred pursuant to Section 409A or Section 4999 of the Tax Code.

Section 3.15 Employees.

(a) Section 3.15(a) of the Disclosure Letter sets forth all collective bargaining agreements and other labor-related Contracts with any trade or labor union, works council, labor organization, or other bargaining representative (each a “Union”) to which any Seller (with respect to the Business or Business Employees) or Acquired Entity is a party or bound (each, along with any side letters, addenda, or memoranda of understanding, or similar related agreements, a “Collective Bargaining Agreement”). Except for those employees covered by a Collective Bargaining Agreement set forth on Section 3.15(a) of the Disclosure Letter, none of the Business Employees are represented by a Union, and no Seller (with respect to the Business Employees) or Acquired Entity is or has been party to, subject to, or negotiating any Collective Bargaining Agreement with any Union. The Sellers and Acquired Entities have in all material respects complied with, and have not breached in any material respect, any Collective Bargaining Agreement set forth on Section 3.15(a) of the Disclosure Letter or any other obligations with respect to any Union.

(b) Since January 1, 2021, neither Sellers nor the Acquired Entities have received a written demand from any Union seeking recognition as the exclusive bargaining representative of any Business Employees and, to the Knowledge of Sellers, there have not been any other organizational efforts or activities relating to any Business Employees. As of the date hereof, there are no representation proceedings or petitions seeking a representation proceeding presently pending or threatened in writing, or to the Knowledge of Sellers, threatened orally involving any Business Employees. There is no, and has not been since January 1, 2021 any, pending or, threatened in writing, or to the Knowledge of Sellers, threatened orally labor strike, lockout, picketing, organized labor slowdown, concerted work stoppage, material grievance, or other material labor dispute by or relating to any Business Employees.

(c) Section 3.15(c) of the Disclosure Letter contains a correct and complete current list of each Business Employee showing, with respect to each Business Employee, whether actively at work or on a leave of absence; base salary or base wage rate; bonus arrangements, or other compensation entitlements for the current calendar year; job title or position; status as full-time or part-time; location of employment (including state for Business Employees in the United States); employer; date of hire; cumulative length of service; and classification as overtime exempt or overtime nonexempt under applicable Law (with respect to Business Employees in the United States). No Business Employees are subject to any commission arrangements. As soon as practicable following the Closing, Sellers will update the Business Employee List to include, for each Business Employee on a leave absence, the expected return to work date.

(d) Sellers and the Acquired Entities are, and have been since January 1, 2021, in compliance in all material respects with all applicable Laws respecting employment, employment practices and labor, including Laws related to terms and conditions of employment, hiring practices, background checks, payroll practices, wages, working hours scheduling, classification of independent contractors and other non-employee workers as such, classification of employees as exempt under applicable wage and hour Laws, collective bargaining, benefits, unemployment insurance, workers’ compensation, health and safety, child labor, immigration, authorization to work, harassment, discrimination, retaliation, disability rights and benefits, pregnancy-related and other accommodations, paid sick leave, Family and Medical Leave Act leaves of absence and other protected leaves of absences, employee privacy, record-keeping, drug testing, affirmative action, civil rights, human rights, pay equity, fair labor standards, prohibition of forced labor, regulation of contract labor, social security and retirement contributions, profit sharing distributions, registration with labor authorities, and employee terminations or layoffs (including under the Worker Adjustment and Retraining Notification Act). Except as is not reasonably expected to result in material Liability, (i) since January 1, 2021, each current and former employee of any Seller (who has serviced the Business) or Acquired Entity is and has been accurately classified as overtime exempt or overtime nonexempt under all applicable Laws, (ii) each individual who is rendering or has rendered services to any Seller or the Acquired Entities is, and has been since January 1, 2021, accurately classified as an employee, independent contractor, or otherwise under all applicable Laws, (iii) to the Knowledge of Seller, each Business Employee has the right to work for such Seller or Acquired Entity, as applicable, and no such employee is employed by any Seller or Acquired Entity in violation of any immigration requirements under applicable Laws, and (iv) since January 1, 2021, a form I-9 has been properly completed and maintained for each current and former U.S.-based employee of any Seller (who has serviced the Business) or Acquired Entity.

(e) Since January 1, 2021, (i) to the Knowledge of Seller, no allegations of sexual or other harassment have been made against any current or former director, officer, or executive-level Business Employee of Sellers or the Acquired Entities, and (ii) to the Knowledge of Seller, no allegations of sexual or other harassment have been made against any non-executive level employee or other service providers of Sellers or the Acquired Entities that would be reasonably likely to lead to material Liability, and (iii) to the Knowledge of Seller, Sellers and the Acquired Entities have reasonably investigated all sexual or other harassment allegations against director, officer, or executive level Business Employee made to a Seller or Acquired Entity and, with respect to each such allegation deemed to have merit, the applicable Seller or Acquired Entity has taken corrective actions that were reasonably calculated to prevent further harassment.

(f) Except as set forth on Section 3.15(f) of the Disclosure Letter, since January 1, 2021, no Sellers or the Acquired Entities have implemented or effectuated a “mass layoff” or “plant closing” as defined under the Worker Adjustment and Retraining Notification Act of 1988 or similar state, provincial or local Law in each relevant state or jurisdiction requiring notice in the event of a mass layoff or plant closing (each a “WARN Act”), or similar collective employment action, in each case which triggered notice obligations under the WARN Act.

(g) Except as set forth on Section 3.15(g) of the Disclosure Letter, there are no material Actions pending or, to the Knowledge of Sellers, threatened in writing against Sellers or the Acquired Entities relating to their compliance with applicable labor or employment Laws.

(h) No employee (current or former) or consultant of any of the Sellers or their Affiliates, other than the Business Employees listed herein, may validly claim their automatic transfer to the Purchaser or any of its Affiliates (including the Acquired Entities) under applicable Laws as a result of the transactions contemplated herein or otherwise. For the avoidance of doubt, pursuant to applicable Laws and the terms herein, no employee of any Sellers or Affiliates of Sellers is to be transferred to the Purchaser or its Affiliates in France.

Section 3.16 Insurance Coverage. Section 3.16 of the Disclosure Letter sets forth a description of all material insurance policies maintained by Sellers or the Acquired Entities, other than any policies maintained in connection with an Employee Benefit Plan (the “Business Insurance Policies”). The Sellers and Acquired Entities maintain insurance, underwritten by financially reputable insurance companies, in such amounts and against such risks as is reasonably sufficient to comply with applicable Law and all Material Contracts. Except as would not be or reasonably be expected to be, individually or in the aggregate, material to the Acquired Assets and Assumed Liabilities, taken as a whole, (i) each of the Business Insurance Policies is in full force and effect, all premiums due thereon have been paid in full and the Sellers and Acquired Entities are in compliance in all respects with the terms and conditions of such Business Insurance Policies; (ii) no event has occurred which, with or without notice or lapse of time or both, would constitute a breach of or default under, or permit the termination of any Business Insurance Policy, and no Seller or Acquired Entity has received any written notice or, to the Knowledge of Sellers, oral notice, regarding any cancellation or invalidation, premium increase with respect to, or alteration of coverage under, any Business Insurance Policy; (iii) the Sellers and Acquired Entities have filed claims as required under the respective Business Insurance Policies with insurers with respect to all matters and occurrences for which it has coverage, including those which fall within any self-insured retentions or deductibles; and (iv) to the Knowledge of Sellers, there are no pending claims submitted by the Sellers or Acquired Entities as to which coverage has been denied, rejected or disputed by the applicable insurer.

Section 3.17 Customers, Suppliers and Distributors. Section 3.17 of the Disclosure Letter lists each Material Supplier and Material Distributor. No Seller or Acquired Entity has received a written or, to the Knowledge of Sellers oral notice from any such Material Supplier or Material Distributor stating its intention of, and no such Person intends or has threatened in writing or, to the Knowledge of Sellers, orally to (a) cease doing (or not renew) business with the Sellers or Acquired Entities or (b) change, in a manner materially adverse to the Acquired Assets and Assumed Liabilities, taken as a whole, the relationship of such Person with the Sellers or Acquired Entities. No Material Supplier or Material Distributor has cancelled, terminated, relinquished, waived, released or changed the pricing or any other terms of its business relationship or any Contract with the Sellers or Acquired Entities.

Section 3.18 Related Party Transactions. Except as disclosed in the Company Filings, since January 1, 2021, no event has occurred and no relationship exists that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC and is not so disclosed. Section 3.18 of the Disclosure Letter lists each Contract between any Acquired Entity or Acquired Entities, on the one hand, and any Seller or any Affiliate of Seller (other than any Acquired Entity), on the other hand.

Section 3.19 Sufficiency of Assets. Subject to Bankruptcy Court approval, entry of the Sale Orders and assumption by the applicable Seller or Acquired Entity of the applicable Contract in accordance with applicable Law (including satisfaction of any applicable Cure Costs), except for the (i) Excluded Assets, (ii) Employee Benefit Plans, (iii) insurance policies, (iv) employees that do not become Transferred Employees, and (v) services provided under the Transition Services Agreement as of Closing, the Acquired Assets (A) constitute all of the material assets, properties and rights owned, leased or licensed by Seller or its Subsidiaries that are related to the Business as it is currently being conducted in each of the United States, Canada, Mexico, Brazil, Korea, India, Malaysia and China and (B) are sufficient to operate the Business immediately after the Closing in all material respects as the Business is currently conducted in each of United States, Canada, Mexico, Brazil, Korea, India, Malaysia and China.

Section 3.20 Brokers. Except as set forth on Section 3.20 of the Disclosure Letter, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of Sellers.

Section 3.21 Absence of Certain Changes.

(a) Since the Balance Sheet Date, (i) a Material Adverse Effect has not occurred and (ii) except as set out in Section 3.21(a) of the Disclosure Letter the Business has been conducted, in all material respects, in the Ordinary Course.

(b) Since the Balance Sheet Date, except as contemplated by this Agreement or set forth on Section 3.21(b) of the Disclosure Letter, no Seller or Acquired Entity has taken any action which would have required the prior written consent of Purchaser pursuant to Section 6.1(b)(iii), Section 6.1(b)(x), Section 6.1(b)(xi), Section 6.1(b)(xii), Section 6.1(b)(xiii), Section 6.1(b)(xiv) or Section 6.1(b)(xv), had such actions been taken after the date of this Agreement.

Section 3.22 Foreign Direct Investment Rules. Since January 1, 2021, the Acquired Entities and their equityholders have materially complied and are in material compliance with all foreign direct and foreign exchange Laws and such Acquired Entities are legally entitled to repatriate capital, remit dividends and/or make any distributions to their equityholders.

Section 3.23 No Other Representations or Warranties. Except for the representations and warranties expressly contained in this Article III (as qualified by the Disclosure Letter and in accordance with the express terms and conditions (including limitations and exclusions) of this Agreement), the certificate delivered pursuant to Section 2.3(a)(xiv), or the other Transaction Agreements (the “Express Seller Representations”) (it being understood that Purchaser and the Purchaser Group have relied only on such Express Seller Representations and warranties), Purchaser acknowledges and agrees, on its own behalf and on behalf of the Purchaser Group, that no Seller nor any other Person on behalf of any Seller makes, and neither Purchaser nor any member of the Purchaser Group has relied on, is relying on, or will rely on the accuracy or completeness of any express or implied representation or warranty with respect to any Seller, the Acquired Entities, the Business or any of their other businesses, the other Acquired Assets, or the Assumed Liabilities or with respect to any information, statements, disclosures, documents, projections, forecasts or other material of any nature made available or provided by any Person (including in any presentations or other materials prepared by Company Advisors) (the “Information Presentation”) or in that certain “Project Party” datasite administered by Intralinks (the “Dataroom”) or elsewhere to Purchaser or any of its Affiliates or Advisors on behalf of Sellers or any of their Affiliates or Advisors on behalf of the Company Advisors. Without limiting the foregoing, no Seller or any of its Advisors nor any other Person will have or be subject to any Liability whatsoever to Purchaser, or any other Person, resulting from the distribution to Purchaser or any of its Affiliates or Advisors, or Purchaser’s or any of its Affiliates’ or Advisors’ use of or reliance on, any such information, including the Information Presentation, any information, statements, disclosures, documents, projections, forecasts or other material made available to Purchaser or any of its Affiliates or Advisors in the Dataroom or otherwise in expectation of the Transactions or any discussions with respect to any of the foregoing information.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER AND THE

ADMINISTRATIVE AGENT

Purchaser and the Administrative Agent (solely with respect to Section 4.6) represent and warrant to Sellers as of the date hereof as follows.

Section 4.1 Organization and Qualification. Purchaser is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware and has all requisite power and authority necessary to carry on its business as it is now being conducted, except (other than with respect to Purchaser’s due formation and valid existence) as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Purchaser’s ability to consummate the Transactions. Purchaser is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or used by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Purchaser’s ability to consummate the Transactions.

Section 4.2 Authorization of Agreement. Purchaser has all necessary power and authority to execute and deliver this Agreement and the other Transaction Agreements and to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by Purchaser of this Agreement, and the consummation by Purchaser of the Transactions, subject to requisite Bankruptcy Court approvals, have been duly authorized by all requisite corporate or similar organizational action and no other corporate or similar organizational proceedings on its part are necessary to authorize the execution, delivery and performance by Purchaser of this Agreement and the consummation by it of the Transactions. Subject to requisite Bankruptcy Court approvals, this Agreement has been duly executed and delivered by Purchaser and, assuming due authorization, execution and delivery hereof by the other Parties, constitutes a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except that such enforceability may be limited by the Enforceability Exceptions.

Section 4.3 Conflicts; Consents.

(a) Assuming that (i) the Sale Order, and all other requisite Bankruptcy Court approvals are obtained and (ii) the notices, authorizations, approvals, Orders, permits or consents set forth on Schedule 4.3(a) are made, given or obtained (as applicable), neither the execution and delivery by Purchaser of this Agreement, nor the consummation by Purchaser of the Transactions, nor performance or compliance by Purchaser with any of the terms or provisions hereof, will (A) conflict with or violate any provision of Purchaser’s Organizational Documents, (B) violate any Law or Order applicable to Purchaser, (C) violate or constitute a breach of or default (with or without notice or lapse of time, or both) under or give rise to a right of termination, modification, or cancelation of any obligation or to the loss of any benefit, any of the terms or provisions of any loan or credit agreement or other material Contract to which Purchaser is a party or accelerate Purchaser’s obligations under any such Contract, or (D) result in the creation of any Encumbrance (other than a Permitted Encumbrance) on any properties or assets of Purchaser or any of its Subsidiaries, except, in the case of clauses (A) through (D), as would not, individually or in the aggregate, reasonably be expected to prevent or materially impair, alter or delay the ability of Purchaser to consummate the Transactions.

(b) Except as set forth on Schedule 4.3(b), Purchaser is not required to file, seek or obtain any notice, authorization, approval, Order, permit or consent of or with any Governmental Body in connection with the execution, delivery and performance by Purchaser of this Agreement or the consummation by Purchaser of the Transactions, except where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not, individually or in the aggregate, reasonably be expected to prevent or materially impair, alter or delay the ability of Purchaser to consummate the Transactions.

Section 4.4 Financial Capacity. Purchaser will have at the Closing sufficient funds in an aggregate amount necessary to pay the Cash Consideration and to perform the Assumed Liabilities as they become due in accordance with their terms and to consummate all of the other Transactions, including the payment of the Cash Consideration and all fees, expenses of, and other amounts required to be paid by, Purchaser in connection with Transactions and does not know of any circumstance or condition that could reasonably be expected to prevent or substantially delay the availability of such funds or otherwise impair such capability at the Closing and such other dates that such obligations and transactions are required to be satisfied pursuant to the terms hereof. Purchaser affirms that it is not a condition to Closing or to any of its obligations under this Agreement that Purchaser obtains financing for the Transactions. Purchaser is and shall be capable of satisfying the conditions contained in sections 365(b)(1)(C) and 365(f) of the Bankruptcy Code with respect to the Assigned Contracts and the related Assumed Liabilities.

Section 4.5 Brokers. Except as set forth on Section 4.5 of the Disclosure Letter, all of whose fees and expenses will be borne solely by Purchaser, there is no investment banker, broker, finder, or other intermediary which has been retained by or is authorized to act on behalf of Purchaser that might be entitled to any fee or commission in connection with the Transactions.

Section 4.6 Credit Bid Direction. As of the Closing, the Administrative Agent, at the direction of the Required Lenders (as defined in the Credit Agreement) and on behalf of the Credit Agreement Lenders as holders of all outstanding Prepetition Revolving/Term Loan Debt, shall have (a) assigned to the Purchaser, on or prior to the date hereof, the right to acquire the Acquired Assets and assume the Assumed Liabilities and (b) authorized the Purchaser to, among other things, enter into and perform and comply with this Agreement and consummate the transactions contemplated hereby.

Section 4.7 Investment Representation; Investigation. Purchaser is acquiring the Equity Interests of the Acquired Entities for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities Laws. Purchaser is an “accredited investor” within the meaning of Regulation D promulgated pursuant to the Securities Act. Purchaser is knowledgeable about the industries in which the Acquired Entities operate and is capable of evaluating the merits and risks of the Transactions and is able to bear the substantial economic risk of such investment for an indefinite period of time. Purchaser has been afforded full access to the books and records, facilities and personnel of the Acquired Entities for purposes of conducting a due diligence investigation and has conducted a full due diligence investigation of the Acquired Entities and is satisfied with the access and materials made available to it in connection with such investigation and the scope and results of such investigation.

Section 4.8 No Other Representations or Warranties. Except for the representations and warranties expressly contained in this Article IV (as qualified by the Schedules and in accordance with the express terms and conditions (including limitations and exclusions) of this Agreement), the certificate delivered pursuant to Section 2.4(i) or the other Transaction Agreements (the “Express Purchaser Representations”) (it being understood that Sellers have relied only on such Express Purchaser Representations and warranties), Sellers acknowledge and agree, on their own behalf and on behalf of their Affiliates, that neither Purchaser nor any other Person on behalf of any member Purchaser Group makes, and no Seller and no Affiliate of the Sellers has relied on, is relying on, or will rely on the accuracy or completeness of any express or implied representation or warranty with respect to the Purchaser. Without limiting the foregoing, neither Purchaser nor any of its Advisors nor any other Person will have or be subject to any Liability whatsoever to any Seller, or any other Person, resulting from the distribution to any Seller or any of their Affiliates or Advisors, or any Seller’s or any of its Affiliates’ or Advisors’ use of or reliance on, any such information, in expectation of the Transactions or any discussions with respect to any of the foregoing information.

ARTICLE V

BANKRUPTCY COURT MATTERS

Section 5.1 Bankruptcy Actions.

(a) From the date hereof until the earlier of (i) the termination of this Agreement in accordance with Article VIII and (ii) the Closing Date, the Debtors shall take all actions and make all filings with the Bankruptcy Court reasonably necessary to ensure entry of the Sale Order, in form and substance reasonably acceptable to the Ad Hoc Group .

(b) Purchaser and the Ad Hoc Group shall reasonably promptly take all actions as are reasonably requested by Sellers to assist in obtaining the Bankruptcy Court’s entry of the Sale Order and any other Order reasonably necessary in connection with the Transactions as promptly as practicable, including furnishing affidavits, financial information, or other documents or information for filing with the Bankruptcy Court and making such employees and Advisors of Purchaser and its Affiliates available to testify before the Bankruptcy Court for the purposes of, among other things, providing necessary assurances of performance by Purchaser under this Agreement and demonstrating that Purchaser is a “good faith” purchaser under Section 363(m) of the Bankruptcy Code, as well as demonstrating Purchaser’s ability to pay and perform or otherwise satisfy any Assumed Liabilities following the Closing.

(c) Each Seller and Purchaser shall (i) appear formally or informally in the Bankruptcy Court if reasonably requested by the other Party or required by the Bankruptcy Court in connection with the Transactions and (ii) keep the other reasonably apprised of the status of material matters related to the Agreement, including, upon reasonable request promptly furnishing the other with copies of notices or other communications received by Sellers from the Bankruptcy Court with respect to the Transactions. Upon receipt thereof, each Seller shall promptly furnish the Purchaser with copies of any notices, Orders or other communications received by such Seller from the Bankruptcy Court that would permit or cause any Seller not to comply with any of its obligations pursuant to Sections 6.1(a) or (b).

(d) Sellers and Purchaser acknowledge that this Agreement and the sale of the Acquired Assets are subject to Bankruptcy Court approval.

(e) Purchaser shall provide adequate assurance of future performance as required under section 365 of the Bankruptcy Code for the Assigned Contracts. Purchaser agrees that it will take all actions reasonably required to assist in obtaining a Bankruptcy Court finding that there has been a sufficient demonstration of adequate assurance of future performance under the Assigned Contracts, such as furnishing affidavits, non-confidential financial information and other documents or information for filing with the Bankruptcy Court and making Purchaser’s Advisors available to testify before the Bankruptcy Court.

(f) In the event the Debtors (other than Tupperware Products A.G.) determine that they have sufficient assets post-Closing to seek to confirm a Chapter 11 plan of liquidation (a “Liquidating Plan”), each member of the Ad Hoc Group agrees to vote their claims for Remaining

Prepetition Debt in favor of a Liquidating Plan consistent with the terms contained in the Term Sheet filed as Exhibit 4 to the Modified Bidding Procedures Order and otherwise reasonably acceptable to them and the Debtors, which terms shall include (i) the transfer of the Excluded Assets and $2,000,000 by the Debtors to a liquidation trust administered by a liquidation trustee acceptable to the Debtors, the Ad Hoc Group, and the Committee, and (ii) customary releases, by, among others, the Debtors (other than Tupperware Products A.G.) the Credit Agreement Lenders, the Ad Hoc Group, the Prepetition Agents, Purchaser and the Committee and its members (solely in their capacity as such) of any and all claims or causes of action relating to the Debtors, the Business, the Bankruptcy Cases, the Bridge Credit Agreement or the Credit Agreement occurring on or before the effective date of the Liquidating Plan (which shall be mutually granted to, among other, Purchaser, the Committee, the Credit Agreement Lenders, the Prepetition Agents and each of their and the Debtors’ current and former directors and officers) and exculpation for the Debtors’ directors and officers, the Committee and its members (solely in their capacity as such), the Debtors’ and the Committee’s professionals, and other related parties (but for the avoidance of doubt, the Debtors themselves shall not be so released or exculpated from liability for the Remaining Prepetition Debt, any claims included in the Acquired Assets (other than the Purchased Claims and the Acquired Avoidance Actions), or any other claims entitled to receive distribution under the Liquidating Plan to the extent set forth therein); provided, however, that neither Purchaser nor the Ad Hoc Group shall be required to provide any funding for confirmation of a Liquidating Plan or the winddown of the Debtors’ estates. The members of the Ad Hoc Group shall opt into (or shall not opt out of, as applicable) the Liquidating Plan’s releases.

Section 5.2 Cure Costs. Subject to entry of the Sale Order, Purchaser shall, on or prior to the Closing (or, in the case of any Contract that is to be assigned following the Closing pursuant to Section 1.5, on or prior to the date of such assignment), pay the Cure Costs up to the Cure Cap so that such Contracts may be assumed by the applicable Seller and assigned to Purchaser in accordance with the provisions of section 365 of the Bankruptcy Code and this Agreement; provided that, notwithstanding the Cure Cap, Purchaser shall pay all Cure Costs in connection with any contract first designated for assumption by Purchaser post-Closing.

Section 5.3 Sale Order. The Sale Order shall, among other things, (a) approve, pursuant to sections 105, 363 and 365 of the Bankruptcy Code, (i) the execution, delivery and performance by Sellers of this Agreement, (ii) the sale of the Acquired Assets to Purchaser on the terms set forth herein and, as to Acquired Assets sold by Debtors, free and clear of all Encumbrances (other than Encumbrances included in the Assumed Liabilities and Permitted Encumbrances), and (iii) the performance by Sellers of their obligations under this Agreement, (b) authorize and empower Sellers to assume and assign to Purchaser the Assigned Contracts, (c) find that Purchaser is a “good faith” buyer within the meaning of Section 363(m) of the Bankruptcy Code, find that Purchaser is not a successor to any Seller, and grant Purchaser the protections of Section 363(m) of the Bankruptcy Code, (d) find that Purchaser shall have no Liability or responsibility for any Liability or other obligation of any Seller arising under or related to the Acquired Assets other than as expressly set forth in this Agreement, including successor or vicarious Liabilities of any kind or character, including any theory of antitrust, environmental, successor, or transferee Liability, labor law, de facto merger, or substantial continuity, (e) find that Purchaser shall have no Liability for any Excluded Liability, (f) authorize the Credit Bid mechanics, including the assignment of the right to receive the proceeds of the Credit Bid, and (g) waive the 14 day stay period provided for in Bankruptcy Rule 6004(h). Purchaser agrees that it will promptly take such actions as are reasonably requested by any Seller to assist in obtaining Bankruptcy Court approval of the Sale Order, including furnishing affidavits or other documents or information for filing with the Bankruptcy Court for purposes, among others, of (A) demonstrating that Purchaser is a “good faith” purchaser under Section 363(m) of the Bankruptcy Code and (B) establishing adequate assurance of future performance within the meaning of section 365 of the Bankruptcy Code and in accordance with the Modified Bidding Procedures Order.

Section 5.4 Approval. Sellers’ obligations under this Agreement and in connection with the Transactions are subject to entry of and, to the extent entered, the terms of any Orders of the Bankruptcy Court (including entry of the Modified Bidding Procedures Order and entry of the Sale Order), copies which shall be promptly provided to the Purchaser upon receipt. Nothing in this Agreement shall require Sellers or their respective Affiliates to give testimony to or submit a motion to the Bankruptcy Court that is untruthful or to violate any duty of candor or other fiduciary duty to the Bankruptcy Court or its stakeholders.

ARTICLE VI

COVENANTS AND AGREEMENTS

Section 6.1 Conduct of the Business of Sellers.

(a) Except (i) as required by applicable Law, Order or a Governmental Body, (ii) any limitations on operations imposed by the Bankruptcy Court or the Bankruptcy Code, (iii) as expressly contemplated, required or permitted by this Agreement, or (iii) as set forth on Schedule 6.1, during the period from the date of this Agreement until the Closing (or such earlier date and time on which this Agreement is terminated pursuant to Article VIII), unless Purchaser otherwise consents in writing, Sellers shall and shall cause the Acquired Entities to:

(i) use commercially reasonable efforts to maintain, preserve and protect all of the assets of Sellers or any of the Acquired Entities (other than Excluded Assets) in the condition in which they exist on the date hereof, except for ordinary wear and tear and except for replacements, modifications or maintenance in the Ordinary Course (and in connection therewith shall not, save for the discharge of fiduciary duties during the Bankruptcy Cases with respect to soliciting higher or better offers for the Acquired Assets, enter into any Contract or arrangement to, or otherwise, sell, transfer or dispose of any asset of Sellers (other than an Excluded Asset) or adversely modify, or encumber any Assumed Liability, in each case other than with respect to the sale of inventory in the Ordinary Course or the disposal of assets in the Ordinary Course as a result of being no longer useful as a result of ordinary wear and tear);

(ii) use commercially reasonable efforts to (A) preserve intact the Business and (B) preserve in all material respects the material relationships with customers, suppliers, Business Employees, service providers, licensors, licensees, distributors and others having material business dealings with the Business;

(iii) use commercially reasonable efforts to make all post-petition payments related to Assigned Contracts that become or became due or payable pursuant to the terms thereof to the extent provided in the Approved Budget;

(iv) [Intentionally Omitted];

(v) use commercially reasonable efforts to maintain in full force and effect each Governmental Authorization held by any Seller or their Affiliates as of the date hereof or otherwise obtained by any Seller or their Affiliates prior to the Closing to the extent required for the operation of the Business, and shall comply with the terms of each such Governmental Authorization; and

(vi) (i) use commercially reasonable efforts to conduct the Business in the Ordinary Course, (ii) use commercially reasonable efforts to preserve the existing business organization and keep management of the Business intact, (iii) use commercially reasonable efforts to keep available the services of the Business Employees, and (iv) use commercially reasonable efforts to maintain the existing relations with customers, carriers, suppliers, creditors, business partners, Business Employees and others having business dealings with the Business.

(b) Except (i) as required by applicable Law, Order or a Governmental Body, (ii) for any limitations on operations imposed by the Bankruptcy Court or the Bankruptcy Code, (iii) as expressly contemplated, required or permitted by this Agreement, or (iv) as set forth on Schedule 6.1, during the period from the date of this Agreement until the Closing (or such earlier date and time on which this Agreement is terminated pursuant to Article VIII), unless Purchaser otherwise consents in writing, Sellers shall not, and shall cause the Acquired Entities not to, take any of the following actions:

(i) (A) incur, assume or otherwise become liable for any indebtedness for borrowed money, issue or sell any debt securities or rights to acquire any debt securities of Sellers or the Acquired Entities, guarantee any such indebtedness or any debt securities of another Person or enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or otherwise assume, guarantee or endorse, or otherwise become responsible for or grant any Encumbrance (other than Permitted Encumbrances) on any assets of Sellers or the Acquired Entities with respect to the obligations of any such Person for indebtedness (collectively, “Indebtedness”), except (1) for intercompany indebtedness among Sellers and their Affiliates, (2) pursuant to the Credit Agreement, (3) pursuant to any Order of the Bankruptcy Court entered in connection therewith (provided that such Order is consistent with this Agreement and prior notice has been provided to Purchaser), and (4) for Indebtedness and Encumbrances permitted to be incurred or granted, as applicable, pursuant to any Order of the Bankruptcy Court entered in connection therewith (provided that such Order is consistent with this Agreement and prior notice has been provided to Purchaser) or that otherwise constitute Excluded Liabilities, (B) enter into any swap or hedging transaction or other derivative agreements other than in the Ordinary Course, (C) make any loans, capital contributions or advances to, or investments in, any Person other than (1) as permitted pursuant to Section 6.1(b)(i) or (2) in the Ordinary Course, or (D) prepay any long-term indebtedness for borrowed money before its scheduled maturity or make any payments of interest, principal or other amounts (whether or not due and whether at or prior to maturity or otherwise) in respect of any indebtedness for borrowed money, except for (1) intercompany indebtedness among the Sellers and their Affiliates, and (2) indebtedness arising under the Prepetition Loan Documents;

(ii) except as required pursuant to the terms, as in effect on the date hereof, of any Employee Benefit Plan or under a Collective Bargaining Agreement, (1) grant to any Acquired Employee or current or former employee, officer, director or other individual service provider of the Acquired Entities any increase in compensation (including wages, salary, severance, pension, bonus or long-term incentive opportunities), (2) establish, adopt, enter into, amend or terminate any Acquired Entity Benefit Plan, (3) take any action to accelerate the vesting, funding or payment of any rights, compensation or benefits of any Acquired Employee or current or former employee, officer, director, individual independent contractor, individual consultant or other individual service provider of the Acquired Entities (including funding any rabbi trust); provided that the foregoing shall not restrict Sellers or the Acquired Entities from entering into or making available, to newly hired employees, with an annual base salary or annualized wage rate of $100,000 or less, in the Ordinary Course, benefits and compensation arrangements that are consistent with the Sellers’ compensation and benefits available to employees in similar positions, or (4) hire or terminate (without cause) any Acquired Employee or employee, officer, director, individual independent contractor, individual consultant or other individual service provider of the Acquired Entities, other than in the Ordinary Course for employees whose annual base salary or annualized base wages does not exceed $100,000;

(iii) recognize, make any commitment to, or incur any Liability other than pursuant to obligations under existing Collective Bargaining Agreements to any Union, including entering into, amending, or terminating any Collective Bargaining Agreement;

(iv) make any material changes in financial methods, principles or practices, except insofar as may be required (A) by GAAP (or any interpretation thereof), (B) by any applicable Law or (C) by any Governmental Body or quasi-governmental authority (including the Financial Accounting Standards Board or any similar organization);

(v) settle, initiate, waive or release any pending or threatened Action against or involving any Sellers or Acquired Entities (x) for an amount above $100,000, individually, or above $250,000, in the aggregate, or (y) (A) with respect to any allegations of criminal wrongdoing, (B) that would impose any material non-monetary obligations on the Sellers or Acquired Entities that would continue after the Closing (excepting confidentiality, non-disparagement and similar restrictions), or (C) involving an admission of guilt or liability by any Sellers or Acquired Entities;

(vi) modify, renew, extend or terminate any of the Material Contracts, except in the Ordinary Course or enter into any Contract that would, if entered into prior to the date hereof, be a Material Contract;

(vii) implement or effectuate any reduction in force, including implementing or effectuating any employment action that triggers notice obligations under the WARN Act;

(viii) (A) split, divide, subdivide, consolidate, combine or reclassify the Equity Interests of any Acquired Entity or authorize the issuance of any other securities in lieu of, or in substitution for, Equity Interests or (B) amend the material terms of any Equity Interests of any Acquired Entity, in each case, except to the extent as set forth on Section 6.1 of the Disclosure Letter or as required by the Corporate Reorganization Steps;

(ix) (A) issue, deliver, grant, sell or pledge or authorize, or agree to issue, deliver, grant, sell or pledge, any Equity Interests of any Acquired Entity or (B) redeem, purchase or otherwise acquire any outstanding Equity Interests, in each case, except as and to the extent as set forth on Section 6.1 of the Disclosure Letter or as required by the Corporate Reorganization Steps;

(x) sell, transfer, abandon or otherwise dispose of or pledge, assign, transfer, lease, license, mortgage or otherwise encumber or permit any Encumbrance (other than a Permitted Encumbrance) upon, any of its properties or assets (tangible or intangible, other than Equity Interests (which shall be governed by Section 6.1(b)(ix)) or financial obligations between Acquired Entities) except inventory in the Ordinary Course or equipment that is no longer used or useful in the operations of the Business, abandoning or allowing to lapse Business Registered Intellectual Property not material to the operation of the Business in the Ordinary Course, or granting of non-exclusive licenses of Intellectual Property to third parties in the Ordinary Course in connection with the marketing, advertising, provision, or sale of services or products by the Sellers or any Acquired Entities to customers, distributors, or marketing or advertising associates, and the Sellers and Acquired Entities will maintain their facilities, machinery and equipment in good operating condition and repair, subject only to ordinary wear and tear or obligate itself to do any of the foregoing;

(xi) amend any of the Acquired Entity’s Organizational Documents;

(xii) enter into any Contract, transaction or arrangement between any Sellers or any Acquired Entities, on the one hand, and any Affiliate, shareholder, director, officer or partner thereof, on the other hand, other than a Contract, transaction or arrangement solely between two or more wholly-owned Subsidiaries of the Company or solely between the Company and a wholly-owned Subsidiary of the Company (excluding intercompany Indebtedness);

(xiii) (A) enter into any material new line of business or enterprise or (B) enter into a new joint venture investment agreement, exclusive development agreement or other similar Contract;

(xiv) other than entry into the Transaction Agreements, (A) adopt a plan of liquidation or resolution providing for the liquidation or dissolution of any Acquired

Entity or (B) reorganize, amalgamate or merge any Acquired Entity with any other Person (other than any other Acquired Entity);

(xv) expend or commit to expend any amounts with respect to capital expenses (including expenses on IT software and equipment), where any such expenditures or commitments exceed, $500,000 per month;

(xvi) grant any party the right to use or occupy any Real Property or acquire any owned or leased real property;

(xvii) form any entity that would be an Acquired Entity or a Subsidiary thereof, excepted as required by the Corporate Reorganization Steps;

(xviii) (A) acquire (by merger, amalgamation, consolidation, arrangement or acquisition of Equity Interests or interests or assets or otherwise) any corporation, partnership, association or other business organization or division thereof or (other than in the Ordinary Course, such as the purchase of supplies, equipment and inventory) any property or asset, (B) make any investment by the purchase of securities, contribution of capital, property transfer or (other than in the Ordinary Course, such as the purchase of supplies, equipment and inventory) purchase of any property or assets of any other Person or (C) make any loans or capital contributions to, or investments in, any other Person, in each case, that, together with all other such acquisitions, investments, contributions, transfers or purchases, other than by any Acquired Entity (I) to any wholly-owned Subsidiary thereof or (II) in respect of accounts payable to trade creditors or accrued liabilities incurred in the Ordinary Course;

(xix) establish a record date for, authorize, declare, pay or make any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any Equity Interests of the Acquired Entities, in each case, except as, and to the extent as, set forth on Section 6.1 of the Disclosure Letter or as required by the Corporate Reorganization Steps;

(xx) terminate, amend, modify or allow to lapse or expire any Governmental Authorization or waive or release any material rights, claims or benefits thereunder;

(xxi) (A) change any material Tax accounting method of an Acquired Entity, (B) make, change or revoke any entity classification or other material Tax election of an Acquired Entity or with respect to any of the Acquired Assets, (C) amend any income Tax Return of an Acquired Entity or any other material Tax Return, (D) prepare or file any Tax Returns with respect to any Acquired Entity in a manner which is inconsistent with past practices, (E) consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment in respect of Taxes of an Acquired Entity, (F) enter into or initiate any discussions with any taxing authority concerning any closing or voluntary disclosure agreement or any ruling from any taxing authority with respect to a material amount of Taxes of any Acquired Entity or with respect to any Acquired Assets, (G) surrender any right to claim a Tax credit or a refund of material Taxes of any Acquired

Entity or with respect to any Acquired Assets, or (H) settle any material Tax claim or assessment relating to any Acquired Entity or any Acquired Assets; or

(xxii) authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.

(c) Nothing contained in this Agreement is intended to give Purchaser or its Affiliates, directly or indirectly, the right to control or direct the Business (or the other business of Sellers and their Affiliates) prior to the Closing, and nothing contained in this Agreement is intended to give any Seller, directly or indirectly, the right to control or direct Purchaser’s or its Subsidiaries’ operations. Prior to the Closing, each of Purchaser and Sellers shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 6.2 Corporate Reorganization Steps; Affiliate Agreements.

(a) The Sellers shall complete, and shall cause their Subsidiaries and Affiliates to complete, the Corporate Reorganization Steps, as set forth on Exhibit E, prior to the Closing, it being understood that the Corporate Reorganization Steps may be supplemented and amended by Purchaser from time to time pursuant to the terms thereof.

(b) The Sellers shall terminate, and shall cause their Subsidiaries and Affiliates to terminate, any and all agreements between any of the Acquired Entities and any Seller or Affiliate of Seller that are identified on Schedule 7.2(h) (the “Affiliate Agreements”) without any liability to any Acquired Entity and without increasing or generating any Assumed Liabilities, except for any agreements that Purchaser identifies in writing to Sellers at least five (5) Business Days prior to Closing and, for the avoidance of doubt, any accounts receivable that are deemed Acquired Assets.

Section 6.3 Access to Information.

(a) From the date hereof until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Closing, Sellers will provide Purchaser and its authorized Advisors with reasonable access and upon reasonable advance notice and during regular business hours (and in accordance with the reasonable procedures established by Sellers) to the books and records, and to employees, officers, Advisors, accountants, offices and properties of Sellers and the Acquired Entities, in each case, to the extent related to the Business; provided that (i) such access does not unreasonably interfere with the normal business operations of any Seller or Acquired Entity, (ii) all requests for access will be directed to the Company Advisors or such other Person(s) as Sellers or the Company Advisors may designate in writing from time to time, (iii) Sellers and the Acquired Entities are not obligated to disclose and may redact or remove any information that is not related to any Acquired Asset, Assumed Liability or the Business, and (iv) nothing herein will require Sellers or any Acquired Entity to provide access to, or to disclose any information to, Purchaser if such access or disclosure (A) would waive any legal privilege or (B) would be in violation of applicable Laws (including Foreign Competition Laws).

(b) The information provided pursuant to this Section 6.3 will be used solely for the purpose of consummating the Transactions. Sellers and their Affiliates make no representation or warranty as to the accuracy of any information, if any, provided pursuant to this Section 6.3, and Purchaser may not rely on the accuracy of any such information, in each case, other than the Express Seller Representations.

(c) From and after the Closing for a period of three (3) years following the Closing Date (or, if later, the closing of the Bankruptcy Cases), Purchaser will provide Sellers and their Advisors with reasonable access, during normal business hours, and upon reasonable advance notice, to the books and records, including work papers, schedules, memoranda, Tax Returns, Tax schedules, Tax rulings, and other documents (for the purpose of examining and copying) relating to the Acquired Assets, the Acquired Entities, the Excluded Assets, the Assumed Liabilities or the Excluded Liabilities with respect to periods or occurrences prior to the Closing Date, and reasonable access, during normal business hours, and upon reasonable advance notice, to employees, officers, Advisors, accountants, offices and properties of Purchaser (including for the purpose of better understanding the books and records), in each case, to the extent such access is necessary in order for Sellers (as applicable) to comply with this Agreement and the transactions contemplated hereby, applicable Law or any Contract to which any Seller is a party, for liquidation, winding up, Tax reporting or other proper purposes and so long as such access is subject to an obligation of confidentiality and does not result in any material cost to Purchaser or any Affiliate thereof. Unless otherwise consented to in writing by Sellers, Purchaser will not, for a period of three (3) years following the Closing Date, destroy, alter or otherwise dispose of any of such books and records without first offering to surrender to Sellers such books and records or any portion thereof that Purchaser may intend to destroy, alter or dispose of. From and after the Closing, Purchaser will use commercially reasonable efforts to provide Sellers with reasonable assistance, support and cooperation with Sellers’ wind-down and related activities (e.g., helping to locate documents or information related to preparation of Tax Returns or prosecution or processing of insurance/benefit claims).

Section 6.4 Employee Matters.

(a) Effective as of the Closing Date, Sellers will lease to Purchaser the services of each Acquired Employee employed in the United States (the “U.S. Acquired Employees”) in accordance with the terms of the Transition Services Agreement, and Purchaser shall be responsible to pay Sellers all Fees (as defined in the Transition Services Agreement) with respect to each such U.S. Acquired Employee through December 31, 2024 (regardless of whether Purchaser terminates the services of any such U.S. Acquired Employee under the Transition Services Agreement or ultimately presents such U.S. Acquired Employee with a Transfer Offer), other than with respect to any U.S. Acquired Employee who (i) terminates his or her employment with Sellers, or (ii) is hired and commences employment with Purchaser or its Affiliate.

(b) As soon as practicable following the Closing, Purchaser shall deliver to Sellers a list of the Acquired Employees to whom Purchaser will offer employment, to be effective as of January 1, 2025 (or any such earlier date determined by Purchaser), with the Purchaser, an Affiliate of Purchaser or with one of the Acquired Entities (each, an “Offer Employee” and such offer of employment, a “Transfer Offer”); provided that, notwithstanding anything to the contrary herein, Purchaser or an Affiliate of Purchaser may co-employ some or all of the Offer Employees with a professional employer organization (“PEO”); provided, further, that, for purposes of clarity, Purchaser will not be required to make any offer of employment to any Business Employee employed by the Acquired Entities as of the Closing Date for such Business Employee to be considered a Transferred Employee. The Transfer Offers shall provide the Offer Employees with no more than three (3) Business Days to accept or reject the Transfer Offer. Offer Employees who accept such Transfer Offers and begin employment with Purchaser or an Affiliate of Purchaser on the later of (i) January 1, 2025 and (ii) the termination date of the applicable Transition Services Agreement), and Business Employees employed by the Acquired Entities as of the Closing Date, shall be collectively referred to herein as “Transferred Employees.” Purchaser shall notify Sellers in a reasonable timeframe (no later than two (2) Business Days) with respect to whether each such offer has been accepted or rejected. Nothing herein shall be construed as a representation or guarantee by any Seller or any of their respective Affiliates that any or all Offer Employees will accept the Transfer Offer. Purchaser shall carry out all necessary actions to effect the timely employment by it of each Offer Employee who has accepted a Transfer Offer to begin employment as of the later of (i) January 1, 2025 and (ii) the termination date of the applicable Transition Services Agreement or TSA Service (as defined in the Transition Services Agreement), and the continuation of employment of all Business Employees employed by the Acquired Entities on the Closing Date. Effective as of the later of (i) January 1, 2025, and (ii) the termination date of the applicable Transition Services Agreement, each Transferred Employee shall cease to be an employee of each Seller or Affiliate thereof. For the avoidance of doubt, subject to Purchaser’s compliance with its obligations under this Section 6.4, Sellers and their applicable Affiliates shall be solely responsible for, and shall indemnify and hold harmless Purchaser and its Affiliates from, any Liability arising under the WARN Act for any employment losses, plant closings, mass layoffs, or similar events that occur with respect to the Acquired Employees on or prior to December 31, 2024.

(c) For a period of one year from and after such time as such Transferred Employee begins employment with Purchaser, its Affiliate or a PEO, Purchaser shall provide each Transferred Employee (other than members of the Executive Team), or cause each Transferred Employee (other than members of the Executive Team) to be provided, with (i) a base salary or hourly wage rate no less favorable than the base salary or hourly wage rate the Transferred Employee received from Seller or its Affiliate immediately prior to the date hereof and (ii) other compensation and benefits (excluding defined benefit pension, retiree medical, equity or equity-based incentive compensation, change in control, nonqualified deferred compensation and severance benefits) that are substantially similar in the aggregate as those provided by Sellers to such Transferred Employees as of immediately prior to the date hereof; provided that such compensation and benefits are consistent with market norms, to be determined in the reasonable discretion of the Purchaser; provided further that any Transfer Offer to any Business Employee covered by a Collective Bargaining Agreement, and the employment of such Business Employee following the Closing, need only be in accordance with the terms of the applicable Collective Bargaining Agreement. For purposes of eligibility, vesting and determining level of benefits under the benefit plans and programs maintained by Purchaser or any of its Affiliates or an applicable PEO after the Closing Date, each Transferred Employee shall be credited with his or her years of service with Sellers before the Closing Date, except to the extent such credit would result in a duplication of benefits. All accrued and unused vacation balances as of the later of (i) January 1, 2025 and (ii) the termination date of the applicable Transition Services Agreement with respect to Transferred Employees whose primary place of employment is in the United States will be credited under the vacation policy of Purchaser or one of its Affiliates, with such estimated balances to be set forth on a schedule to be provided by Sellers to Purchaser no later than three (3) Business Days before the later to occur of (x) January 1, 2025 and (y) the termination of the applicable Transition Services Agreement to be updated with final balances to be delivered by Sellers to Purchaser no later than five (5) Business Days after the later to occur of (x) January 1, 2025 and (y) the termination date of the applicable Transition Services Agreement . As soon as reasonably practicable, following the date hereof, the Purchaser will make proposals to, and work in good faith with, members of the Executive Team who are Transferred Employees regarding compensation matters, including deferred compensation. Notwithstanding anything to the contrary, during the period from the date of this Agreement until the termination date of the applicable Transition Services Agreement or TSA Service (as defined in the Transition Services Agreement), unless Purchaser otherwise consents in writing, Sellers shall not increase any Transferred Employee’s base salary or hourly wage rate or other compensation or benefits in effect immediately prior to the date hereof.

(d) At the termination date of the applicable Transition Services Agreement or TSA Service (as defined in the Transition Services Agreement), Transferred Employees (and their eligible dependents and beneficiaries) shall cease active participation in the Employee Benefit Plans, except for the Acquired Entity Benefit Plans.

(e) The provisions of this Section 6.4 are for the sole benefit of the Parties and nothing herein, express or implied, is intended or shall be construed to confer upon or give any Person (including for the avoidance of doubt any employees of Sellers or Transferred Employees), other than the Parties and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (with respect to the matters provided for in this Section 6.4 or under or by reason of any provision of this Agreement). Nothing contained herein, express or implied: (i) shall be construed to establish, amend, or modify any benefit plan, program, agreement or arrangement; (ii) shall, subject to compliance with the other provisions of this Section 6.4, alter or limit Purchaser’s or Sellers’ ability to amend, modify or terminate any particular benefit plan, program, agreement or arrangement; or (iii) is intended to confer upon any current or former employee any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment.

(f) Prior to the Closing, each Seller and Acquired Entity shall fully satisfy any obligations or other Liabilities with respect to any Union, including any notice, consent or bargaining (including effects bargaining) obligations, whether arising under any Collective Bargaining Agreement, Law, Order, or otherwise, in respect of the Acquired Entities and Transferred Employees.

(g) For any Transferred Employees who are principally based outside the United States, the provisions of this Section 6.4 shall apply to such employees mutatis mutandis to the maximum extent permitted by applicable Law.

Section 6.5 Antitrust Notification.

(a) Sellers and Purchaser will (and will cause their respective Affiliates, if applicable, to), as promptly as practicable and no later than one (1) Business Day following the date hereof, make all notifications, filings, registrations or other materials required or necessary under the Foreign Competition Laws set forth on Schedule 7.1(a). Each Seller and Purchaser shall

(and shall cause their respective Affiliates to) furnish to each other’s counsel such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under such Foreign Competition Laws, and will respond to any requests made for any supplemental information by any Governmental Body as promptly as practicable. Sellers shall not extend any waiting period or enter into any agreement or understanding with any Governmental Body without the prior written consent of the other; provided that such consent shall not be unreasonably withheld, conditioned, or delayed. Sellers will use their best efforts and Purchaser will use its commercially reasonable efforts to comply as promptly as practicable with any requests made for additional information in connection with such filings. Sellers will be solely responsible for payment of all filing fees payable in connection with such filings.

(b) Subject to the immediately following sentence, Sellers will use their best efforts and Purchaser will use its commercially reasonable efforts to as promptly as practicable (and in any event prior to the Outside Date) obtain any clearances, Consents, approvals, waivers, actions, waiting period expirations or terminations, non-actions or other authorizations required under such Foreign Competition Laws identified on Schedule 7.1(a) for the consummation of this Agreement and the Transactions and will keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, any Governmental Body and will comply promptly with any such inquiry or request. Notwithstanding anything to the contrary, nothing in this Section 6.5 shall require or be deemed to require, Purchaser or its Affiliates or representatives to propose, negotiate, commit to or effect (i) any sale, divestiture or disposition of any assets, securities, facilities or such properties of Purchaser, its Affiliates or their respective Subsidiaries or of any of the Acquired Assets, (ii) any termination of any venture or other agreement, or (iii) the creation of any relationship, contractual rights, or obligations, or any other change or restructuring, which may be required in order to obtain any clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or any other Law including Foreign Competition Laws.

(c) The Parties commit to instruct their respective counsel to cooperate with each other and use commercially reasonable efforts to facilitate and expedite obtaining any clearances, Consents, approvals, waivers, actions, waiting period expirations or terminations, non-actions or other authorizations under Foreign Competition Laws identified Schedule 7.1(a) or state transaction notification Laws at the earliest practicable dates and, in any event, prior to the Outside Date.

Section 6.6 Regulatory Approvals.

(a) Sellers will (i) cooperate, and will cause the Acquired Entities to cooperate, with Purchaser in exchanging such information and providing such assistance as Purchaser may reasonably request in connection with any filings made by the Purchaser Group pursuant to Section 6.6(b), and (ii) (A) supply promptly any additional information and documentary material that may be requested in connection with the filings made pursuant to this Section 6.6(a) or Section 6.6(b) and (B) use commercially reasonable efforts to take all actions necessary to obtain all required clearances in connection with such filings.

(b) Purchaser will, and will cause its Affiliates and Advisors to, (i) make or cause to be made all filings and submissions required to be made by any member of the Purchaser Group under any applicable Laws for the consummation of the Transactions, if any, (ii) cooperate with Sellers in exchanging such information and providing such assistance as Sellers may reasonably request in connection with any filings made by a Seller pursuant to Section 6.6(a), and (iii) (A) supply promptly any additional information and documentary material that may be reasonably requested in connection with the filings made pursuant to this Section 6.6(b) or Section 6.6(a) and (B) use commercially reasonably efforts to take all actions necessary to obtain all required clearances.

Section 6.7 Reasonable Efforts; Cooperation.

(a) Subject to the other terms of this Agreement, including any provisions with an express different standard regarding actions to be taken hereunder, each Party shall, and shall cause its Advisors to, use its commercially reasonable efforts to perform its obligations hereunder and to take, or cause to be taken, and do, or cause to be done, all things necessary, proper or advisable to cause the Transactions to be effected as soon as practicable, but in any event on or prior to the Outside Date, in accordance with the terms hereof and to cooperate with each other Party and its Advisors in connection with any step required to be taken as a part of its obligations hereunder. The obligations of Sellers pursuant to this Agreement, including this Section 6.7, shall be subject to any Orders entered, or approvals or authorizations granted or required, by or under the Bankruptcy Court or the Bankruptcy Code (including in connection with the Bankruptcy Cases), Sellers’ debtor-in-possession financing, and Sellers’ obligations as debtors in possession to comply with any Order of the Bankruptcy Court (including the Modified Bidding Procedures Order and the Sale Order), and Sellers’ duty to seek and obtain the highest or otherwise best price for the Acquired Assets as required by the Bankruptcy Code.

(b) Sellers shall, (i) use commercially reasonable efforts to, upon the request of Purchaser, promptly locate and provide copies of instruments of transfer or conveyance of the Intellectual Property assigned to Purchaser pursuant to the Sellers IP Assignment Agreement to the applicable Sellers from their predecessors in interest, as applicable, duly executed by such predecessors in interest, in a form reasonably acceptable to Purchaser, as may be reasonably necessary to effect the sale, assignment, transfer, and conveyance of such Intellectual Property from the applicable Sellers to Purchaser and (ii) reasonably cooperate with Purchaser to identify Intellectual Property used by the Business and not owned by a Seller or Acquired Entity, and use commercially reasonable efforts to obtain assignments to Purchaser of such Intellectual Property (to the extent permitted under applicable Law), in a form reasonably acceptable to Purchaser and consistent with this Agreement.

Section 6.8 Further Assurances.

(a) From time to time, as and when requested by any Party and at such requesting Party’s expense, any other Party will execute and deliver, or cause to be executed and delivered, all such documents and instruments and will take, or cause to be taken, all such further or other actions as such requesting Party may reasonably deem necessary or desirable to evidence and effectuate the Transactions, including to effectuate the assignment of the Intellectual Property pursuant to Section 2.3(a)(ii) – (iii) or using commercially reasonable efforts to cause the termination of any intercompany intellectual property license, tolling or similar agreement discovered after the Closing Date. Subject to the terms of this Agreement, each Party shall cooperate affirmatively with the other Parties, to the extent reasonably requested by such other Parties, to give effect to the Transactions in accordance with the terms of the Transaction Agreements. The actions that may “reasonably be necessary” by any Person and the cooperation “reasonably requested” of a Person shall not require such Person or any of his, her or its Affiliates to expend any money to remedy any breach of any representation or warranty hereunder, to commence any litigation or arbitration proceeding, to offer or grant or otherwise provide any accommodation (financial or otherwise) to any Person.

(b) After the Closing Date, Sellers shall, and shall use their best efforts to cause its Affiliates (other than Tupperware Products A.G.) to, use their best efforts to assist Purchaser with the acquisition of any of the assets of the Excluded Subsidiaries not otherwise covered by this Agreement at Purchaser’s sole cost and expense, including by negotiating the sale of such assets of the Excluded Subsidiaries in good faith, executing and delivering, or causing to be executed and delivered, to Purchaser, all such documents and instruments and taking, or causing to be taken, all such further or other actions as Purchaser may reasonably deem necessary or desirable to evidence and effectuate the sale of such assets of the Excluded Subsidiaries, in all cases, subject to applicable Law; provided that such actions, documents, or instruments shall not expand any representation or warranty, or any remedy or Liability, of any Party, including product molds, tooling and equipment of the Excluded Subsidiaries.

(c) Without prejudice to anything contained in Section 1.1(l), after the Closing Date, Sellers shall, and shall cause Tupperware Home Parties, LLC and its representatives and directors to, execute and deliver, all necessary documents and take all further actions (including completion of any apostillisation, notarization, stamping or other required actions) to complete the transfer of title in the Equity Interest held by it in the Indian Acquired Entity to Purchaser in dematerialized form, in such form and manner as required by Purchaser.

(d) With respect to each agreement listed on Schedule 6.8(d), (the “Terminated Agreements”), prior to the Closing, the Sellers shall, or with respect to an Acquired Entity, shall cause such Acquired Entity that is a party to each such Terminated Agreement to, send a notice of termination to the applicable counterparty, pursuant to the terms of such Terminated Agreement (each, a “Termination Notice”), and Sellers shall use commercially reasonable efforts to seek a written agreement with each counterparty to terminate such Terminated Agreement to effect an earlier termination of such Terminated Agreement where such Terminated Agreement would not terminate as a result of the Termination Notice within thirty (30) days following the Closing.

Section 6.9 Insurance Matters. Purchaser acknowledges that, upon Closing, all nontransferable insurance coverage provided in relation to any Seller and the Acquired Assets that is maintained by such Seller or its Affiliates (whether such policies are maintained with third party insurers or with any Seller or its Affiliates) shall cease to provide any coverage to Purchaser and the Acquired Assets and no further coverage shall be available to Purchaser or the Acquired Assets under any such policies. From and after the Closing, Purchaser shall have the right to make claims and any right to any proceeds with respect to any matter solely to the extent related to the Acquired Assets or Assumed Liabilities inuring to the benefit of Sellers for periods prior to the Closing, and Sellers shall use reasonable best efforts to seek recovery or allow Purchaser to seek recovery under the Excluded Insurance Policies, and Seller shall cooperate with Purchaser’s reasonable requests if it seeks recovery, with respect to such matters and shall remit (or, at Purchaser’s request, direct any such insurer to pay directly to Purchaser) any insurance proceeds actually obtained therefrom (net of Sellers’ reasonable and documented out-of-pocket costs and expenses of seeking recovery, to the extent not otherwise paid or reimbursed by Purchaser) to Purchaser or its designee.

Section 6.10 Receipt of Misdirected Assets; Liabilities.

(a) From and after the Closing, if any Seller or any of its respective Affiliates receives any right, property or asset that is an Acquired Asset, or if Purchaser identifies any right, property or asset that is an Acquired Asset that was not transferred to Purchaser (including any Intellectual Property that is an Acquired Asset that was not transferred to Purchaser, or its designee pursuant to the Sellers IP Assignment Agreement), the applicable Seller shall promptly transfer or cause such of its Affiliates to transfer such right, property or asset (and shall promptly use reasonable best efforts to endorse and deliver any such asset that is received in the form of cash, checks or other documents) to Purchaser (including the execution and delivery of all documents and instruments and all further or other actions as may reasonably be necessary or desirable to effectuate the assignment of any such Intellectual Property that is an Acquired Asset that was not transferred to Purchaser or its designee pursuant to the Sellers IP Assignment Agreement), and such asset will be deemed the property of Purchaser held in trust by such Seller for Purchaser until so transferred. From and after the Closing, if Purchaser or any of its Affiliates receives any right, property or asset that is an Excluded Asset, Purchaser shall promptly transfer or cause such of its Affiliates to transfer such asset (and shall promptly endorse and deliver any such right, property or asset that is received in the form of cash, checks, or other documents) to the applicable Seller, and such asset will be deemed the property of such Seller held in trust by Purchaser for such Seller until so transferred. The Internet domain names marked with an asterisk (*) that are set forth on Schedule 1.1(n)(iii) are controlled by a Seller and Seller will use best efforts to assign such Internet domain names to an entity designated by the Purchaser and transferred, at Purchaser’s expense, to an account controlled by the Purchaser (or its designee) within seventy-five (75) days following the Closing Date (the “Domain Transfer Date”). Prior to the Domain Transfer Date, Sellers will use best efforts to take all actions requested by Purchaser, at Purchaser’s expense, to make the transferred domain names available for the exclusive use by Purchaser, or its designee.

(b) From and after the Closing, if any Seller or any of such Seller’s Affiliates is subject to a Liability that should belong to Purchaser or its Affiliates pursuant to the terms of this Agreement, such Seller shall promptly transfer or cause such of its Affiliates to transfer such Liability to Purchaser, and Purchaser shall assume and use reasonable best efforts to accept such Liability. From and after the Closing, if Purchaser or any of its Affiliates is subject to a Liability that should belong to a Seller or its Affiliates pursuant to the terms of this Agreement, Purchaser shall promptly transfer or cause such of its Affiliates to transfer such Liability to the applicable Seller, and such Seller shall assume and accept such Liability.

Section 6.11 Release.

(a) Effective upon the Closing, Sellers, on behalf of themselves and their respective past, present and future subsidiaries, parents, equityholders, divisions, Affiliates, agents, representatives, Advisors, attorneys, successors and assigns, all solely in such capacity,

(other than any Subsidiary of any Seller that is not a Seller or Acquired Entity, collectively, the “Seller Releasing Parties”), hereby release, remise, acquit and forever discharge the Purchaser, the Prepetition Agents and the Lenders and their respective past, present and future subsidiaries, parents, divisions, Affiliates, agents, representatives, Advisors, attorneys, successors and assigns, and each of its and their respective directors, managers, officers, employees, equityholders, members, agents, representatives, Advisors, attorneys, contractors, subcontractors, independent contractors, owners, insurance companies and partners (collectively, the “Purchaser Released Parties”), from (i) any and all claims, Contracts, demands, causes of action, disputes, controversies, suits, cross-claims, torts, losses, attorneys’ fees and expenses, obligations, agreements, covenants, damages, Liabilities, costs and expenses (collectively, “Disputes”), arising on or prior to the Closing Date, whether direct or derivative, whether known or unknown, whether anticipated or unanticipated, whether claimed or suspected, whether fixed or contingent, whether yet accrued or not, whether damage has resulted or not, whether at law or in equity, whether arising out of agreement or imposed by statute, common law of any kind, nature, or description, including any claim by way of indemnity or contribution, which any Seller Releasing Party has, may have had or may hereafter assert against any Purchaser Released Party (including for the avoidance of doubt, any Acquired Avoidance Action or Purchased Claim); and (ii) any claim, right or interest of Sellers (whether known or unknown, whether anticipated or unanticipated, whether claimed or suspected, whether fixed or contingent, whether yet accrued or not, whether at law or in equity, whether arising out of agreement or imposed by statute, common law of any kind, nature, or description) in the Acquired Assets (including for the avoidance of doubt, the Acquired Avoidance Actions and the Purchased Claims); provided, that notwithstanding the foregoing, Seller Releasing Parties do not in any event release any Purchaser Released Party from (w) its obligations relating to the transactions contemplated under this Agreement, including relating to any breach hereof or thereof, (x) any Dispute relating to or arising out of compliance with the terms of this Agreement or any other Transaction Agreement as it relates to any Acquired Asset, Excluded Asset, Assumed Liability or Excluded Liability, (y) Fraud, or (z) any counterclaim in connection with any claim made against a Seller Releasing Party by any Purchaser Released Party. In addition, if Sellers file a Chapter 11 plan, such plan shall be consistent with this Agreement in all material respects and will include releases and exculpation provisions in favor of Purchaser Released Parties to the maximum extent permitted by law. Each Seller, on behalf of the Seller Releasing Parties, agrees that the release in this Section 6.11(a) applies not only to Disputes that are presently known, suspected, or disclosed to such Seller Releasing Party, but also to Disputes that are presently unknown, unsuspected, or undisclosed to such Seller Releasing Party. Each Seller, on behalf of the Seller Releasing Parties, hereby acknowledges and agrees that such Seller Releasing Party is aware of the provisions of Section 1542 of the California Civil Code (“Section 1542”) regarding the effectiveness of this release on unknown or unsuspected Disputes and, to the extent applicable (if at all), hereby knowingly waives its protection and the protection of any similar Law. Section 1542 provides: “A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.” Each Seller, on behalf of the Seller Releasing Parties, acknowledges that such Seller Releasing Party is assuming the risk that the facts may turn out to be different from what such Seller Releasing Party believes them to be and agrees that the release in this Section 6.11 shall be in all respects effective and not subject to termination or rescission because of such mistaken belief.

(b) Effective upon the Closing, Purchaser, on behalf of itself and its respective past, present and future subsidiaries, equityholders, parents, divisions, Affiliates, agents, representatives, advisors, attorneys, successors and assigns (collectively, the “Purchaser Releasing Parties”), hereby release, remise, acquit and forever discharge the Sellers and the Sellers’ respective past, present and future subsidiaries, parents, equityholders, partners, officers, directors, divisions, Affiliates, agents, representatives, attorneys, successors and assigns (in each case, in their capacity as such) (each such subsidiary, parent, equityholder, officer, director, manager, division, Affiliate, agent, representative, attorney, successor and assign, other than the Sellers themselves, collectively, “Released Seller Representatives”), and each of such Released Seller Representative’s respective past, present and future subsidiaries, parents, equityholders, partners, officers, directors, managers, divisions, Affiliates, agents, representatives, advisors, attorneys, contractors, subcontractors, independent contractors, owners, insurance companies, successors and assigns (in each case, in their capacity as such) (collectively, the “Seller Released Parties”), from any and all Disputes arising in respect of or related to the conduct of Purchaser and the Acquired Entities after the Closing, whether direct or derivative, whether known or unknown, whether anticipated or unanticipated, whether claimed or suspected, whether fixed or contingent, whether yet accrued or not, whether damage has resulted or not, whether at law or in equity, whether arising out of agreement or imposed by statute, common law of any kind, nature, or description, including any claim by way of indemnity or contribution, which any Purchaser Releasing Party has, may have had or may hereafter assert against any Seller Released Party; provided, that notwithstanding the foregoing, Purchaser Releasing Parties do not in any event release any Seller Released Party from (w) its respective obligations relating to the transactions contemplated under this Agreement, including (i) relating to any breach hereof or thereof, (ii) any Dispute relating to or arising out of compliance with the terms of this Agreement or any other Transaction Agreement as it relates to any Acquired Asset, Excluded Asset, Assumed Liability or Excluded Liability, (y) Fraud, or (z) any counterclaim in connection with any claim made against a Purchaser Releasing Party by any Seller Released Party; provided, further, for the avoidance of doubt, the Debtors shall not be so released from or exculpated for any pre-Closing Disputes. Purchaser, on behalf of the Purchaser Releasing Parties, agrees that the release in this 6.11(b) applies not only to Disputes that are presently known, suspected, or disclosed to any Purchaser Releasing Party, but also to Disputes that are presently unknown, unsuspected, or undisclosed to the Purchaser Releasing Parties. Purchaser, on behalf of the Purchaser Releasing Parties, hereby acknowledges and agrees that each Purchaser Releasing Party is aware of the provisions of Section 1542 regarding the effectiveness of this release on unknown or unsuspected Disputes and, to the extent applicable (if at all), hereby knowingly waives its protection and the protection of any similar Law. Section 1542 provides: “A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.” Purchaser, on behalf of the Purchaser Releasing Parties acknowledges that each Purchaser Releasing Party is assuming the risk that the facts may turn out to be different from what such Purchaser Releasing Party believes them to be and agrees that the release in this Section 6.11(b) shall be in all respects effective and not subject to termination or rescission because of such mistaken belief.

Section 6.12 [Intentionally Omitted].

Section 6.13 India Valuation Report; Withholding Tax Report; Tax Residency Certificate.

(a) The Sellers shall prepare and deliver, or cause to be prepared and delivered, to the Purchaser the final India Valuation Report and the final Withholding Tax Report as promptly as practicable following the Closing.

(b) Tupperware Nederland B.V. shall as soon as reasonably practicable (i) apply for a Tax Residency Certificate for the calendar year 2025 issued by the appropriate Governmental Body of the Netherlands (the “TRC”) in the manner required under Section 90(4) of the Indian Income Tax Act and (ii) to the extent required under applicable law, execute a physical Form 10F valid for FY 2024-25.

Section 6.14 Cash Sweep; Cash Disbursements.

(a) From and after the date of the Agreement until the Closing, at the end of each Business Day, the Sellers that are Debtors shall comply with the Interim Cash Management Order and Final Cash Management Order.

(b) From and after the date of the Agreement until the Closing, the Debtors shall make no cash disbursements to the Liquidating Entities except as expressly required to make payments approved by an order of the Bankruptcy Court in accordance with the “Approved Budget” under an interim order (an “Interim Cash Collateral Order” ) or final order (a “Final Cash Collateral Order” ) of the Bankruptcy Court approving the Sellers’ use of cash collateral, in each case in form and substance acceptable to the members of the Ad Hoc Group.

Section 6.15 Milestones. The Sellers shall comply with the following milestones (the “Milestones” ):

(a) no later than the later to occur of (x) the date hereof and (y) two (2) calendar days following the entry by the Bankruptcy Court of the Modified Bidding Procedures Order, the Sellers shall have provided (i) to the Ad Hoc Group, a list of the Sellers’ essential personnel that the Sellers propose to be Acquired Employees, organized by such personnel’s employer, with all supply chain, information technology, finance, planning, and product design term members identified; (ii) to the Ad Hoc Group, steps plan for the separation of the Sellers’ operations in Mexico, the Philippines, Argentina and the operations of Tupperware Brands Latin America Holdings, LLC from those of the Debtors and Affiliates of the Debtors that are not involved in such operations; (iii) to the Ad Hoc Group, a list of the Sellers’ Contracts that, in the view of Debtors’ management, would be desirable for the post-Closing operations of Purchaser and a good faith estimate of the Cure Costs required to be paid pursuant to section 365 of the Bankruptcy Code in connection with the assumption and assignment of such Contracts; and (iv) to the Ad Hoc Group, all information reasonably requested to complete an analysis of the regulatory requirements (including pursuant to Foreign Competition Laws) for the Sellers’ operations in the United States, Canada, Mexico, Brazil, Korea, India, Malaysia and China;

(b) no later than five (5) calendar days after the latest to occur of (i) the date hereof, (ii) the entry of the Modified Bidding Procedures Order and (iii) Purchaser notifying Sellers of such determination, the Sellers shall have provided notice of termination to all employees of the Sellers that the Purchaser determined shall not be Acquired Employees;

(c) no later than November 25, 2024, the Bankruptcy Court shall have entered the Final Cash Collateral Order in form and substance acceptable to the Ad Hoc Group;

(d) no later than November 25, 2024, the Bankruptcy Court shall have entered the Sale Order; and

(e) no later than seven (7) calendar days after the entry of the Sale Order, the closing of the Transactions shall have occurred.

Section 6.16 Assignment of the Right to Receive the Acquired Assets and Assume the Assumed Liabilities. Immediately prior to the Closing, (i) the Administrative Agent shall, and hereby does, transfer and assign to Purchaser, and Purchaser shall, and hereby does, acquire and accept from the Administrative Agent, all of the Administrative Agent’s right, title and interest in and to, as of the Closing, to acquire the Acquired Assets, (ii) the Administrative Agent shall, and hereby does, transfer and assign to Purchaser, and Purchaser shall, and hereby does assume from the Administrative Agent, all of the Administrative Agent’s right, title and interest in and to, as of the Closing, to acquire the Assumed Liabilities, and (iii) in consideration for the assignment of the right to acquire the Acquired Assets and assume the Assumed Liabilities by the Administrative Agent, Parent, for the benefit of Purchaser, agrees to, and hereby does, issue to each Credit Agreement Lender its Adjusted Pro Rata Portion of one hundred percent (100%) of Parent’s Units (as defined in the amended and restated limited liability company agreement of Parent, dated as of the Closing Date (the “Parent LLCA”)) subject to the terms and conditions of the Parent LLCA.

Section 6.17 Use of Name.

(a) After the Closing, no Seller or Excluded Subsidiary shall directly or indirectly use, and shall cause their respective officers, managers, directors, partners, Affiliates and representatives not to use directly or indirectly, in any fashion, including in signage, corporate letterhead, business cards, internet websites, marketing material and the like, and shall not register or own or seek to register or own, in connection with any products or services anywhere in the world in any medium, any Acquired Intellectual Property, including any (i) Trademark, domain name, trade style or other indicia of origin that include, is identical to, or are confusingly similar to, or that otherwise reasonably implies an association with, any Acquired Asset, or (ii) copyright that is substantially similar to an Acquired Asset, nor shall any of them challenge or oppose or assist any third party in challenging or opposing the rights of Purchaser anywhere in the world in the Acquired Assets.

(b) From and after the Closing, the Sellers and the Excluded Subsidiaries shall and shall cause their respective Affiliates to cease to use or display the names “Tupperware,” “TUP,” “Premiere Brands,” or “Dart,” or any trade or service name or mark, business name, logo or internet domain name used or held for use in connection with their business activities or any mark, name, logo or internet domain name which would reasonably be understood to be substantially or confusingly similar to it. No later than thirty (30) days after the Closing Date, the Sellers shall, and the Sellers shall cause the Excluded Subsidiaries to, execute and file all necessary documents and instruments in order to legally change their names to not include the name “Tupperware,” “TUP,” “Premiere Brands,” or “Dart.” Notwithstanding anything to the contrary in this Section 6.17, nothing will prevent Sellers or the Excluded Subsidiaries from using any name or trademark in a neutral, factually accurate, non-disparaging, non-trademark manner (i) to describe the history of the Business or (ii) as otherwise permitted by applicable Law.

Section 6.18 Korea-Related Matters.

(a) Sellers shall use their best efforts to cause Premiere Products, Inc. (the “Korea Parent”), a Delaware corporation, a Debtor, and parent of Tupperware Brands Korea Ltd. (the “Korea Subsidiary”) to, and Korea Parent shall, initiate and complete applicable and necessary court procedures in Korea to obtain the “exclusion” decision rendered by an applicable court in Korea (such court procedures, the “Korea Court Procedures”) and shall ensure that actual, legal and physical share certificates of the Korea Subsidiary be newly and legally issued in accordance with such exclusion decision and be delivered to Purchaser immediately upon issuance thereof. Sellers shall duly and promptly report on the status of the Korea Court Procedures to Purchaser and cooperate affirmatively with Purchaser’s effort to successfully complete the Korea Court Procedures.

(b) From the Closing Date until the Korea Share Delivery Date, for any matters requiring the consent of the shareholder(s) of the Korea Subsidiary under this Agreement, the articles of incorporation of the Korea Subsidiary, or applicable Laws (including, without limitation, any matters requiring a resolution by the general meeting of shareholder(s) of the Korea Subsidiary), Sellers shall delegate all of their voting rights relating to the Korea Subsidiary to Purchaser, as applicable, and cause the Korea Subsidiary to follow and act in accordance with Purchaser’s decisions with respect to any matters relating to the Korea Subsidiary (including, but not limited to, whether or not to consent to, or approve, any such matters), and to fully and timely cooperate with necessary procedures to effectuate such decisions (including, without limitation, casting votes at the general meeting of shareholders of the Korea Subsidiary).

(c) In the event actual, legal and physical share certificates of the Korea Subsidiary are recovered, Sellers shall immediately give written notice to Purchaser and cause the Korea Subsidiary to promptly deliver such share certificates to Purchaser. In no event shall actual, legal and physical share certificate(s) of the Korea Subsidiary be delivered or transferred to any third party other than Purchaser.

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.1 Conditions Precedent to the Obligations of Purchaser and Sellers. The respective obligations of each Party to consummate the Closing are subject to the satisfaction (or to the extent permitted by Law, written waiver by Sellers and Purchaser) at the Closing, of each of the following conditions:

(a) the expiration, lapse or termination of any required waiting period (including any extensions thereof) under the Foreign Competition Laws set forth in Schedule 7.1 related to the Transactions, and receipt of any necessary approval related to the Closing under the Foreign Competition Laws or other regulations set forth in Schedule 7.1;

(b) no Governmental Body of competent jurisdiction shall have issued, enacted, entered, promulgated or enforced any Order (including any temporary restraining Order or preliminary or permanent injunction) restraining, enjoining or otherwise prohibiting the Closing that is still in effect; and

(c) the Bankruptcy Court shall have entered the Sale Order, in form and substance acceptable to the Ad Hoc Group , and the Sale Order shall not have been stayed, vacated, or modified without the Purchaser’s consent in its sole and absolute discretion.

Section 7.2 Conditions Precedent to the Obligations of Purchaser. The obligations of Purchaser to consummate the Closing are subject to the satisfaction (or to the extent permitted by Law, written waiver by Purchaser in its sole discretion), at the Closing, of each of the following conditions:

(a) (i) the representations and warranties made by Sellers in Article III (in each case, other than the Fundamental Representations) shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date, except (A) that representations and warranties that are made as of a specified date need be true and correct only as of such date and (B) where the failure of such representations and warranties in clause (i) to be true and correct, individually or in the aggregate with other such failures, has not had, and would not reasonably be expected to have, a Material Adverse Effect and (ii) the representations and warranties set forth in Section 3.1(a), Section 3.1(b), Section 3.2, Section 3.4, Section 3.5(e), Section 3.5(f), the first sentence of Section 3.6(a), Section 3.6(b) and Section 3.20 (collectively, the “Fundamental Representations”) shall be true and correct in all non-de minimis respects as of the Closing Date as though made on and as of the Closing Date, except that such Fundamental Representations that are made as of a specified date need be true and correct in all non-de minimis respects only as of such date, provided, however, that for the purposes of determining the accuracy of representations and warranties referred to in clause (i) for purposes of this condition, all qualification as to “materiality” and “Material Adverse Effect” or any other similar qualification contained in such representations and warranties shall be disregarded (other than the word “Material” when used in the instances of the defined term “Material Contract”);

(b) Sellers shall have performed and complied with their covenants and agreements hereunder to the extent required to be performed prior to the Closing in all material respects (including the Milestones);

(c) Sellers shall have caused the documents and instruments required by Section 2.4 to be delivered by Purchaser (or tendered subject only to Closing);

(d) there shall not have occurred a Material Adverse Effect that is continuing;

(e) Sellers and their Subsidiaries shall have completed the Corporate Reorganization Steps;

(f) Sellers shall have delivered a certificate from an authorized officer of Sellers to the effect that each of the conditions specified in Section 7.2(a), Section 7.2(b), and Section 7.2(d) has been satisfied;

(g) Sellers shall have delivered, or caused to be delivered, the consents set forth in Schedule 7.2(g);

(h) Sellers shall have provided the Purchaser with evidence of termination of all intercompany intellectual property licenses or royalty agreements identified by the Purchaser for termination set forth in Schedule 7.2(h); provided, that Sellers and Purchaser may mutually agree to amend Schedule 7.2(h) at any time prior to Closing;

(i) Sellers shall have provided Purchaser with evidence of written notices of termination having been sent to the applicable counterparties to the Terminated Agreements in accordance with Section 6.8(d); provided that Sellers and Purchaser may mutually agree to amend Schedule 6.8(d) at any time prior to Closing;

(j) Sellers shall have paid all outstanding Bridge Loan Secured Obligations in full in cash from the Cash Consideration;

(k) the estimated Cure Costs on the Closing Date shall not unreasonably exceed the Cure Cap;

(l) Tupperware Products A.G. shall have been dismissed from the Bankruptcy Cases;

(m) Sellers shall have provided Purchaser with certified true, correct and complete, duly executed scanned copy of Form MGT-4 (along with all necessary attachments) filed by Tupperware Home Parties, LLC with the Indian Acquired Entity, declaring the change in the beneficial interest of the Equity Interest held by Tupperware Home Parties, LLC in the Indian Acquired Entity to Purchaser;

(n) Sellers shall have provided Purchaser with certified true, correct and complete, duly executed scanned copy of Form MGT-6 (along with all necessary attachments) filed by the Indian Acquired Entity with the (Indian) Registrar of Companies, taking note of change in beneficial ownership of the Equity Interest held by Tupperware Home Parties, LLC in the Indian Acquired Entity to Purchaser;

(o) Sellers shall have provided Purchaser with the updated and certified true copy of the register of members, reflecting Purchaser as the beneficial owner of the Equity Interest held by Tupperware Home Parties, LLC in the Indian Acquired Entity; and

(p) Sellers shall have provided the Purchaser with the scanned copy of the duly executed power of attorney in favor of the persons to be indicated in writing by Purchaser to implement the process of dematerialization of the Equity Interests held by Tupperware Home Parties, LLC in the Indian Acquired Entity and for implementing the transfer and delivery of the Equity Interest held by Tupperware Home Parties, LLC in the Indian Acquired Entity to Purchaser.

Section 7.3 Conditions Precedent to the Obligations of Sellers. The obligations of Sellers to consummate the Closing are subject to the satisfaction (or to the extent permitted by Law, written waiver by Sellers in their sole discretion), at the Closing, of each of the following conditions:

(a) the representations and warranties made by Purchaser in Article IV shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date, except where the failure of such representations and warranties referred to in this Section 7.3(a) to be true and correct, individually or in the aggregate with other such failures, would not reasonably be expected to materially prevent, restrict or delay the consummation of the Transactions; provided that representations and warranties that are made as of a specified date need be true and correct in all material respects only as of such date;

(b) Purchaser shall have performed and complied with its covenants and agreements hereunder to the extent required to be performed prior to the Closing in all material respects;

(c) Purchaser shall have delivered a certificate from an authorized officer of Purchaser to the effect that each of the conditions specified in Section 7.3(a) and Section 7.3(b), has been satisfied, and Purchaser shall have delivered, or caused to be delivered, to Sellers all of the items set forth in Section 2.4 (or tendered subject only to Closing);

(d) the estimated Cure Costs on the Closing Date shall not unreasonably exceed the Cure Cap; and

(e) Purchaser shall have delivered to the Sellers certified true, correct and complete, duly executed scanned copy of Form MGT-5 (along with all necessary attachments) filed by it with the Indian Acquired Entity, declaring the change in the beneficial interest of the Equity Interests held by Tupperware Home Parties, LLC in the Acquired Entity to Purchaser.

Section 7.4 Waiver of Conditions. Except as expressly set forth in this Section 7.4, upon the occurrence of the Closing, any condition set forth in this Article VII that was not satisfied as of the Closing will be deemed to have been waived for all purposes by the Party having the benefit of such condition as of and after the Closing. None of Purchaser or Sellers may rely on the failure of any condition set forth in this Article VII, as applicable, to be satisfied if such failure was primarily caused by such Party’s failure to perform any of its obligations under this Agreement, including its obligation to use its commercially reasonable efforts to consummate the Transactions as required under this Agreement. Notwithstanding the foregoing, if Purchaser elects to waive any or all of the conditions set forth in Sections 7.2(b), 7.2(c), 7.2(e), 7.2(g), 7.2(i), 7.2(j), 7.2(m), 7.2(n), 7.2(o), and 7.2(p) (collectively, the “Deferred Conditions”) to cause the Closing to occur, the Sellers shall, and shall use their Subsidiaries to, use commercially reasonable efforts to take all actions necessary to cause the Deferred Conditions to be satisfied as soon as practicable following the Closing.

ARTICLE VIII

TERMINATION

Section 8.1 Termination of Agreement. This Agreement may be terminated at any time prior to the Closing only in accordance with this Section 8.1:

(a) by the mutual written consent of Sellers and Purchaser;

(b) by written notice of either Purchaser or Sellers, upon the issuance of an Order by a court of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the Closing or declaring unlawful the Transactions, and such Order having become final, binding and non-appealable; provided that no Party may terminate this Agreement under this Section 8.1(b) if the issuance of such Order was caused by such Party’s failure to perform any of its obligations under this Agreement;

(c) by written notice of either Purchaser or Sellers, if the Closing shall not have occurred on or before the date that is forty-five (45) calendar days following the entry of the Sale Order (the “Outside Date”); provided that a Party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(c) if the failure of the Closing to have occurred by the Outside Date was caused by such Party’s failure to perform any of its obligations under this Agreement; and provided further that if all conditions set forth in Section 7.1 and Section 7.3 have been satisfied, then the Outside Date shall be automatically extended for two (2) additional days;

(d) by written notice from Sellers to Purchaser, upon a breach of any covenant or agreement on the part of Purchaser, or if any representation or warranty of Purchaser will have become untrue, in each case, such that the conditions set forth in Section 7.3(a) or 7.3(b) would not be satisfied, including a breach of Purchaser’s obligation to consummate the Closing; provided that (i) if such breach is curable by Purchaser, then Sellers may not terminate this Agreement under this Section 8.1(d) unless such breach has not been cured by the date which that the earlier of (A) the Outside Date and (B) 30 days after Sellers notify Purchaser of such breach and (ii) the right to terminate this Agreement pursuant to this Section 8.1(d) will not be available to Sellers if there has been a breach by Sellers that has caused or would reasonably be likely to cause any of the conditions set forth in Section 7.2 not to be satisfied; and provided further that the Purchaser’s failure to consummate the Closing on the date required pursuant to Section 2.2 shall each not be subject to cure hereunder;

(e) by written notice from Purchaser to Sellers, upon a breach of any covenant or agreement on the part of Sellers, or if any representation or warranty of the Sellers will have become untrue, in each case, such that the conditions set forth in Section 7.2(a) or Section 7.2(b), would not be satisfied; provided that (i) if such breach is curable by Sellers then Purchaser may not terminate this Agreement under this Section 8.1(e) unless such breach has not been cured by the date which is the earlier of (A) the Outside Date and (B) 30 days after Purchaser notifies Sellers of such breach and (ii) the right to terminate this Agreement pursuant to this Section 8.1(e) will not be available to Purchaser if there has been a breach by Purchaser that has caused or would reasonably be likely to cause any of the conditions set forth in Section 7.3 not to be satisfied; provided further that the Purchaser’s failure to consummate the Closing on the date required pursuant to Section 2.2 shall each not be subject to cure hereunder;

(f) by written notice from Sellers to Purchaser, and after a five (5) Business Day opportunity to cure, if all of the conditions set forth in Sections 7.1 and 7.2 have been satisfied (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) or waived and Purchaser fails to complete the Closing at the time required by Section 2.2;

(g) by written notice from Purchaser to Sellers, if (i) Sellers make any filing with the Bankruptcy Court indicating that they intent to consummate an Alternative Transaction, or (ii) Sellers consummate an Alternative Transaction; or

(h) by written notice from Sellers to Purchaser, if (i) the board of directors, board of managers or such similar governing body of any Seller (in each case, other than Tupperware Products A.G. or of any other Debtor in respect of Tupperware Products A.G.) receives written advice of competent counsel that proceeding with the Transactions would be inconsistent with the exercise of its fiduciary duties of the directors, managers or similar persons serving on such board of directors, board of managers or such similar governing body under applicable law, and (ii) the Bankruptcy Court shall have granted a motion filed by the Debtors on notice to the Ad Hoc Group, seeking to service the Debtors’ rights under this Section 8.1(h).

(i) by written notice from Purchaser to Sellers, upon the entry of an Order by the Bankruptcy Court (i) dismissing any of the Bankruptcy Cases, (ii) converting any of the Bankruptcy Cases to a case under chapter 7 of the Bankruptcy Code, (iii) appointing a trustee pursuant to section 1104 of the Bankruptcy Code in any of the Bankruptcy Cases, or (iv) appointing an examiner with expanded powers; provided that such order was not procured by or at the direction of the Purchaser or the ad hoc group of secured lenders represented by Dechert LLP (the “Ad Hoc Group ”) in the absence of a failure of the Sellers to comply with this Agreement, the Interim Cash Collateral Order, the Final Cash Collateral Order, or any other order of the Bankruptcy Court approving debtor-in-possession financing;

(j) by written notice from Purchaser to Sellers, upon any Milestone not being met or waived;

(k) by written notice from Purchaser to Sellers, if the Sale Order is stayed, stayed pending appeal, reversed, vacated, or modified in a manner not acceptable to Purchaser in its sole and absolute discretion;

(l) by written notice from Purchaser to Sellers, if Purchaser terminates Sellers’ access to cash collateral under the Final Cash Collateral Order or any bridge Order of the Bankruptcy Court approving the Debtors’ use of cash collateral following an event of default thereunder; provided that Purchaser may not be the cause of the facts and circumstances giving rise to such event of default thereunder; or

(m) by written notice from Purchaser to Sellers if Sellers do not perform their obligations pursuant to Article V.

Section 8.2 Effect of Termination. In the event of termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become null and void and no Party or any of its partners, officers, directors, managers or equityholders will have any Liability under this

Agreement; provided that Section 6.3(b), this Section 8.2, Section 8.3 and Article X shall survive any such termination; provided further that no Seller shall assert, and each Seller herby waives, any claim for any damages including special, indirect, consequential or punitive damages or damages for lost profits of any kind. Subject to Section 10.13, nothing in this Section 8.2 will be deemed to impair the right of any Party to be entitled to specific performance or other equitable remedies to enforce specifically the terms and provisions of this Agreement.

Section 8.3 Expense Reimbursement. Upon the termination of this Agreement pursuant to Section 8.1(a), Section 8.1(b), Section 8.1(c), Section 8.1(e), or Section 8.1(g)-Section 8.1(m) inclusive, Sellers shall pay to Purchaser and the Prepetition Agents an expense reimbursement of actual, necessary and documented out of pocket expenses associated with this Agreement in an amount not to exceed eight million dollars ($8,000,000) (the “Expense Reimbursement”). Sellers’ obligation to pay the Expense Reimbursement pursuant to this Section 8.3(a) shall be subject to Bankruptcy Court approval and, notwithstanding anything to the contrary herein, shall survive termination of this Agreement and shall constitute an administrative expense of Sellers to be paid under section 503(b) of the Bankruptcy Code. If Purchaser is entitled to receipt of the Expense Reimbursement pursuant to this Section 8.3, the receipt of the Expense Reimbursement shall (i) be paid by wire transfer of immediately available funds to an account designated by Purchaser within three (3) Business Days of the consummation of an Alternative Transaction or the confirmation of a Chapter 11 plan and (ii) be the liquidated damages of Purchaser.

ARTICLE IX

TAXES

Section 9.1 Transfer Taxes. Any sales, use, purchase, transfer, franchise, deed, fixed asset, stamp, documentary stamp, use or other similar Taxes and recording charges payable by reason of the sale of the Acquired Assets or the assumption of the Assumed Liabilities under this Agreement or the Transactions (the “Transfer Taxes”) shall be borne and timely paid by Purchaser or its Affiliates. Each of Purchaser and Sellers or their respective Affiliates shall timely file all Tax Returns related to any Transfer Taxes.

Section 9.2 Allocation of Purchase Price. For U.S. federal and applicable state and local income Tax purposes, Purchaser, Sellers, and their respective Affiliates shall use commercially reasonable efforts to agree on an allocation of the Purchase Price (and any Assumed Liabilities or other amounts treated as part of the purchase price for U.S. federal income Tax purposes) among the Acquired Assets pursuant to Section 1060 of the Tax Code after the Closing.

Section 9.3 Cooperation. Purchaser and Sellers shall reasonably cooperate, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any Action, audit, litigation, or other proceeding with respect to Taxes; provided that in providing such information, assistance and access, each Party shall be entitled to redact information that is not related to the Business and the Sellers shall not be obligated to provide or disclose any Excluded Tax Returns.

Section 9.4 Preparation of Tax Returns and Payment of Taxes.

(a) Sellers at their sole cost, shall prepare and timely file all (i) income Tax Returns of Sellers, including all Seller Combined Tax Returns, and (ii) Tax Returns with respect to any Excluded Asset (including for the avoidance of doubt, any Excluded Subsidiary).

(b) Except as otherwise provided by Section 9.1, Purchaser, at its sole cost (or the cost of its Affiliates, including an Acquired Entity after the Closing), shall prepare and timely file all Tax Returns with respect to (i) any Acquired Entity for any Tax period ending on or including the Closing Date (including any Straddle Period) that are first due after the Closing Date, and (ii) property or similar ad valorem Tax Returns required to be filed with respect to any Acquired Asset (including any asset that is deemed to be acquired as of the Closing Date for U.S. federal income Tax purposes). Sellers shall cooperate with Purchasers in causing such Tax Returns to be filed. Purchaser shall prepare such Tax Returns consistent with past practices, jurisdictions and methodologies (unless required by applicable Law). Sellers shall be responsible for paying any Excluded Taxes reflected on any Tax Return that Purchaser is obligated to prepare and file under this Section 9.4(b).

(c) Purchasers shall not take any actions outside of the Ordinary Course on the Closing Date and after the Closing that are reasonably expected to increase a material amount of Taxes that are payable or otherwise borne by Sellers or their Affiliates.

Section 9.5 Straddle Period Allocations.

(a) All real property Taxes, personal property Taxes or ad valorem obligations and similar recurring non-income Taxes and fees with respect to the Acquired Assets or any Acquired Entity (“Property Taxes”) for any taxable period that includes but does not end on the Closing Date (a “Straddle Period”) shall be prorated between Purchaser and Sellers as of the close of business on the Closing Date on a daily basis. Sellers (or the applicable Acquired Entity) shall be responsible for all such Property Taxes accruing during the portion of the Straddle Period ending on the Closing Date (and all such Property Taxes shall be Excluded Liabilities). Purchaser shall be responsible for all such Property Taxes accruing during the portion of the Straddle Period beginning on the Closing Date (and all such Property Taxes shall be Assumed Liabilities). If a Party remits Property Taxes that are subject to proration under this Section 9.5 to the appropriate Governmental Body and such payment includes the other Party’s share of such Property Taxes, then the other Party shall promptly reimburse the remitting Party for its share of such Property Taxes, except to the extent otherwise expressly taken into account in the Purchase Price.

(b) The portion of any Tax of an Acquired Entity for a Straddle Period that is allocable to the period ending on the Closing Date for which Sellers (or the applicable Acquired Entity) are responsible will (x) in the case of any Taxes imposed on a periodic basis, be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the portion of such Straddle Period ending on and including the Closing Date and the denominator of which is the total number of days in such Straddle Period, and (y) in the case of any Taxes based on or measured by income, profits, capital gains, receipts, payments, or payroll of an Acquired Entity, be determined on a closing of the books basis as of the close of business on the Closing Date.

(c) For the avoidance of doubt, any Taxes attributable to an action taken outside of the Ordinary Course on the Closing Date and after the Closing shall be allocable to the period beginning on the Closing Date for which Purchaser is responsible.

ARTICLE X

MISCELLANEOUS

Section 10.1 Non-Survival of Representations and Warranties and Certain Covenants; Certain Waivers. Each of the representations and warranties and the covenants and agreements (to the extent such covenant or agreement contemplates or requires performance by such Party prior to the Closing) of the Parties set forth in this Agreement or in any other document contemplated hereby, or in any certificate delivered hereunder or thereunder, will terminate effective immediately as of the Closing such that, other than a claim based on Fraud, no claim for breach of any such representation, warranty, covenant or agreement, detrimental reliance or other right or remedy (whether in contract, in tort or at law or in equity) may be brought with respect thereto after the Closing. Each covenant and agreement to the extent such covenant or agreement contemplates or requires performance after the Closing, will, in each case and to such extent, expressly survive the Closing in accordance with its terms, and if no term is specified, until fully performed.

Section 10.2 Expenses. Whether or not the Closing takes place, except as otherwise provided herein, all fees, costs and expenses (including fees, costs and expenses of Advisors) incurred in connection with the negotiation of this Agreement and the other Transaction Agreements, the performance of this Agreement and the other Transaction Agreements and the consummation of the Transactions will be paid by the Party incurring such fees, costs and expenses; it being acknowledged and agreed that, only if the Closing occurs, (a) all fees and expenses in connection with any filing or submission that is necessary under any Foreign Competition Laws will be allocated pursuant to Section 6.5(a), (b) all Transfer Taxes will be allocated pursuant to Section 9.1, (c) all Cure Costs will be allocated pursuant to Section 5.2, (d) Purchaser shall be entitled to expense reimbursement pursuant to (and subject to the term of) Section 8.3; and (e) Purchaser shall pay all of the reasonable and documented out-of-pocket fees incurred by the Administrative Agent in connection with the negotiation of this Agreement and the other Transaction Agreements, the performance of this Agreement and the other Transaction Agreements and the consummation of the Transactions (including the reasonable and documented fees of the Administrative Agent’s third-party Advisors).

Section 10.3 Notices. Except as otherwise expressly provided herein, all notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (a) when personally delivered, (b) when transmitted by electronic mail (having obtained electronic delivery confirmation thereof), if delivered by 5:00 P.M. local time of the recipient on a Business Day and otherwise on the following Business Day, (c) the day following the day on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case, to the respective Party at the number, electronic mail address or street address, as applicable, set forth below, or at such other number, electronic mail address or street address as such Party may specify by written notice to the other Party.

Notices to Purchaser:

Party Products LLC

c/o Stonehill Capital Management LLC

320 Park Avenue, 26th Floor

New York, NY 10022

Attention:	Paul Malek
Email:	pmalek@stonehillcap.com

and

c/o Alden Global Capital, LLC

1971 W. Lumsden Road, Suite 330

Brandon, FL 33511

Attention:	Michael Monticciolo
Email:	mmonticciolo@aldenglobal.com

with a copy to (which shall not constitute notice):

Dechert LLP

Three Bryant Park

1095 Avenue of the Americas

New York, NY 10036

Attention:	Allan Brilliant
Bernardo Piereck
Email:	allan.brilliant@dechert.com
bernardo.piereck@dechert.com

Notices to Sellers:

Tupperware Brands Corporation

Attention:	Karen Sheehan
Email:	KarenSheehan@tupperware.com

with copies to (which shall not constitute notice):

Kirkland & Ellis LLP

333 West Wolf Point Plaza

Chicago, IL 60654

Attention:	Anup Sathy, P.C.
Spencer A. Winters, P.C.
Steve Toth
Gabriela Zamfir Hensley

Email:	anup.sathy@kirkland.com
spencer.winters@kirkland.com
steve.toth@kirkland.com
gabriela.hensley@kirkland.com

Section 10.4 Binding Effect; Assignment; Designated Purchasers.

(a) This Agreement shall be binding upon Purchaser and, subject to the terms of the Modified Bidding Procedures Order (with respect to the matters covered thereby) and the entry and terms of the Sale Order, Sellers, and shall inure to the benefit of and be so binding on the Parties and their respective successors and permitted assigns, including any trustee or estate representative appointed in the Bankruptcy Cases or any successor Chapter 7 cases; provided that neither this Agreement nor any of the rights or obligations hereunder may be assigned or delegated without the prior written consent of Purchaser and Sellers, and any attempted assignment or delegation without such prior written consent shall be null and void.

(b) Prior to the Closing, Purchaser shall be entitled to designate, by written notice to Sellers prior to the Closing Date, one or more Affiliates to (i) purchase the Acquired Assets and pay the corresponding Purchase Price amount, (ii) assume Assumed Liabilities, or (iii) take title directly to any Acquired Asset (any such Affiliate that shall be designated in accordance with this clause, a “Designated Purchaser”), and, to the extent of any such designation, this Agreement shall be binding upon each of such Affiliates, their successors and permitted assigns, which shall be treated as Purchaser to such extent hereunder; provided that Purchaser shall remain primarily liable until the transfer to any such Designated Purchaser and the satisfaction by such Designated Purchaser of any related obligations or other Liabilities hereunder.

Section 10.5 Amendment and Waiver. Any provision of this Agreement or the Schedules or exhibits hereto may be (a) amended only in a writing signed by Purchaser and Sellers or (b) waived only in a writing executed by the Party against which enforcement of such waiver is sought. No waiver of any provision hereunder or any breach or default thereof will extend to or affect in any way any other provision or prior or subsequent breach or default.

Section 10.6 Third Party Beneficiaries. Except as otherwise expressly provided herein, nothing expressed or referred to in this Agreement will be construed to give any Person other than (i) for purposes of Section 6.11, the Purchaser Released Parties and the Seller Released Representatives, (ii) for purposes of Section 10.7 the Non-Recourse Persons, and (iii) the Parties hereto and such permitted assigns, any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

Section 10.7 Non-Recourse. This Agreement may only be enforced against, and any Action based upon, arising out of or related to this Agreement may only be brought against, the Persons that are expressly named as parties to this Agreement. Except to the extent named as a party to this Agreement, and then only to the extent of the specific obligations of such parties set forth in this Agreement, (i) no past, present or future shareholder, member, partner, manager, director, officer, employee, Affiliate, agent or Advisor of any Party (each, a “Non-Recourse Person”) will have any Liability (whether in contract, tort, equity or otherwise) for any of the representations, warranties, covenants, agreements or other obligations or Liabilities of any of the parties to this Agreement or for any Agreement Dispute and (ii) in no event shall any Party have any shared or vicarious liability, or otherwise be the subject of legal or equitable claims, for the actions or omissions (including through equitable claims (such as unjust enrichment) not requiring proof of wrongdoing committed by the subject of such claims) of any other Person, and each of such Persons are intended third party beneficiaries of this Section 10.7 and shall be entitled to enforce this Section 10.7 as if a party directly hereto.

Section 10.8 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law in any jurisdiction, such provision will be ineffective only to the extent of such prohibition or invalidity in such jurisdiction, without invalidating the remainder of such provision or the remaining provisions of this Agreement or in any other jurisdiction.

Section 10.9 Construction. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction will be applied against any Person. The headings of the sections and paragraphs of this Agreement have been inserted for convenience of reference only and will in no way restrict or otherwise modify any of the terms or provisions hereof.

Section 10.10 Disclosure Letter.

The Disclosure Letter has been arranged for purposes of convenience in separately numbered sections corresponding to the sections of this Agreement; provided that each section of the Disclosure Letter will be deemed to incorporate by reference all information disclosed in any other section of the Disclosure Letter only to the extent reasonably apparent on its face that such disclosure is applicable in such other section of the Disclosure Letter. Capitalized terms used in the Disclosure Letter and not otherwise defined therein have the meanings given to them in this Agreement. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement, the Disclosure Letter or the attached exhibits is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the Ordinary Course, and no Party will use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement, the Disclosure Letter or exhibits in any dispute or controversy between the Parties as to whether any obligation, item or matter not set forth or included in this Agreement, the Disclosure Letter or exhibits is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or are within or outside of the Ordinary Course. In addition, matters reflected in the Disclosure Letter are not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Letter, but in each case shall be responsive to the applicable representation and warranty. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature. No information set forth in the Disclosure Letter will be deemed to broaden in any way the scope of the Parties’ representations and warranties. The information contained in this Agreement, in the Disclosure Letter and exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any Party to any third party of any matter whatsoever, including any violation of Law or breach of Contract.

Section 10.11 Complete Agreement. This Agreement and any other agreements expressly referred to herein or therein, contains the entire agreement of the Parties respecting the sale and purchase of the Acquired Assets and the Assumed Liabilities and the Transactions and supersedes all prior agreements among the Parties respecting the sale and purchase of the Acquired Assets and the Assumed Liabilities and the Transactions. In the event an ambiguity or question of intent or interpretation arises with respect to this Agreement, the terms and provisions of the execution version of this Agreement will control and prior drafts of this Agreement and the documents referenced herein will not be considered or analyzed for any purpose (including in support of parol evidence proffered by any Person in connection with this Agreement), will be deemed not to provide any evidence as to the meaning of the provisions hereof or the intent of the Parties with respect hereto and will be deemed joint work product of the Parties.

Section 10.12 Specific Performance. The Parties agree that irreparable damage, for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if any of the Parties fails to take any action required of it hereunder to consummate the Transactions. It is accordingly agreed that (a) the Parties will be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 10.13 without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific performance and other equitable relief is an integral part of the Transactions and without that right, neither Sellers nor Purchaser would have entered into this Agreement. The Parties acknowledge and agree that any Party pursuing an injunction or injunctions or other Order to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 10.12 will not be required to provide any bond or other security in connection with any such Order. The remedies available to Sellers pursuant to this Section 10.12 will be in addition to any other remedy to which they were entitled at law or in equity, and the election to pursue an injunction or specific performance will not restrict, impair or otherwise limit any Seller from seeking to collect or collecting damages. The Parties agree that the only permitted objection that it may raise in response to any action for specific performance of a covenant is that it contests the existence of a breach or threatened breach of such covenants.

Section 10.13 Jurisdiction and Exclusive Venue. Each of the Parties irrevocably agrees that any Action of any kind whatsoever, including a counterclaim, cross-claim, or defense, regardless of the legal theory under which any Liability or obligation may be sought to be imposed, whether sounding in contract or in tort or under statute, or whether at law or in equity, or otherwise under any legal or equitable theory, that may be based upon, arising out of, or related to this Agreement or the negotiation, execution, or performance of this Agreement or the Transactions and any questions concerning the construction, interpretation, validity and enforceability of this Agreement (each, an “Agreement Dispute”) brought by any other Party or its successors or assigns will be brought and determined only in (a) the Bankruptcy Court and any federal court to which an appeal from the Bankruptcy Court may be validly taken or (b) if the Bankruptcy Court is unwilling or unable to hear such Action, the United States District Court for the Southern District of New York or, solely in the event that such United States District Court does not have or will not exercise jurisdiction over such matter, any New York state court sitting in New York, New York (the “Chosen Courts”), and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the Chosen Courts for itself and with respect to its property, generally and unconditionally, with regard to any Agreement Dispute. Each of the Parties agrees not to commence any Agreement Dispute except in the Chosen Courts, other than Actions in any court of competent jurisdiction to enforce any Order, decree or award rendered by any Chosen Courts, and no Party will file a motion to dismiss any Agreement Dispute filed in a Chosen Court on any jurisdictional or venue-related grounds, including the doctrine of forum non-conveniens. The Parties irrevocably agree that venue would be proper in any of the Chosen Court, and hereby irrevocably waive any objection that any such court is an improper or inconvenient forum for the resolution of any Agreement Dispute. Each of the Parties further irrevocably and unconditionally consents to service of process in the manner provided for notices in Section 10.3. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Law.

Section 10.14 Governing Law; Waiver of Jury Trial.

(a) Except to the extent the mandatory provisions of the Bankruptcy Code apply, this Agreement and any Agreement Dispute will be governed by and construed in accordance with the internal Laws of the State of New York applicable to agreements executed and performed entirely within such State without regards to conflicts of law principles of the State of New York or any other jurisdiction that would cause the Laws of any jurisdiction other than the State of New York to apply.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY AGREEMENT DISPUTE IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND THEREFORE HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY AGREEMENT DISPUTE. EACH OF THE PARTIES AGREES AND CONSENTS THAT ANY SUCH AGREEMENT DISPUTE WILL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE IRREVOCABLE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY (I) CERTIFIES THAT NO ADVISOR OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY AGREEMENT DISPUTE, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 10.14(b).

Section 10.15 No Right of Set-Off. Purchaser, on its own behalf and on behalf of the Purchaser Group and its and their respective successors and permitted assigns, hereby waives any rights of set off, netting, recoupment or similar rights that Purchaser, any member of the Purchaser Group or any of its or their respective successors and permitted assigns has or may have with respect to the payment of the Cash Consideration under this Agreement or any other Transaction Agreement.

Section 10.16 Counterparts and PDF. This Agreement and any other agreements referred to herein or therein, and any amendments hereto or thereto, may be executed in multiple counterparts, any one of which need not contain the signature of more than one party hereto or thereto, but all such counterparts taken together will constitute one and the same instrument. Any counterpart, to the extent signed and delivered by means of a .PDF or other electronic transmission, will be treated in all manner and respects as an original Contract and will be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. Minor variations in the form of the signature page to this Agreement or any agreement or instrument contemplated hereby, including footers from earlier versions of this Agreement or any such other document, will be disregarded in determining the effectiveness of such signature. At the request of any party or pursuant to any such Contract, each other party hereto or thereto will re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such Contract will raise the use of a .PDF or other electronic transmission to deliver a signature or the fact that any signature or Contract was transmitted or communicated through the use of PDF or other electronic transmission as a defense to the formation of a Contract and each such party forever waives any such defense.

Section 10.17 Publicity. Neither Sellers nor Purchaser shall issue any press release or public announcement concerning this Agreement or the Transactions without obtaining the prior written approval of the other Party, which approval will not be unreasonably conditioned, withheld or delayed, unless, in the reasonable judgment of Purchaser or Sellers, disclosure is otherwise required by applicable Law or by the Bankruptcy Court with respect to filings to be made with the Bankruptcy Court in connection with this Agreement or by the applicable rules of any stock exchange on which Purchaser or Sellers (or their respective Affiliates) lists securities; provided that the Party intending to make such release shall use its reasonable efforts consistent with such applicable Law or Bankruptcy Court requirement to consult with the other Party with respect to the text thereof.

Section 10.18 Bulk Sales Laws. The Parties intend that pursuant to Section 363(f) of the Bankruptcy Code, the transfer of the Acquired Assets shall be free and clear of any Encumbrances in the Acquired Assets including any liens or claims arising out of the bulk transfer laws except Permitted Encumbrances, and the Parties shall take such steps as may be necessary or appropriate to so provide in the Sale Order. In furtherance of the foregoing, each Party hereby waives compliance by the Parties with the “bulk sales,” “bulk transfers” or similar Laws and all other similar Laws in all applicable jurisdictions in respect of the Transactions.

Section 10.19 Fiduciary Obligations. Nothing in this Agreement, or any document related to the Transactions, will require any Seller or any of their respective managers, officers or members, in each case, in their capacity as such, to take any action, or to refrain from taking any action, to the extent inconsistent with their fiduciary obligations or applicable Law. For the avoidance of doubt, Sellers retain the right to pursue any transaction or restructuring strategy that, in Sellers’ business judgment, will maximize the value of their estates.

Section 10.20 Sellers’ Representative. Each Party agrees that the Company has the power and authority to unilaterally act on behalf of all or any of the Sellers for the purposes specified under this Agreement. Such power will include the power to make all decisions, actions, Consents and determinations on behalf of the Sellers, including to make any waiver of any Closing condition or agree to any amendment to this Agreement. No Seller shall have any right to object, dissent, protest or otherwise contest the same. Purchaser shall be entitled to rely on any action or omission taken by the Company on behalf of the Sellers.

Section 10.21 Notary. The Parties are aware of the fact that the Notary works with Houthoff, the firm that advises the Purchaser in the Transactions. With reference to the Code of Conduct (Verordening beroeps- en gedragsregels) established by the Royal Notarial Professional Organisation (Koninklijke Notariële Beroepsorganisatie), the Parties hereby explicitly agree (i) that the Notary shall execute any notarial deeds related to this Agreement and (ii) that the Purchaser is assisted and represented by Houthoff, and may be assisted and represented by Houthoff, in relation to this Agreement and any agreements that may be concluded, or disputes that may arise, in connection therewith.

ARTICLE XI

ADDITIONAL DEFINITIONS AND INTERPRETIVE MATTERS

Section 11.1 Certain Definitions.

(a) “Action” means any claim, cause of action, lawsuit, litigation, arbitration, mediation, audit, charge, investigation (including any informal claims or demands, or formal or informal request for documents, information, or testimony), hearing, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), inquiry or prosecution of any kind whatsoever, whether arising under federal, state, provincial, or local law, whether civil or criminal, whether legal, equitable, common law, statutory, regulatory, administrative, arbitral or mediation, whether sounding in contract or tort, or whether at law or in equity, or otherwise under any legal or equitable theory, seeking any form of relief whatsoever. For the avoidance of doubt, Action includes any claim as such term is defined in section 101(5) of the Bankruptcy Code, whether or not filed, scheduled or otherwise asserted and whether or not allowed or disallowed.

(b) “Adjusted Pro Rata Portion” means each Credit Agreement Lender’s pro rata portion of the USD Term A Loans (as defined in the Credit Agreement) minus any amount of such USD Term A Loans that are used to successfully bid on any other assets of the Sellers prior to the Closing.

(c) “Advisors” means, with respect to any Person as of any relevant time, any directors, officers, employees, investment bankers, financial advisors, accountants, agents, attorneys, consultants, or other representatives of such Person.

(d) “AE Intellectual Property” means any and all Intellectual Property owned or purported to be owned, in whole or part, by any of the Acquired Entities. For purposes of the foregoing, “owned” includes ownership of a beneficial right pursuant to which an employee or other third party is obligated (whether under contract, fiduciary obligations, statute or otherwise) to assign Intellectual Property to any of the Acquired Entities.

(e) “AE Lease” means any Lease pursuant to which any Acquired Entity holds any AE Leased Real Property.

(f) “AE Leased Real Property” means all real property leased, subleased, licensed, sublicensed or occupied by an Acquired Entity.

(g) “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management, affairs and policies of such Person, whether through ownership of voting securities, by Contract or otherwise. For the avoidance of doubt, the Acquired Entities will be Affiliates of Sellers until Closing and Affiliates of Purchaser after Closing.

(h) “Alternative Transaction” means any transaction (or series of transactions), other than the Transactions, whether direct or indirect, whereby any Person or group of Persons (other than Sellers and their Affiliates or Purchaser and its Affiliates) acquires (i) beneficial ownership of a majority of the Equity Interests of Sellers or (ii) a material portion of the Acquired Assets, in each case whether by merger, sale of assets or equity, recapitalization, plan of reorganization or otherwise. Notwithstanding the foregoing, a liquidation or wind-down of Sellers’ estates shall not be an Alternative Transaction.

(i) “Anti-Corruption Law” means any law or regulation in a U.S. or relevant non-U.S. jurisdiction regarding bribery or any other corrupt activity, including (i) the U.S. Foreign Corrupt Practices Act, (ii) the U.K. Bribery Act 2010, (iii) the Brazilian Anticorruption Law (Law No. 12,846/2013, as amended), the Brazilian Penal Code (Decree-Law No. 2,848/1940, as amended), the Brazilian Public Procurement Law (Law No. 8,666/93, as amended), the Brazilian Law on the Crimes against the Tax Order (Law No. 8,137/90, as amended), the Brazilian Convention on Combating Bribery of Foreign Public Officials in International Business Transactions (Decree No. 3,678/00, as amended), the Brazilian Administrative Misconduct Law (Law No. 8,429/92, as amended), (iv) Criminal Law of the People’s Republic of China, Anti-Unfair Competition Law of the People’s Republic of China, (v) the (Indian) Prevention of Corruption Act, 1988, and (vi) the Anti-Corruption Commission Act 2009 (Act 694) of Malaysia.

(j) “Anti-Money Laundering Laws” means any law or regulation in a U.S. or relevant non-U.S. jurisdiction regarding money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes, including (i) the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act), (ii) the USA PATRIOT Act, (iii) the Brazilian Law on Money Laundering (Law No. 12,683/2012, as amended), (iv) the Anti-Money Laundering Law of the People’s Republic of China, (v) the (Indian) Prevention of Money Laundering Act, 2002, and (vi) the Anti-Money Laundering, Anti-Terrorism Financing and Proceeds of Unlawful Activities Act 2001 (Act 613) of Malaysia.

(k) “Acquired Entity Benefit Plan” means each Employee Benefit Plan with respect to an Acquired Entity.

(l) “Avoidance Actions” means any and all actual or potential avoidance, recovery, subordination, or other similar Actions that may be brought by or on behalf of the Sellers, Acquired Entities or other authorized parties in interest under the Bankruptcy Code or applicable non-bankruptcy law, including Actions arising under chapter 5 of the Bankruptcy Code or under similar or related local, state, federal, or foreign statutes or common law, including fraudulent transfer Laws.

(m) “Bridge Credit Agreement” means that certain Bridge Loan Credit Agreement, dated as of August 12, 2024, among Tupperware Brands Corporation, the guarantors party thereto, the lenders party thereto, GLAS USA LLC, as administrative agent and GLAS Americas LLC, as collateral agent.

(n) “Bridge Payoff Amount” means an amount equal to $8,197,000 plus a per diem amount of $1,749 for each day after October 31, 2024 that the Closing Date occurs.

(o) “Business” means the business of marketing, distribution, manufacturing and sale of preparation, storage and serving products for the kitchen and home.

(p) “Business Day” means any day other than a Saturday, Sunday or other day on which banks in New York City, New York are authorized or required by Law to be closed.

(q) “Business Employee” means each (i) employee of any of the Sellers or an Excluded Subsidiary who is set forth on Schedule 11.1(q) (the “Acquired Employees”), and (ii) employee of any Acquired Entity.

(r) “Business Intellectual Property” means any and all Intellectual Property, including Acquired Intellectual Property and AE Intellectual Property, that is owned or purported to be owned, solely or jointly, by any of the Sellers or Acquired Entities, or used or necessary for the operation of the Business.

(s) “Carve-Out” has the meaning set forth in the Final Cash Collateral Order.

(t) “Cash Acquired Assets” means those Acquired Assets set forth on Schedule 11.1(s).

(u) “Cash and Cash Equivalents” means all cash (including checks and deposits in transit, demand deposits, money markets or similar accounts), checking account balances, marketable securities, certificates of deposits, time deposits, bankers’ acceptances, commercial paper, security entitlements, securities accounts, commodity Contracts, commodity accounts, government securities, and any other cash equivalents whether on hand, in transit, in banks or other financial institutions, or otherwise held, excluding, for the avoidance of doubt, uncleared checks and drafts issued against any account of the Sellers and pending ACH and wire transfers initiated from an account of the Sellers but not completed.

(v) “Cash Seller Assumed Liabilities” means only the liabilities of the Cash Consideration Sellers described in Section 1.3(a), Section 1.3(c), Section 1.3(d), and Section 1.3(e), in each case, to the extent (i) accruing or arising on or after the Closing and (ii) relating to any Cash Acquired Asset, including those Assumed Liabilities set forth on Schedule 11.1(v).

(w) “Cash Consideration Seller” means each Seller that is listed on Schedule 11.1(w).

(x) “Committee” means the official committee of unsecured creditors appointed in the Bankruptcy Cases.

(y) “Consent” means any approval, consent, ratification, permission, waiver or authorization, registration, license, clearance, permit, certificate, declaration, qualification, exemption or an Order of the Bankruptcy Court that deems or renders unnecessary the same.

(z) “Contract” means any written or oral contract, indenture, note, bond, lease, sublease, mortgage, agreement, guarantee, or other agreement (including any amendments or modifications thereof) that is binding upon a Person or its property.

(aa) “Credit Acquired Assets” means all Acquired Assets that are not Cash Acquired Assets.

(bb) “Credit Agreement” means that certain Credit Agreement, dated as of November 23, 2021 (as amended by that certain First Amendment to Credit Agreement, dated as of August 1, 2022, as amended by that certain Second Amendment to Credit Agreement, dated as of December 21, 2022, as amended by that certain Third Amendment to Credit Agreement, dated as of February 22, 2023, as amended by that certain Fourth Amendment to Credit Agreement and Limited Waiver of Borrowing Conditions, dated as of May 5, 2023, as amended by that certain Debt Restructuring Agreement, dated as of August 2, 2023, and as further amended, restated, supplemented, or otherwise modified prior to the date hereof) by and among Tupperware Brands Corporation, a Delaware corporation, Tupperware Products A.G., a stock corporation (Aktiengesellschaft) organized in and under the laws of Switzerland and registered with the commercial register of the Canton of Lucerne under no. CHE-106.835.699, the Subsidiary Guarantors party thereto, Lenders party thereto, and the Administrative Agent.

(cc) “Credit Seller” means each Seller that is not a Cash Consideration Seller.

(dd) “Debtors” means, collectively, the debtors-in-possession under the Bankruptcy Cases.

(ee) Deed of Transfer” means the deed of transfer of shares, substantially in the form as attached hereto as Exhibit G.

(ff) “Documents” means all of Sellers’ and the Acquired Entities’ written files, documents, instruments, papers, books, reports, records, tapes, microfilms, photographs, letters, budgets, forecasts, plans, operating records, safety and environmental reports, data, studies, and documents, Tax Returns, ledgers, journals, title policies, customer lists, regulatory filings, operating data and plans, research material, technical documentation (design specifications, engineering information, test results, logic manuals, processes, flow charts, etc.), user documentation (installation guides, user manuals, training materials, release notes, working papers, etc.), marketing documentation (sales brochures, flyers, pamphlets, web pages, etc.), and other similar materials, in each case whether or not in electronic form.

(gg) “Dutch Shares” means all the issued and outstanding shares in the capital of Tupperware Brands Americas held by Tupperware Brands Latin America Holdings, LLC, a Delaware limited liability company.

(hh) “Employee Benefit Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA), each other deferred compensation, split dollar life, bonus, commission or incentive compensation, pension, profit sharing, savings, retirement, retiree medical, disability or life insurance, or supplemental plan, program, Contract, agreement or arrangement, each employment, individual consulting, severance, retention, change-of-control, transaction, stay, success, equity or equity-based compensation, paid time off, vacation, perquisite, fringe benefit or other welfare benefit and each other employee benefit or compensation plan, program, policy, Contract, agreement or arrangement, whether or not tax-qualified and whether or not subject to ERISA, whether written or unwritten, in each case (i) that is maintained, sponsored, administered or contributed or required to be contributed to by Sellers or the Acquired Entities or to which any Seller or Acquired Entity is obligated to contribute, or (ii) with respect to which any Seller or Acquired Entity has any obligations or Liability (including as a result of any relationship with any of their respective ERISA Affiliates); provided that the term “Employee Benefit Plan” shall not include any statutory benefit plan to which any Seller or Acquired Entity is required to participate in or comply with that is sponsored or administered by a Governmental Body (such as Social Security). For purposes of this Agreement, any Employee Benefit Plan that (i) is subject to Title IV of ERISA, including any multiemployer plan, as defined in Section 3(37) of ERISA, (ii) provides for post-employment health, medical or life insurance or other welfare benefits, (iii) is a “nonqualified deferred compensation plan” under Section 409A of the Tax Code or (iv) provides for change in control, transaction or similar benefits, shall be deemed to be a material Employee Benefit Plan.

(ii) “Encumbrances” means (a) all liens (as defined in section 101(37) of the Bankruptcy Code), encumbrances, charges, mortgages, deeds of trust, options, pledges, security interests or similar interests, title defects, hypothecations, easements, rights of way, rights of use, encroachments, judgments, rights of setoff (except to the extent exercised prepetition), conditional sale or other title retention agreements and other similar impositions, imperfections or defects of title or restrictions on transfer or use relating to, accruing or arising any time prior to the Closing Date (collectively, “Liens”) and (b) all debts arising under, relating to, or in connection with any act of the Sellers or claims (as that term is defined in section 101(5) of the Bankruptcy Code), liabilities, obligations, demands, guaranties, options, rights, contractual commitments, restrictions, interests and matters of any kind and nature, whether arising prior to or subsequent to the commencement of the Bankruptcy Cases, and whether imposed by agreement, understanding, law, equity or otherwise (collectively, “Claims”) (including, without limitation, rights with respect to Claims and Liens (i) that purport to give to any party a right of setoff or recoupment against, or a right or option to effect any forfeiture, modification, profit sharing interest, right of first refusal, purchase or repurchase right or option, or termination of, any of the Sellers’ interests in the Acquired Assets, or any similar rights, (ii) in respect of Taxes, restrictions, rights of first refusal, charges of interests of any kind or nature, if any, including, without limitation, any restriction of use, voting, transfer, receipt of income or other exercise of any attributes of ownership, or (iii) in respect of the following: (a) any labor or employment agreements; (b) all mortgages, deeds of trust and security interests; (c) any pension, welfare, compensation or other employee benefit plans, agreements, practices and programs, including, without limitation, any pension plan of any Seller; (d) any other employee, workers’ compensation, occupational disease or unemployment or temporary disability related claim, including, without limitation, claims that might otherwise arise under or pursuant to (1) the Employee Retirement Income Security Act of 1974, as amended, (2) the Fair Labor Standards Act, (3) Title VII of the Civil Rights Act of 1964, (4) the Federal Rehabilitation Act of 1973, (5) the National Labor Relations Act, (6) the Worker Adjustment and Retraining Act of 1988, (7) the Age Discrimination and Employee Act of 1967 and Age

Discrimination in Employment Act, as amended, (8) the Americans with Disabilities Act of 1990, (9) the Consolidated Omnibus Budget Reconciliation Act of 1985, (10) state discrimination laws, (11) state unemployment compensation laws or any other similar state laws, or (12) any other state or federal benefits or claims relating to any employment with any of the Sellers or any of their respective predecessors, including, without limitation, any and all claims under the California Private Attorneys General Act; (e) Liens or Claims arising under any Environmental Laws with respect to the Acquired Assets, Excluded Assets, Assumed Liabilities, Excluded Liabilities, or assets owned or operated by Sellers or any corporate predecessor at any time prior to the Closing Date; (f) any bulk sales or similar law; (g) any tax statutes or ordinances, including, without limitation, the Internal Revenue Code of 1986, as amended; (h) any theory of fraudulent transfer under the Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act, section 548 of the Bankruptcy Code, or otherwise; (i) any common law doctrine of de facto merger or successor-in-interest theory, or any other theory of or related to successor liability, relating to, accruing or arising any time prior to the Closing Date, all such Liens, Claims, and (j) any other interests in the Acquired Assets of any kind or nature whatsoever.

(jj) “Environmental Laws” means all Laws of all Governmental Bodies concerning pollution or protection of the environment (including natural resources), occupational or worker health and safety (as related to exposure of Persons to Hazardous Materials), or the generation, manufacture, import, export, packaging, sale, use, labeling, treatment, storage, disposal, handling, transportation, or Release of, or exposure of Persons to, Hazardous Materials, including in products.

(kk) “Equipment” means any and all equipment, computers (including computer-related hardware, files, documents, network and internet and information technology systems-related equipment), machinery, apparatuses, appliances, implements furniture, furnishings, fixtures, office supplies, vehicles, product molds, tooling and all other fixed assets.

(ll) “Equity Interests” means, with respect to a Person, (i) any membership interests, partnership interests, profits interests, capital stock or other equity securities (including profit participation features or stock or equity appreciation rights, phantom stock rights or other similar rights) or ownership interests of such Person, (ii) any securities (including debt securities or other indebtedness) exercisable or exchangeable for or convertible into, or other rights to acquire, membership interests, partnership interests, capital stock or other equity securities or ownership interests of such Person (or otherwise constituting an investment in such Person), or (iii) any warrants, contracts or other rights or options directly or indirectly to subscribe for or to purchase any capital stock, membership interests or other equity interests or share capital of such Person.

(mm) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(nn) “ERISA Affiliate” means, with respect to any Person, any other Person who currently is, or has been, treated as a single employer under Section 414(b) or (c) of the Tax Code, or solely for purposes of Section 302 or 303 of ERISA or Section 412 or 430 of the Tax Code, treated as a single employer under Section 414 of the Tax Code, with such initial Person.

(oo) “Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.

(pp) “Excluded Environmental Liabilities” means any Liability under or relating to Environmental Law or Hazardous Materials (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities) of the Seller or its Affiliates, including any Liability directly or indirectly resulting from or based upon any of the following if first occurring or existing prior to the Closing: (a) violation of or non-compliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment, disposal, arrangement for transportation, treatment, or disposal, manufacture, import, export, packaging, labeling, or sale of any Hazardous Materials (including in products), (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which Liability is assumed or imposed with respect to any of the foregoing.

(qq) “Excluded Tax Returns” means Tax Returns (or any portion of any Tax Return) and other books and records related to (i) Taxes that are not primarily related to an Acquired Entity or any Acquired Asset or the Business or (ii) any consolidated, combined, affiliated or unitary group for Tax purposes that includes Seller or any of its Affiliates that is not an Acquired Entity (such Tax Returns in clause (ii), the “Seller Combined Tax Returns” ).

(rr) “Excluded Taxes” means, without duplication: (i) all Liabilities for Taxes with respect to the Acquired Assets, the Assumed Liabilities, or the Business for any taxable period (or portion thereof) ending on the Closing Date; (ii) all non-income Taxes (including accrued but unpaid real or personal property Taxes) with respect to the Acquired Assets for any taxable period (or portion thereof) ending on the Closing Date; (iii) all Liabilities for Taxes of Seller, (iv) Taxes related to, attributable to, or arising out of Excluded Assets or Excluded Liabilities, and (v) all Taxes or other Liabilities with respect to the Acquired Assets or Transferred Employees with respect to which “responsible person” or similar claims may be made against any of any Seller’s or any Affiliate of any Seller’s employees, managers, officers, directors or similar persons, including pursuant to any wage payment statute.

(ss) “Executive Team” means the senior management team of the Company and its Subsidiaries.

(tt) “Final Cash Management Order” means the Order (I) Authorizing the Debtors to (A) Continue to Operate Their Cash Management System, (B) Honor Certain Prepetition Obligations Related Thereto, (C) Maintain Existing Business Forms, and (D) Perform Intercompany Transactions, (II) Waiving Certain U.S. Trustee Requirements, and (III) Granting Related Relief.

(uu) “Fraud” means, in the making by the applicable Person to Purchaser the representations and warranties in Article III, or in any other Transaction Agreement, or in any certificate delivered hereunder or thereunder (including the certificate delivered pursuant to Section 7.2(f)), in each case, (i) any false representation of material fact made in such representation, warranty or certification; (ii) with knowledge that such representation, warranty or certification is false; (iii) with an intention to induce the Party to whom such representation, warranty or certification is made to act or refrain from acting in reliance upon it; (iv) causing that Party, in reasonable reliance upon such false representation, warranty or certification, to take or refrain from taking action; and (v) causing such Party to suffer damage by reason of such reliance, which together constitutes common law fraud under Delaware Law (and does not include any fraud claim based on constructive fraud, unjust enrichment, negligent misrepresentation, recklessness or a similar theory).

(vv) “GAAP” means United States generally accepted accounting principles as in effect from time to time.

(ww) “Governmental Authorization” means any permit, license, certificate, approval, registration, consent, permission, clearance, designation, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law.

(xx) “Governmental Body” means any government, quasi-governmental entity, or other governmental or regulatory body, agency or political subdivision thereof of any nature, whether foreign, federal, state, provincial or local, or any agency, branch, department, ministry, official, entity, instrumentality or authority thereof, or any court or arbitrator of applicable jurisdiction, including any court-appointed administrator (or any similar court-appointed agent under the relevant local Laws).

(yy) “GST Laws” means collectively, the Central Goods and Services Tax Act, 2017, the Integrated Goods and Services Tax Act, 2017, the Goods and Services Tax Acts as enacted by the relevant State or Union Territory, and the Goods and Services Tax (Compensation to States) Act, 2017, and the rules, regulations, notifications, orders, and circulars issued under them.

(zz) “Hazardous Material” means any material, substance or waste that is listed, regulated or otherwise defined as “toxic,” or “hazardous,” a pollutant or contaminant (or words of similar meaning) by any applicable Environmental Law or with respect to which Liability is imposed under any applicable Environmental Law because of its dangerous or deleterious properties or characteristics, including petroleum, petroleum constituents or byproducts, asbestos-containing materials, per- and polyfluoroalkyl substances, radioactive materials, pesticides, and polychlorinated biphenyls.

(aaa) “India Valuation Report” means a valuation report, in form and substance reasonably acceptable to the Purchaser, prepared in accordance with the India Income Tax Act read with Rule 11UB of the Income-tax Rules, 1962, and which may be relied upon by Purchaser, issued by a chartered accountant or a category I merchant banker registered with Securities and Exchange Board of India.

(bbb) “Indian Acquired Entity” means Tupperware India Private Limited.

(ccc) “Indian Income Tax Act” means the Indian Income Tax Act, 1961, with all applicable rules, regulations, orders, by-laws, circulars, notifications, ordinances, policies, directions and the like issued thereunder.

(ddd) “Intellectual Property” means all intellectual property and other proprietary rights, which may exist or be created under the laws of any jurisdiction worldwide, whether registered or unregistered, including all rights pertaining to or deriving from: (i) patents, patent applications and patent disclosures (collectively, “Patents”); (ii) inventions, invention disclosures, discoveries and improvements, whether or not patentable; (iii) trademarks, trade names, service marks, certification marks, service names, brands, trade dress, corporate names, logos, social media accounts and handles, and Internet domain names, together with all goodwill associated with each of the foregoing (collectively, “Trademarks”); (iv) rights associated with works of authorship, whether or not copyrightable, including copyrights, design rights, and moral rights (collectively, “Copyrights”); (v) trade secrets, non-public information, confidential information, know-how, business information and technical information, in each case that are protectible as a trade secret under applicable law (collectively, “Trade Secrets”); (vi) computer software and firmware, including data files, source code, object code and software-related specifications and documentation (collectively, “Software”); (vii) rights in information, data, databases and data collections; (viii) drawings, schematics and other technical plans; and (ix) rights in or relating to registrations, renewals, extensions, combinations, reexaminations, continuations, continuations-in-part, divisions, and reissues of, and applications for, any of the rights referred to in clauses “(i)” through “(viii)” above.

(eee) “Interim Cash Management Order” means the Interim Order (I) Authorizing the Debtors to (A) Continue to Operate Their Cash Management System, (B) Honor Certain Prepetition Obligations Related Thereto, (C) Maintain Existing Business Forms, and (D) Perform Intercompany Transactions, (II) Waiving Certain U.S. Trustee Requirements, and (III) Granting Related Relief.

(fff) “Inventory” means all inventory (including finished goods, supplies, raw materials, work in progress, spares, samples, replacement and component parts) maintained or held by, stored by or on behalf of, or in transit to, any of Sellers or the Acquired Entities.

(ggg) “IRS” means the Internal Revenue Service.

(hhh) “Knowledge of Sellers”, or words of like import, means the actual knowledge, as of the date of this Agreement, without independent verification (and in no event encompass constructive, imputed or similar concepts of knowledge) of Laurie Ann Goldman, Samantha Lomow, Todd Greener, Jim Hughes, Martin Sambade, Karen Sheehan, Taylor Ross, Michael Winterscheidt, none of whom, for the sake of clarity and avoidance of doubt, shall have any personal Liability or obligations regarding such knowledge.

(iii) “Korea” means Republic of Korea.

(jjj) “Korea Share Delivery Date” means the date when actual, legal and physical share certificates of the Korea Subsidiary are delivered to Purchaser.

(kkk) “Law” means any federal, state, provincial, local, municipal, foreign or international, multinational or other law, statute, legislation, constitution, principle of common law, ordinance, code, decree, treaty, convention, rule, regulation or Order issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

(lll) “Lease” means all leases, subleases, licenses, concessions and other agreements (written or oral), and all amendments and extensions thereof, of real property.

(mmm) “Lenders” means, collectively, (i) the “Lenders” as defined in the Credit Agreement (“Credit Agreement Lenders”) and (ii) the “Lenders” as defined in the Bridge Credit Agreement (“Bridge Credit Agreement Lenders”).

(nnn) “Liability” means, as to any Person, any debt, adverse claim, liability, duty, responsibility, obligation, commitment, assessment, cost, expense, loss, expenditure, charge, fee, penalty, fine, contribution, or premium of any kind or nature whatsoever, whether known or unknown, asserted or unasserted, absolute or contingent, direct or indirect, accrued or unaccrued, liquidated or unliquidated, or due or to become due, and regardless of when sustained, incurred or asserted or when the relevant events occurred or circumstances existed.

(ooo) “Liquidating Entities” means the Sellers and the Affiliates of Sellers that are not Acquired Entities.

(ppp) “Material Adverse Effect” means a material adverse effect on the Acquired Assets and Assumed Liabilities, taken as whole; provided that none of the following (or consequences thereof), either alone or in combination, shall constitute, or be taken into account in determining whether or not there has been, a Material Adverse Effect:

(i) general economic conditions, or conditions in the global, international or regional economy generally, including changes in inflation, supply chain disruptions, and labor shortages;

(ii) general conditions in the equity, credit, debt, financial, currency or capital markets in the United States or any other country or region in the world, including (A) changes in interest rates or credit ratings in the United States or any other country or region in the world; (B) changes in exchange rates for the currencies of the United States or any other country or region in the world; or (C) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;

(iii) general conditions affecting the industries in which the Sellers and their Subsidiaries conduct business or in the United States or any other country or region in the world in which the Sellers or any of their Subsidiaries conducts business, or changes therein;

(iv) any political or geopolitical conditions, outbreak of hostilities, armed conflicts, acts of war (whether or not declared), rebellion, insurrection, civil unrest, foreign or domestic social protest or social unrest (whether or not violent), sabotage, broad-based cyber-attack or cyberterrorism, terrorism or military actions, including any escalation or worsening of, or any Law or sanction, mandate, directive, pronouncement, guideline or recommendation issued by a Governmental Body in response to, the foregoing or any threats thereof, in each case, in the United States or any other country or region in the world;

(v) earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires, nuclear incidents, or other natural or man-made disasters, weather conditions, power outages or electrical black-outs, and other force majeure events, including any escalation or worsening of, or any Law or sanction or mandate issued by a Governmental Body in response to, any of the foregoing, in each case, in the United States or any other country or region in the world;

(vi) the negotiation, execution, delivery or performance of this Agreement or the announcement of this Agreement or the pendency of the Transactions, including the impact thereof on the relationships, contractual or otherwise, of the Sellers and their Subsidiaries with customers, suppliers, lenders, lessors, business or joint venture partners, employees (including any employee attrition), regulators, Governmental Bodies, vendors or any other third Person (provided that this clause (vi) shall not apply to any representation or warranty that is intended to address the execution, delivery or performance of this Agreement or any Transaction Agreement or any condition solely as it relates thereto);

(vii) the compliance by any Party with the express terms of this Agreement, including any action taken or refrained from being taken pursuant to or in accordance with this Agreement (but, for the avoidance of doubt, expressly excluding actions by the Sellers and their Subsidiaries expressly contemplated or required by Section 6.1);

(viii) any action taken or refrained from being taken, in each case at the express written request of Purchaser following the date of this Agreement;

(ix) changes or proposed changes in GAAP or other accounting standards, in any applicable Laws (or the enforcement or interpretation of any of the foregoing) or in any regulatory or legislative conditions, including the adoption, implementation, repeal, modification, reinterpretation or proposal of any Law or policy (or the enforcement or interpretation thereof) by any Governmental Body, or any panel or advisory body empowered or appointed thereby, in each case, after the date hereof;

(x) any government shutdown or slowdown;

(xi) any epidemics, pandemics (including COVID-19), plagues, other outbreaks of illness or public health events (including quarantine restrictions mandated by any Governmental Body in response to any of the foregoing), including any escalation or worsening of any of the foregoing, in each case, in the United States or any other country or region in the world;

(xii) any anti-dumping actions, international tariffs, sanctions, trade policies or disputes or any “trade war” or similar actions (including in connection with any dispute involving the Russian Federation and Ukraine);

(xiii) any changes in the price or trading volume of the Equity Interests of the Company, or to the Company’s credit ratings, in each case, in and of itself (it being understood that the underlying cause of such changes may be taken into consideration when determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not otherwise excluded hereunder);

(xiv) any failure by the Sellers and their Subsidiaries to meet (A) any internal or public estimates or expectations of the Business’ revenue, earnings or other financial performance or results of operations for any period; or (B) any budgets, plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that, in the case of each of foregoing clauses (A) and (B), the underlying cause of any such failure may be taken into consideration when determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not otherwise excluded hereunder);

(xv) the availability or cost of equity, debt or other financing to Purchaser or its Affiliates;

(xvi) (1) the commencement or pendency of the Bankruptcy Cases; (2) any objections in the Bankruptcy Court to (w) this Agreement or any of the Transactions, (x) the Disclosure Statement, or Confirmation Order, (y) the assumption of rejection of any Contract, or (z) the reorganization of any Debtor or (3) any Order of the Bankruptcy Court or any actions or omissions of the Company or any of its Subsidiaries in compliance therewith; and

(xvii) the identity of, or any facts or circumstances relating to, Purchaser or its Affiliates, the respective financing sources of or investors of the foregoing, or the respective plans or intentions of the foregoing with respect to the Company or its business; and

(xviii) any breach by Purchaser of this Agreement.

except, in each case of clauses (i), (ii), (iii), (iv), (v), (ix), (x), (xi) and (xii) to the extent that such changes, events, effects or developments have had or would reasonably be expected to have a materially disproportionate adverse effect on the Sellers and their Subsidiaries, taken as a whole, relative to other companies of a similar size operating in the industries in which the Sellers and their Subsidiaries conduct business, in which case only the incremental materially disproportionate adverse impact may be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur.

(qqq) “Modified Bidding Procedures Order” means the Order (I) Approving the Bidding Procedures, (II) Approving the Form and Manner of Sale Notice , (III) Scheduling a Sale Hearing , (IV) Approving the Procedures for the Assumption and Assignment of Contracts, (V) Approving the Sale of the Debtors’ Assets Free and Clear and (VI) Granting Related Relief [Docket No. 243].

(rrr) “Multiemployer Plan” means a multiemployer plan within the meaning of Section 3(37) or Section 4001(a)(3) of ERISA.

(sss) “Notary” means any civil law notary (notais) or assigned civil law notary (toegevoegd notaris) of Houthoff Coöperatief U.A., authorized to execute deeds in the protocol of such civil law notary or such civil law notary’s substitute.

(ttt) “OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

(uuu) “Order” means any order, injunction, judgment, decree, ruling, writ or arbitration award of a Governmental Body, including any order entered by the Bankruptcy Court in the Bankruptcy Cases (including the Sale Order).

(vvv) “Ordinary Course” means the ordinary and usual course of operations of the Business, taken as a whole, taking into account the contemplation, commencement and pendency of the Bankruptcy Cases.

(www) “Organizational Documents” means, with respect to any Person other than a natural person, the documents by which such Person was organized (such as a certificate of incorporation, certificate of formation, certificate of limited partnership or articles of organization, and including any certificates of designation for preferred stock or other forms of preferred equity) or which relate to the internal governance of such Person (such as bylaws, a partnership agreement or an operating, limited liability or members agreement).

(xxx) “Permitted Encumbrances” means (i) Encumbrances for utilities and Taxes not yet due and payable, or that are being contested in good faith by appropriate proceedings, or the nonpayment of which is permitted or required by the Bankruptcy Code, (ii) easements, rights of way, restrictive covenants, encroachments and similar non-monetary encumbrances or non-monetary impediments against any of the Acquired Assets which do not, individually or in the aggregate, materially detract from the value of, or adversely affect the operation of, the Acquired Assets and, in the case of the AE Leased Real Property, which do not, individually or in the aggregate, materially detract from the value of, or adversely affect the use or occupancy of, such AE Leased Real Property as it relates to the operation of the Acquired Assets, (iii) applicable zoning Laws, building codes, land use restrictions and other similar restrictions imposed by Law which are not violated by the current use or occupancy of such AE Leased Real Property, as applicable, (iv) materialmen’s, mechanics’, artisans’, shippers’, warehousemen’s or other similar common law or statutory liens incurred in the Ordinary Course for amounts not yet due and payable or, if for amounts that do materially detract from the value of, or materially impair the use or occupancy of, any of the Real Property, or if such Encumbrance is being contested in good faith by appropriate proceedings, and, in each case, which do not result from a default, violation or breach by the Acquired Entities of any Law or Contract, (v) licenses of Intellectual Property granted to third parties on a non-exclusive basis in the Ordinary Course or in connection with the marketing, advertising, provision, or sale of services or products by the Sellers or any Acquired Entities to customers, distributors, or marketing or advertising associates, (vi) such other Encumbrances which do not, individually or in the aggregate, materially detract from the value of, or materially affect the operation of the Acquired Assets, (vii) any Encumbrances set forth on Schedule 11.1(yyy), and (viii) solely prior to Closing, any Encumbrances that will be removed or released by operation of the Sale Order.

(yyy) “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, labor union, organization, estate, Governmental Body or other entity or group.

(zzz) “Personal Information” means information in any form that is capable, directly or indirectly, of being associated with, related to or linked to, or used to identify a natural Person, device or household including name, address, telephone number, email address, billing information, driver’s license number, other government-issued identifier, vehicle identification number, online identifier, device identifier, IP address, browsing history, search history or other website, application or online activity or usage data, location data, payment card information, or biometric data, or is considered “personally identifiable information,” “personal information,” “personal data,” “non-public information,” “protected health information,” or any similar term by any Laws applicable to the Sellers or their Subsidiaries.

(aaaa) “Prepetition Agents” means, collectively, Wells Fargo Bank, National Association, as administrative agent and collateral agent under the Credit Agreement, and GLAS USA LLC, as administrative agent and collateral agent under the Bridge Credit Agreement.

(bbbb) “Prepetition Loan Documents” means the “Loan Documents” (as defined in the Credit Agreement) and the “Loan Documents” (as defined in the Bridge Credit Agreement).

(cccc) “Privacy Laws” means all Laws and binding guidelines and standards as amended, consolidated, re-enacted or replaced from time to time, relating to the privacy, security, or Processing of Personal Information, data breach notification, website and mobile application privacy policies and practices, the Processing and security of payment card information, advertising or marketing, and email, text message, or telephone communications, including: the Federal Trade Commission Act; the Telephone Consumer Protection Act; the Telemarketing and Consumer Fraud and Abuse Prevention Act; the Controlling the Assault of Non-Solicited Pornography and Marketing Act; the Computer Fraud and Abuse Act; the Gramm-Leach-Bliley Act; the Health Information Portability and Accountability Act; the Children’s Online Privacy Protection Act; the California Consumer Privacy Act (“CCPA”) and any similar Laws enacted and in effect in other U.S. states including the Colorado Privacy Act, the Connecticut Data Privacy Act, and the Virginia Consumer Data Protection Act (such laws, with the CCPA, collectively “US State Privacy Laws”); the Illinois Biometric Information Privacy Act and any similar Laws enacted and in effect in other U.S. states; the EU General Data Protection Regulation (EU) 2016/679 (and any European Union member states’ laws and regulations implementing it) (“GDPR”); the EU General Data Protection Regulation as amended by the Data Protection, Privacy and Electronic Communications (Amendments etc.) (EU Exit) Regulations 2019 and as it forms part of United Kingdom (“UK”) law by virtue of section 3 of the European Union (Withdrawal) Act 2018 and any applicable implementing or supplementary legislation of the UK (including the UK Data Protection Act 2018 (“DPA”)), (together with the DPA, the “UK GDPR”); and the EU e-Privacy Directive 2002/58/EC as amended by Directive 2009/136/EC (and any European Union member states’ laws and regulations implementing it); the People’s Republic of China (“PRC”) Personal Information Protection Law, Cybersecurity Law and Data Security Law (and any measures, standards or regulations implementing the foregoing); Brazil’s General Personal Data Protection Law; Mexico’s Federal Law on the Protection of Personal Data Held by Private Parties; the (Indian) Information Technology Act, 2000 and Information Technology (Reasonable Security

Practices and Procedures and Sensitive Personal Data or Information) Rules, 2011, the Swiss Data Protection Act, as amended; Malaysia’s Personal Data Protection Act 2010 (Act 709), as amended; and the Payment Card Industry Data Security Standard and other applicable card association rules.

(dddd) “Process”, “Processed” or “Processing” means any operation or set of operations which is performed on information, including Personal Information, such as the use, collection, creation, receipt, access, processing, analysis, monitoring, storage, recording, organization, adaption, alteration, transfer, retrieval, consultation, disclosure, dissemination, destruction, combination or disposal of such Personal Information, or is considered “processing” (or the analogous concept) by any applicable Laws.

(eeee) “Professional Fees and Expenses” means the reasonable and documented fees and expenses of professionals of Sellers and any committee appointed in the Bankruptcy Cases pursuant to section 1102 of the Bankruptcy Code that are accrued and unpaid as of the Closing Date, whether or not included in a fee statement or fee application at such time and whether or not allowed by the Bankruptcy Court at such time.

(ffff) “Purchaser Group” means Purchaser (including any Designated Purchaser), any Affiliate of Purchaser (including, following the Closing, the Acquired Entities) and each of their respective former, current or future Affiliates, officers, directors, employees, partners, members, managers, agents, Advisors, successors or permitted assigns.

(gggg) “Release” means any release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

(hhhh) “Revised Bridge Order” means the Revised Bridge Order (I) Authorizing the Debtors to Use Cash Collateral, (II) Granting Adequate Protection to the Prepetition Secured Parties, (III) Scheduling a Final Hearing, and (IV) Granting Related Relief.

(iiii) “Sale Order” means the sale Order or Orders (i) approving this Agreement and the terms and conditions hereof, including pursuant to sections 363 and 365 of the Bankruptcy Code and (ii) approving and authorizing Sellers to consummate the Transactions, substantially in the form attached hereto as Exhibit C.

(jjjj) “Sanctioned Country” means, at any time, a country or region that is itself the target of comprehensive Sanctions Laws (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic).

(kkkk) “Sanctioned Person” means: (a) any Person listed on a Sanctions-related restricted party list; (b) any Person who is organized or resident in a Sanctioned Country; (c) the Government of a Sanctioned Country; or (d) any Person that is, in the aggregate, 50% or greater owned, directly or indirectly, or (where applicable under relevant Sanctions) otherwise controlled by a Sanctioned Person or Persons.

(llll) “Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, (b) the United Nations Security Council, the European Union, any European Union member state, or the United Kingdom, or (c) any other relevant jurisdiction.

(mmmm) “SEC” means the United States Securities and Exchange Commission (or any successor thereto).

(nnnn) “Securities Act” means the Securities Act of 1933 and the rules and regulations promulgated thereunder.

(oooo) “Security Incident” means any (i) unlawful or unauthorized access, use, loss, exfiltration, disclosure, alteration, destruction, encryption, compromise, or other Processing of Personal Information; (ii) accidental, unlawful or unauthorized occurrence or series of related occurrences on or conducted through the Sellers’ or Acquired Entities’ IT systems that compromised the confidentiality, integrity, or availability of the Sellers’ or Acquired Entities’ IT systems or any Personal Information Processed therein; or (iii) occurrence that constitutes a “data breach,” “security breach,” “personal data breach,” “security incident,” “cybersecurity incident,” or any similar term under any applicable Law.

(pppp) [Intentionally Omitted];

(qqqq) “Straddle Period” means any taxable period that includes but does not end on the Closing Date.

(rrrr) “Subsidiary” or “Subsidiaries” means, with respect to any Person, any corporation, limited liability company or other entity of which a majority of the total voting power of shares of stock or other Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees or other governing body or Person thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof or any partnership, association or other business entity of which a majority of the partnership or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof.

(ssss) “Tax” or “Taxes” means a tax or taxes of any kind in the nature of a tax, or however denominated, including liability for any federal, state, local, non-U.S. or other income, gross receipts, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, ad valorem/personal property, stamp, excise, occupation, sales, use, transfer, value added, import, export, alternative minimum, estimated tax or tax payable in representative assessee capacity, including (i) any transferee or secondary liability for a tax and any liability assumed by agreement or arising as a result of being or ceasing to be a member of any affiliated group, or being included or required to be included in any Tax Return relating thereto, and (ii) any interest, penalty or addition to any such tax.

(tttt) “Tax Act” means the Income Tax Act (Canada), as amended.

(uuuu) “Tax Code” means the United States Internal Revenue Code of 1986, as amended.

(vvvv) “Tax Return” means any correspondence, notice, claim, return, declaration, report, computation, return, claim for refund, report, statement or information return relating to Taxes required to be filed with a Governmental Body, including any schedule or attachment thereto, and including any amendments thereof.

(wwww) “Trade Control Laws” means (a) all applicable trade, export control, import, and antiboycott laws and regulations imposed, administered, or enforced by the U.S. government, including the Arms Export Control Act (22 U.S.C. § 1778), the International Emergency Economic Powers Act (50 U.S.C. §§ 1701–1706), Section 999 of the Internal Revenue Code, the U.S. customs laws at Title 19 of the U.S. Code, the Export Control Reform Act of 2018 (50 U.S.C. §§ 4801-4861), the International Traffic in Arms Regulations (22 C.F.R. Parts 120–130), the Export Administration Regulations (15 C.F.R. Parts 730-774), the U.S. customs regulations at 19 C.F.R. Chapter 1, and the Foreign Trade Regulations (15 C.F.R. Part 30); and (b) all applicable trade, export control, import, and antiboycott laws and regulations imposed, administered or enforced by any other country, except to the extent inconsistent with U.S. law.

(xxxx) “Transaction Agreements” means this Agreement and any other agreements, instruments, certificates or documents entered into pursuant to this Agreement.

(yyyy) “Transactions” means this Agreement and any other agreements, instruments, certificates or documents entered into or delivered pursuant to this Agreement.

(zzzz) “Transferred Employee Records” means physical or electronic copies of all personnel and similar records (including those as required by applicable Law and those pertaining to performance, training history, job experience history, discipline, and compensation history) for the Transferred Employees, except where (i) the transfer or disclosure of such records is prohibited by applicable Law, or (ii) consent of the relevant employee is required by applicable Law but not given after reasonable efforts by Sellers to obtain consent.

(aaaaa) “Tupperware Brands Americas” means Tupperware Brands Americas B.V.

(bbbbb) “Willful Breach” means a deliberate act or a deliberate failure to act, in each case, regardless of whether breaching was the conscious object of the act or failure to act.

(ccccc) “Withholding Tax Report” means a capital gains tax calculation report provided by the Sellers to the reasonable satisfaction of the Purchaser in accordance with the Indian Income Tax Act, which can be relied upon by the Purchaser, from a nationally recognizable accounting firm providing the capital gains tax computation (without considering any relaxation or exemption of benefits under any tax treaty) in relation to the sale of the Equity Interests in the Acquired Entity by the Sellers under this Agreement, and confirming that the consideration payable for such Equity Interests is higher than the fair market value of the Equity Interests as per Section 56(2)(x) of the Indian Income Tax Act.

Section 11.2 Index of Defined Terms.

Acquired Assets	2
Acquired Employee	55
Acquired Entities	4
Acquired Intellectual Property	4
Ad Hoc Group	71
Administrative Agent	Preamble
AE Acquired Real Property	24
AE Registered Intellectual Property	30
Affiliate Agreements	54
Agreement	Preamble
Agreement Dispute	78
Assigned Contracts	2
Assignment and Assumption Agreement(s)	16
Assumed Liabilities	8
Assumed Revolver Obligations	9
Balance Sheet Date	22
Bankruptcy Cases	Recitals
Bankruptcy Code	Recitals
Bankruptcy Court	Recitals
Bridge Loan Secured Obligations	15
Business Insurance Policies	42
Business Registered Intellectual Property	30
Cash Consideration	14
China Equity Interest Purchase Agreement	17
Chosen Courts	78
Closing	15
Closing Cash Deficiency	14
Closing Date	15
Collective Bargaining Agreement	40
Company	Preamble
Company Filings	22
Company IP Agreements	27
Company IT Systems	32
Company Software	33
Corporate Reorganization Steps	4
Credit Bid	Recitals
Credit Bid Amount	14
Credit Bid Portion	14
Cure Cap	8
Cure Costs	8
Data Partners	34
Dataroom	44
Deferred Conditions	69

Designated Purchaser	76
Dispute Notice	13
Disputes	61
Domain Transfer Date	61
Enforceability Exceptions	20
Estimated Closing Cash	13
Excluded Assets	6
Excluded Contracts	7
Excluded Documents	7
Excluded Leased Real Property	7
Excluded Leases	7
Excluded Liabilities	9
Excluded Owned Real Property	7
Excluded Real Property	7
Excluded Subsidiaries	8
Expense Reimbursement	71
Express Purchaser Representations	46
Express Seller Representations	43
FDI	20
Filed Bankruptcy Court Documents	19
Filed SEC Documents	19
Final Cash Collateral Order	64
Final Closing Cash	13
Financial Statements	22
Foreign Competition Laws	20
Fundamental Representations	67
Improvements	25
Indebtedness	50
Information Presentation	44
Intercompany Receivables	23
Interim Balance Sheets	23
Interim Cash Collateral Order	64
Korea Court Procedures	65
Korea Subsidiary	65
Liquidating Plan	47
Malicious Code	33
Material Contract	25
Material Distributor	26
Material Supplier	26
Milestones	64
Non-Recourse Person	76
Novation Agreement(s)	16
Outside Date	69
Parent	Preamble
Parent LLCA	65
Parties	Preamble

Party	Preamble
Pension Plan	39
PEO	55
Petition Date	Recitals
Prepetition Revolving/Term Loan Debt	Recitals
Privacy Policy	34
Privacy Requirements	34
Property Taxes	73
Purchase Price	14
Purchased Claims	6
Purchaser	Preamble
Purchaser Cash Statement	13
Purchaser Released Parties	61
Purchaser Releasing Parties	62
Real Property	24
Recitals	iv
Released Seller Representatives	62
Remaining Prepetition Debt	15
Review Period	13

SEC	22
Section 1542	62
Seller	Preamble
Seller Combined Tax Returns	87
Seller Released Parties	62
Seller Releasing Parties	61
Sellers	Preamble
Sellers IP Assignment Agreement	16
Straddle Period	73
Terminated Agreements	60
Termination Notice	60
Transfer Offer	55
Transfer Taxes	72
Transferred Employees	55
Transferred Subsidiaries	4
Transition Services Agreements	17
TRC	63
U.S. Acquired Employees	55
Union	40
WARN Act	41

Section 11.3 Rules of Interpretation. Unless otherwise expressly provided in this Agreement, the following will apply to this Agreement, of the Disclosure Letter, the Schedules and any other certificate, instrument, agreement or other document contemplated hereby or delivered hereunder.

(a) The terms “hereof,” “herein” and “hereunder” and terms of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement. section, clause, schedule and exhibit references contained in this Agreement are references to sections, clauses, schedules and exhibits in or to this Agreement, unless otherwise specified. The Disclosure Letter and all Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

(b) Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” Where the context permits, the use of the term “or” will be equivalent to the use of the term “and/or.”

(c) The words “to the extent” shall mean “the degree by which” and not simply “if.”

(d) When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period will be excluded. If the last day of such period is a day other than a Business Day, the period in question will end on the next succeeding Business Day.

(e) Words denoting any gender will include all genders, including the neutral gender. Where a word is defined herein, references to the singular will include references to the plural and vice versa.

(f) The word “will” will be construed to have the same meaning and effect as the word “shall”. The words “shall,” “will,” or “agree(s)” are mandatory, and “may” is permissive.

(g) All references to “$” and dollars will be deemed to refer to United States currency unless otherwise specifically provided.

(h) All references to a day or days will be deemed to refer to a calendar day or calendar days, as applicable, unless otherwise specifically provided.

(i) Any document or item will be deemed “delivered,” “provided” or “made available” by Sellers, within the meaning of this Agreement if such document or item is, at least prior to 11:00 am ET on the date hereof (and continuously through the execution hereof), (i) included in the Dataroom, (ii) actually delivered or provided to Purchaser or any of Purchaser’s Advisors or (iii) made available upon request, including at Sellers’ offices.

(j) Any reference to any agreement or Contract will be a reference to such agreement or Contract, as amended, modified, supplemented or waived.

(k) Any reference to any particular Bankruptcy Code or Tax Code section or any Law will be interpreted to include any amendment to, revision of or successor to that section or Law regardless of how it is numbered or classified; provided that, for the purposes of the representations and warranties set forth herein, with respect to any violation of or non-compliance with, or alleged violation of or non-compliance, with any Bankruptcy Code or Tax Code section or Law, the reference to such Bankruptcy Code or Tax Code section or Law means such Bankruptcy Code or Tax Code section or Law as in effect at the time of such violation or non-compliance or alleged violation or non-compliance.

(l) A reference to any Party to this Agreement or any other agreement or document shall include such Party’s successors and assigns, but only if such successors and assigns are not prohibited by this Agreement.

(m) A reference to a Person in a particular capacity excludes such Person in any other capacity or individually.

[Signature pages follow.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

PURCHASER:

PARTY PRODUCTS LLC

By: /s/ Michael Monticciolo
Name:	Michael Monticciolo
Title:	Authorized Signatory

Solely for the purposes of Section 6.16:

PARENT:

PARTY PRODUCTS HOLDINGS LLC

By: /s/ Paul Malek
Name:	Paul Malek
Title:	Authorized Signatory

Solely for the purposes of Sections 4.6, 6.16 and 10.2:

ADMINISTRATIVE AGENT:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent

By: /s/ Constantin E. Chepurny
Name:	Constantin E. Chepurny
Title:	EVP

[SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]

SELLERS

TUPPERWARE BRANDS CORPORATION

By: /s/ Laurie Ann Goldman
Name:	Laurie Ann Goldman
Title:	President & Chief Executive Officer

DART INDUSTRIES, INC.

By: /s/ Laurie Ann Goldman
Name:	Laurie Ann Goldman
Title:	President & Chief Executive Officer

TUPPERWARE HOME PARTIES, LLC

By: /s/ Laurie Ann Goldman
Name:	Laurie Ann Goldman
Title:	President & Chief Executive Officer

PREMIERE PRODUCTS, INC.

By: /s/ Laurie Ann Goldman
Name:	Laurie Ann Goldman
Title:	President & Chief Executive Officer

TUPPERWARE PRODUCTS, INC.

By: /s/ Laurie Ann Goldman
Name:	Laurie Ann Goldman
Title:	President & Chief Executive Officer

DEERFIELD LAND CORPORATION

By: /s/ Laurie Ann Goldman
Name:	Laurie Ann Goldman
Title:	President & Chief Executive Officer

[SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]

SELLERS

TUPPERWARE INTERNATIONAL
HOLDINGS CORPORATION

By: /s/ Laurie Ann Goldman
Name:	Laurie Ann Goldman
Title:	President & Chief Executive Officer

TUPPERWARE U.S., INC.

By: /s/ Laurie Ann Goldman
Name:	Laurie Ann Goldman
Title:	President & Chief Executive Officer

TUPPERWARE BRANDS LATIN
AMERICA HOLDINGS, L.L.C.

By: /s/ Steven M. Ramos
Name:	Steven M. Ramos
Title:	Manager

CASH CONSIDERATION SELLERS
TUPPERWARE NEDERLAND B.V.

By: /s/ Steven M. Ramos
Name:	Steven M. Ramos
Title:	Managing Director

[SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]

Solely for the purposes of Section 5.1, 6.14,
6.15, and 7.1:

AD HOC GROUP

ALDEN GLOBAL OPPORTUNITIES
MASTER FUND, LP

By: /s/ Michael Monticciolo
Name:	Michael Monticciolo
Title:	General Counsel

STRATEGIC INVESTMENT
OPPORTUNITIES LLC

By: /s/ Michael Monticciolo
Name:	Michael Monticciolo
Title:	General Counsel

STONEHILL INSTITUTIONAL
PARTNERS, LP

By: /s/ Michael Stern
Name:	Michael Stern
Title:	Authorized Signatory

MERRILL LYNCH CREDIT
PRODUCTS LLC

By: /s/ Michael Knight
Name:	Michael Knight
Title:	Authorized Signatory

[SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]